UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Norfolk Southern Corporation

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NORFOLK SOUTHERN

2023 NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Corporation has based these forward- looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Corporation believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Corporation’s control, including, but not limited to, risks and uncertainties related to the February 3, 2023 derailment in East Palestine, Ohio, such as fines or penalties that could be imposed on the Corporation, short-term and long-term environmental liabilities related to, among other things, contamination of water supply and air quality, legal costs, unanticipated medical and environmental claims against the Corporation, availability of insurance coverage and potential penalties and/or operational restrictions that may impact the Corporation’s service. These and other important factors, including those discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”), filed with the Securities and Exchange Commission (the “SEC”), as well as the Corporation’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward- looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Norfolk Southern Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Norfolk Southern Corporation
650 West Peachtree Street, NW
Atlanta, Georgia 30308

Notice of 2023 Annual Meeting of Shareholders

AGENDA
At the Annual Meeting of Norfolk Southern Corporation (“Norfolk Southern” or the “Corporation”), shareholders will vote on the following items:
ITEM 1	Election of the 13 directors named in the proxy statement for a one-year term
ITEM 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023
ITEM 3	Approval of the advisory resolution on executive compensation
ITEM 4	Frequency of advisory resolution on executive compensation
ITEM 5	A shareholder proposal regarding street name and non-street name shareholders’ rights to call a special meeting

Such other business as properly may come before the meeting and any adjournments or postponements.

VOTING

Each share of common stock is entitled to one vote on each of the items to be voted on at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT

If you do not expect to attend the virtual Annual Meeting, we urge you to vote by telephone or Internet as described below, or, if you received your materials by mail, by completing, dating, and signing the proxy card/voting instruction form, and returning it in the accompanying envelope.

You may revoke your proxy or instructions at any time before your shares are voted by following the procedures described in “Voting and Proxies” beginning on page 91.

PROXY VOTING METHODS

Even if you plan to attend the virtual Annual Meeting, please vote right away by using one of the following advance voting methods (see “Voting and Proxies” beginning on page 91 for additional details). Make sure to have the proxy card/voting instruction form or Notice of Internet Availability in hand, and follow the instructions. You can vote in advance in one of three ways:

VIA THE INTERNET	BY TELEPHONE	BY MAIL
Visit the website listed on the proxy card/voting instruction form or Notice of Internet Availability to vote	Call the telephone number on the proxy card/voting instruction form or Notice of Internet Availability to vote	Complete, sign, and date, and then return the proxy card/ voting instruction form in the enclosed envelope to vote

Date and Time
Thursday, May 11, 2023, 8:30 A.M., Eastern Daylight Time

Virtual Meeting
This year’s meeting is a virtual shareholders meeting at: www.virtualshareholdermeeting.com/NSC2023

Record Date
Only shareholders of record as of the close of business on March 3, 2023, will be entitled to notice of and to vote at the Annual Meeting

Attendance
Only shareholders or their legal proxies may attend the virtual Annual Meeting. Please refer to page 93 for more information about joining the virtual Annual Meeting

By order of the Board of Directors,
DENISE W. HUTSON
Corporate Secretary
Dated: March 31, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2023
Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. On or about March 31, 2023, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) to certain of our shareholders of record, and we are sending a paper copy of the proxy materials to those shareholders of record who have requested a paper copy. Brokers and other nominees who hold shares on behalf of beneficial owners may be sending their own similar notice.
In accordance with SEC rules, you may access our Notice and Proxy Statement, our Annual Report, and our form of proxy at http://www.proxyvote.com, which does not have “cookies” that identify visitors to the site. The Notice of Internet Availability also includes instructions for shareholders to request, at no charge, a printed copy of these materials. In addition, our Notice and Proxy Statement and Annual Report are available on our website at www.norfolksouthern.com.

Letter to Shareholders

March 31, 2023

Fellow Shareholder,

On behalf of your Board of Directors, I invite you to join our 2023 Annual Meeting of Shareholders on May 11, 2023.

Please refer to the Notice of Meeting page for instructions on how to access the virtual Annual Meeting.

This document includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives information about our director candidates, and provides information about items of business to be conducted at the meeting. Your vote is important. I encourage you to review the proxy materials and vote as soon as possible to ensure that your shares are represented and voted. You may vote by telephone or over the Internet, or, if you receive these materials by mail, by completing, signing, dating, and returning the enclosed proxy card/voting instruction form.

East Palestine Update. On February 3, 2023, a Norfolk Southern train derailed in East Palestine, Ohio, including 11 cars containing hazardous materials. Norfolk Southern representatives were onsite quickly to take responsive action to ensure the safety of residents in close coordination with local, state, and federal officials. We will continue to work in close coordination with these officials and others to conduct environmental monitoring and carry out near- and longer-term clean-up activities.

While those efforts remain ongoing, Norfolk Southern is deeply committed to the people and community of East Palestine and their recovery, including reimbursements and investments exceeding $26.5 million to date, as well as helping more than 6,450 families through our Family Assistance Center.

Norfolk Southern is also committed to making the rail industry safer. We will analyze and address the results of the National Transportation Safety Board (“NTSB”) inspection when they are available, but are not waiting to act. As an initial step, we are making our network of early- warning sensors stronger, as well as taking additional actions such as partnering with other railroads to review best practices, including how the industry should respond to high-temperature alarms, and working to strengthen our safety culture.

Your Board of Directors is committed to overseeing management’s response to this incident and to making things right.

Please see the “East Palestine, Ohio Progress Report” section set forth herein for more information regarding the steps Norfolk Southern is continuing to take to address this incident. Additional information related to these efforts is also available at www.NSMakingItRight.com.

New Strategic Direction. As we continue to address the East Palestine derailment, including through the actions referenced above, we will continue to execute on the pioneering new strategy we announced at our Investor Day in December, to create long-term shareholder value through a balanced approach of safely delivering reliable and resilient service, driving continuous productivity improvement, and propelling smart and sustainable growth. We are also increasing our focus on our culture and employee engagement, including continuing active discussions with all of our local labor leaders to gather their input on the quality-of-life improvements, including paid sick leave, that would have the biggest positive impact for their members.

Customer Centric and Operations Driven – 2022 Performance. Our management team delivered strong financial results in 2022, including company-record revenues and annual operating income, while increasing earnings per share 15% for the year. These results include the reinvestment of nearly $2 billion of capital in the business, including over $1.3 billion to ensure the safety and resiliency of our network infrastructure. Your management team and Board are further committed to providing strong shareholder value, with more than 12.6 million shares repurchased during 2022 and dividend distributions that increased by 14% over the prior year. Your Board further approved a 9% dividend increase in the first quarter of 2023. Additional financial information is provided in the 2022 Annual Report on Form 10-K, enclosed with the proxy materials, and available online to all shareholders.

Corporate Governance. Your Board took several steps during 2022 to enhance its overall governance practices, including electing a new independent Board Chair on May 1, 2022 (in connection with the retirement of Jim Squires, our then-current Chairman and CEO, described further below), and developing a new director orientation program known as NS OnBoard to provide oversight, training, and support to help new directors get acclimated as soon as possible. We view each of these changes as a strong governance practice that will position your Board and the company for continued success.

We have a highly engaged Board with superior credentials, with each Director bringing experience and skills that are essential to Norfolk Southern’s continued success. I encourage you to review the qualifications, skills, and experience of each of our 13 director nominees as presented in this proxy statement.

Leadership Transitions. On May 1, 2022, your Board completed the company’s CEO transition plan when Alan Shaw became our President and CEO and joined the Board of Directors. Alan is one of the freight industry’s most respected leaders, with 29 years of experience at Norfolk Southern in operations, marketing, and finance and will provide the steady leadership necessary to ensure the continued success of Norfolk Southern.

At the Annual Meeting, Jim Squires, a current director and our former Chairman and CEO, will retire from our Board. I would like to thank Jim for the invaluable contributions that he has made to our company and congratulate him on his retirement from board service at Norfolk Southern.

I have had the privilege to serve as the Chair of your Board of Directors since May 1, 2022. Since such time, I have engaged with shareholders, and management during regular onsite meetings with the CEO and other members of the management team, including those below the C-Suite level, in order to further oversight of Norfolk Southern’s operations, ensure alignment related to our new strategic direction, and continue our enhanced focus on safety and responsive actions following the East Palestine derailment.

Thank you for allowing me the honor to serve the interests of all shareholders as your independent Chair on our Board of Directors and for your continued confidence and investment in Norfolk Southern Corporation.

Sincerely,

Amy E. Miles
Board Chair

East Palestine, Ohio Progress Report

East Palestine, Ohio Progress Report*

Environmental Remediation

Norfolk Southern has worked continuously since the derailment to clean the site safely and thoroughly, and to monitor for any impact on public health and the environment. We are working in close coordination with federal, state, and local governments and others to conduct environmental monitoring and to develop and carry out near- and longer-term clean-up activities. The remediation plan and each step of our longer-term efforts will be implemented at the direction of the U.S. Environmental Protection Agency (“EPA”) pursuant to the EPA’s Unilateral Administrative Order. Norfolk Southern teams have contained, diverted, and treated affected portions of nearby waterways, have flushed nearly a mile of surface waterways, and are capturing rainwater within the contaminated areas for temporary storage and disposal. As of March 28, the company has recovered and transported more than 8.9 million gallons of potentially affected water from the site for disposal at EPA- approved facilities. We are also working to safely remove affected soil, and crews have removed more than 10,500 tons from the site. The waste is being transported to landfills that regularly accept and safely handle this type of material.

Financial Assistance to Residents

As of March 28, we have committed to reimbursements and investments of more than $26.5 million and helped more than 6,450 families through our Family Assistance Center located in East Palestine. Examples include:

●	More than $3 million in reimbursements and support to the East Palestine Fire Department for fire equipment used in the derailment response;
●	A $1 million fund established for community leaders to identify and direct, in their opinion, where donations can do the most good;
●	Another $1 million fund to support the immediate needs of the community, overseen by a Norfolk Southern unionized or craft railroader who lives in East Palestine and has been hired to serve as a community liaison;
●	$300,000 to the East Palestine City School District to support the district’s academics, athletics, extracurricular activities, and long-term contingency planning regarding the impacts of the derailment; and
●	Funding and coordination of cleaning and air monitoring services for the East Palestine Elementary and High Schools.

We have also committed $7.5 million in financial assistance to reimburse Pennsylvania emergency responders and health and environmental agencies for costs related to the derailment.

Safety

Norfolk Southern is committed to learning from this accident and working with public officials and the industry to make railroads even safer. We are cooperating fully as the NTSB continues its investigation into the cause of the accident and are not waiting for the results to take immediate steps to enhance safety. As an initial step, we announced six initiatives on March 6 to immediately enhance the safety of our operations, including:

●	Enhancing our hot bearing detector network;
●	Piloting next-generation hot bearing detectors;
●	Working with our industry partners on a comprehensive review of standards and practices for the use of hot bearing detectors (including reevaluating the temperature threshold at which an alarm is triggered, working with peers to analyze data for patterns that could provide earlier warnings of potential safety issues, and partnering with other railroads to review best practices, including how the industry should respond to high-temperature alarms);
●	Deploying more acoustic bearing detectors;
●	Accelerating our Digital Train Inspection program; and
●	Supporting a strong safety culture, including by joining the Federal Railroad Administration’s Confidential Close Call Reporting System.

* Information provided as of March 28, 2023

2023 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement before voting.

Voting Matters

ITEM	DESCRIPTION	RECOMMENDATION	PAGE
1	Election of the 13 directors named in the proxy statement for a one-year term	FOR EACH NOMINEE	7
2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023	FOR	30
3	Approval of advisory resolution on executive compensation	FOR	32
4	Frequency of advisory resolution on executive compensation	ONE YEAR	34
5	A shareholder proposal regarding street name and non-street name shareholders’ rights to call a special meeting	AGAINST	84

Norfolk Southern Corporation	Page 1	www.norfolksouthern.com

2023 Proxy Summary | 2023 Annual Meeting and Proxy Statement

Director Nominees

●	12 of 13 director nominees are independent
●	Highly qualified directors with diversity of skills, background, and experience

Name	Age[1]	Director Since	Principal Occupation	Independent	Committee Memberships
Thomas D. Bell, Jr.	73	2010	Chairman Mesa Capital Partners, LLC	✓	Finance and Risk Management Human Capital Management and Compensation
Mitchell E. Daniels, Jr.	74	2016	Former President Purdue University	✓	Executive Governance and Nominating (Chair) Human Capital Management and Compensation
Marcela E. Donadio	68	2016	Former Partner and Americas Oil & Gas Sector Leader Ernst & Young LLP	✓	Audit (Chair) Executive Finance and Risk Management
John C. Huffard, Jr.	55	2020	Co-Founder Tenable Network Security, Inc. Tenable Holdings, Inc.	✓	Finance and Risk Management Human Capital Management and Compensation
Christopher T. Jones	59	2020	Former Corporate Vice President and President Technology Services Sector Northrop Grumman Corporation	✓	Audit Governance and Nominating Safety
Thomas C. Kelleher	65	2019	Chairman UBS Group AG	✓	Audit Executive Finance and Risk Management (Chair)
Steven F. Leer	70	1999	Former CEO and Chairman Arch Coal, Inc.	✓	Governance and Nominating Human Capital Management and Compensation
Michael D. Lockhart	74	2008	Former Chairman, President and CEO Armstrong World Industries, Inc.	✓	Audit Executive Finance and Risk Management Safety (Chair)
Amy E. Miles (Chair)	56	2014	Former Chair and CEO Regal Entertainment Group, Inc.	✓	Audit Executive (Chair) Governance and Nominating
Claude Mongeau	61	2019	Former President and CEO Canadian National Railway	✓	Finance and Risk Management Human Capital Management and Compensation Safety
Jennifer F. Scanlon	56	2018	President and CEO and Director UL Solutions	✓	Governance and Nominating Human Capital Management and Compensation Safety
Alan H. Shaw	55	2022	President and CEO Norfolk Southern Corporation		Executive
John R. Thompson	71	2013	Former Senior Vice President and General Manager BestBuy.com LLC	✓	Executive Governance and Nominating Human Capital Management and Compensation (Chair)
[1]	The age listed for each director nominee is as of May 11, 2023.

Norfolk Southern Corporation	Page 2	www.norfolksouthern.com

Business Highlights

This summary provides highlights from our 2022 Form 10-K, as filed with the Securities and Exchange Commission (“SEC”) on February 3, 2023, to assist you in reviewing Norfolk Southern’s 2022 performance. The information contained below is only a summary, and you should refer to the more comprehensive discussions contained in our 2022 Form 10-K, as supplemented by our Form 8-Ks filed during 2022 and in January, February, and March 2023, for additional information about these highlights.

2022 Business Highlights

At our investor day in 2022, we outlined a bold new strategic plan which focuses on a balanced approach to: (1) safely deliver reliable and resilient service, (2) propel smart and sustainable growth, and (3) drive continuous productivity improvement. Combining these elements with our powerful network, Norfolk Southern is uniquely positioned to deliver long-term shareholder value through top-tier revenue and earnings growth, industry-competitive margins and balanced capital deployments. In 2022 we achieved:

●	Record Revenue of $12.7 billion;
●	Record Income from Railway Operations of $4.8 billion

In 2022, the economic backdrop presented strong demand, but our ability to grow was limited by service constraints. In response, organizationally we put intense focus on improving service quality through enhancements and changes to:

●	Leadership: during the year we refreshed our leadership team with a combination of both internal and external talent;
●	Planning: launched our new TOP|SPG operating plan, which is designed to support a balance of service, productivity, and growth;
●	Resources: ramped up our hiring efforts, adapting to a dynamic and competitive labor market, to add critical train and engine employees

We reinvested nearly $2 billion of capital in the business, including over $1.3 billion to ensure safety and resiliency of our network infrastructure. We also returned approximately $4.3 billion to shareholders through share repurchases and dividends during the year, including repurchasing approximately $3.1 billion of Norfolk Southern stock, and paying nearly $1.2 billion in dividends.

In January 2022, we announced a 14 percent increase in our quarterly dividend, from $1.09 to $1.24 per share, building upon the 10 percent increase announced in July 2021 from 99 cents to $1.09 per share. Through the end of 2022, we’ve paid a dividend on our common stock for 162 consecutive quarters since our formation in 1982.

2022 was a strong financial year, but it was also a transition year as we improved service and created an even stronger foundation for our future.

This graph compares the cumulative stockholder returns on Norfolk Southern Corporation common stock with the other identified indices. It assumes an investment of $100 in NSC common stock and each index on Dec. 31, 2017, and that all dividends were reinvested over the five-year period, ending Dec. 31, 2022. Data furnished by Bloomberg Financial Markets.

Norfolk Southern Corporation	Page 3	www.norfolksouthern.com

Business Highlights | 2023 Annual Meeting and Proxy Statement

ESG Highlights

We continue to integrate sustainability into daily operations in ways that advance our business, help our customers achieve their sustainability goals, and honor our environmental and social commitments as a responsible corporate citizen. We strive to satisfy these commitments while driving business forward, to ensure long-term success for all stakeholders: investors, customers, employees, communities, and industry partners. Please see the East Palestine, Ohio Progress Report section immediately before the table of contents for more information regarding the steps we are taking to address the February 3, 2023 derailment in East Palestine, Ohio with respect to safety, environmental remediation, and financial assistance to the local community.

Safety

Safety is part of who we are. Safety is core to our business strategy and essential to achieving operational excellence. From our Board of Directors’ Safety Committee to our local safety and service committees, safety is driven in our organization top down and bottom up. We have also adopted several safety initiatives in response to recent derailments, including a six-point plan enhancing safety measures, and appointing a new Vice President Safety and Environmental, who serves as the Chief Safety Officer of the Corporation.

Economy

Norfolk Southern plays an essential role in the U.S. economy, moving the goods and materials that power growth, enabling commerce, and providing access to international markets. This role requires us to maintain and modernize our extensive rail network and invest in advanced technologies. We are also innovating to support our customers’ decarbonization goals, introducing a new carbon calculator to allow our customers to see the emissions benefits of rail.

Diversity, Equity, and Inclusion

Because we value the unique experiences, perspectives, and contributions of all our people, we promote diversity, equity, and inclusion in the workplace and in the communities we serve. During 2022, we hired an unprecedented 5,100 employees, 41% of which were racially diverse. Among new hires at or above the management level, 52% were racially diverse and 36% were female.

Environment

As a leading provider of the most sustainable mode of surface transportation, we have committed to do our part to reduce our carbon emissions by setting a science-based target consistent with the Paris Agreement on climate change, pursuing innovative solutions, and providing our customers with unparalleled, energy- efficient service. We will continue to work closely with local, state, and federal officials and others to conduct environmental monitoring and carry out near-and longer-term clean-up activities focused on East Palestine, Ohio and the surrounding community.

Our Environmental, Social, and Governance Report which highlights our accomplishments in integrating sustainable business practices into daily operations is published annually. The report, which is aligned with the Task Force on Climate-related Financial Disclosures (TCFD) and the Sustainability Accounting Standards Board (SASB), is available on our website at www.norfolksouthern.com/content/nscorp/en/about-ns/sustainability.html. Please note that information contained on our website is not incorporated by reference in this Proxy Statement or considered to be part of this document.

Norfolk Southern Corporation	Page 4	www.norfolksouthern.com

Business Highlights | 2023 Annual Meeting and Proxy Statement

Highlights from 2022

23% year-over-year decline in total reportable injuries per 200,000 employee hours	$1.9 billion invested to promote safe, efficient operations, modernize our technology, and support economic growth	LEED Gold certification awarded to our new Atlanta headquarters
Carbon Calculator launched to allow customers to calculate emissions savings from converting from truck to rail	$248 million spent with small businesses and diverse suppliers in 2022	Awarded for our locomotive fuel efficiency by the American Chemistry Council

Safety

Reducing Injuries: We had a 23% year-over-year reduction in total reportable injuries per 200,000 employee hours and a 70% reduction in the number of overall serious injuries.	Training: We provided training to more than 5,000 first responders in 2022 with a combination of online training, Safety Train events, and classroom training.

Addressing Accidents: We initiated risk reduction-focused interdepartmental teams to address accident causes, with the rate of Federal Railroad Administration (FRA) reportable train accidents per million train miles holding steady year-over-year.	Engaging: In 2022, we re-initiated and reimagined our Local Safety and Service Committees, which are headed by our unionized or craft employees in locations across the system, to identify opportunities for improvement and to lead and take action on safety initiatives, resulting in positive effects on our teams’ workspaces and increased employee engagement.

Economy

Shipping: Norfolk Southern kept the economy moving in 2022, shipping over $3.7 billion in intermodal shipments, $2.5 billion in agriculture, forest, and consumer products, and $1.7 billion in metals and construction merchandise.

Providing: Provided employee compensation and benefits worth more than $2.6 billion, purchased approximately $4.4 billion in goods and services, and paid more than $358 million in local and state taxes in 22 states and the District of Columbia.

Investing: In 2022, we invested approximately $1.9 billion to promote safe, efficient operations, modernize our technology, and support economic growth in the communities we serve.	Innovating to Support Customers’ Goals: Over 25% of our customers have public decarbonization goals. Our new Carbon Calculator allows them to see the emissions benefits of rail. Our analysis shows that rail is up to seven times more efficient than truck, which can reduce emissions up to 90%.

Norfolk Southern Corporation	Page 5	www.norfolksouthern.com

Business Highlights | 2023 Annual Meeting and Proxy Statement

Diversity, Equity, and Inclusion

Building Representation: Norfolk Southern partnered with local organizations across our system to attract and hire diverse talent at all levels. Norfolk Southern contributed approximately $494k to historically black colleges and universities (HBCUs), diverse secondary school scholars, and diverse student and academic groups to reach and invest in future railroaders.

Benchmarking: In 2022, Norfolk Southern committed to benchmarking our disability inclusion journey with the Disability Equality Index. As part of our efforts, Norfolk Southern partnered with an external consultant to accelerate our DEI strategies and initiatives.

Supporting: In 2022, Norfolk Southern spent $248 million with small businesses and diverse suppliers.

Training and Communication: In 2022, Norfolk Southern piloted new DEI training, highlighted DEI efforts in our updated Code of Ethics, and hosted meaningful conversations about DEI with employees across our system.

Environment

Fuel Efficiency Progress: We have improved locomotive fuel efficiency by 9% over the past three years and in March 2022 received an award from the American Chemistry Council for fuel efficiency.	Locomotive modernizations: We are continuing to modernize our locomotive fleet to further improve fuel efficiency and reduce emissions. We completed 677 units by the end of 2022 and plan to have 1,010 locomotives completed by 2025, creating the most modernized fleet in North America. The latest modernizations can improve efficiency up to 25% and also avoid 200 tons of carbon per unit as compared to purchasing new units.

Sustainable Equipment: We partnered with US Steel and Greenbrier on 800 sustainable gondolas to extend lifecycles and increase sustainability with greater freight capacity.	Partnerships for Progress: We partner with key organizations to support sustainability initiatives, including Sustain SC, Drawdown Georgia, and the Thoroughbred Sustainability Partners Council.

Saving Water: In 2022, we reduced water use by 27%, saving 175 million gallons of water. In addition, wetland and stream projects have restored 800 acres of wetlands, over six miles of stream habitat, and protected an additional 600 acres of upland habitat.	Building Sustainability: In April 2022, our new Atlanta headquarters was awarded LEED Gold certification, making it one of the first LEED Gold Certified buildings in Georgia.

Norfolk Southern Corporation	Page 6	www.norfolksouthern.com

Corporate Governance and the Board

ITEM 1	Election of the 13 Directors Named in The Proxy Statement for a One-Year Term

The Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for election as directors.

The following individuals have been nominated for election as directors for a one-year term expiring at the 2024 Annual Meeting: Thomas D. Bell, Jr., Mitchell E. Daniels, Jr., Marcela E. Donadio, John C. Huffard, Jr., Christopher T. Jones, Thomas C. Kelleher, Steven F. Leer, Michael D. Lockhart, Amy E. Miles, Claude Mongeau, Jennifer F. Scanlon, Alan H. Shaw, and John R. Thompson.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the size of the Board.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or among any of the nominees and any officer, and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected. The age listed for each director nominee is as of May 11, 2023. Additional information on the experience and expertise of the director nominees can be found on the following pages.

NOMINEES

Thomas D. Bell, Jr. Finance and Risk Management, Human Capital Management and Compensation	Mitchell E. Daniels, Jr. Executive, Governance and Nominating (Chair), Human Capital Management and Compensation

Director since: 2010 | Independent | Age 73	Director since: 2016 | Independent | Age 74

Career Highlights

Mr. Bell is the Chairman of Mesa Capital Partners, LLC, a real estate investment company. Mr. Bell previously served as Chairman and CEO of Cousins Properties, a publicly traded real estate investment trust that invests in office buildings throughout the South, from 2002 to 2009. He is also a director of Southern Company Gas (formerly AGL Resources) and was a director of Regal Entertainment Group, Inc. until its acquisition in March 2018.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Risk Management; Strategic Planning

Rationale for Nomination

Mr. Bell’s experience as a senior executive and director of multiple large real estate, energy, and retail companies positions him well to advise the Corporation on risk management, compensation, finance, and environmental and safety matters.

Career Highlights

Mr. Daniels served as the President of Purdue University from 2013 to 2023 and served as Governor of Indiana from 2005 to 2013. From 1990 to 2000, Mr. Daniels worked for Eli Lilly and Company, holding the executive positions of President of North American Pharmaceutical Operations and Senior Vice President of Corporate Strategy and Policy. Mr. Daniels is also a director of Cerner Corporation.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Strategic Planning

Rationale for Nomination

The extensive leadership and executive experience Mr. Daniels obtained as a result of his tenure as the former Governor of Indiana, former President of Purdue University, and director and executive for two large pharmaceutical and health information technology companies enables Mr. Daniels to advise the Corporation on governance, governmental relations, and strategic planning matters, among others.

Norfolk Southern Corporation	Page 7	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Marcela E. Donadio Audit (Chair), Executive, Finance and Risk Management	John C. Huffard, Jr. Finance and Risk Management, Human Capital Management and Compensation

Director since: 2016 | Independent | Age 68	Director since: 2020 | Independent | Age 55

Career Highlights

Ms. Donadio, a certified public accountant with over 38 years of audit and public accounting experience, is a retired partner of Ernst & Young LLP, a multinational professional services firm. From 2007 until her retirement in 2014, Ms. Donadio was Americas Oil & Gas Sector Leader, with responsibility for one of Ernst & Young’s significant industry groups helping set firm strategy for oil and gas industry clients in the United States and throughout the Americas. Ms. Donadio serves as Lead Independent Director of Marathon Oil Corporation, and as director of NOV Inc. and Freeport-McMoRan, Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Human Resources and Compensation; Risk Management; Strategic Planning

Rationale for Nomination

Ms. Donadio’s extensive accounting and director experience, including serving as the Lead Independent Director of a S&P 500 company, enables her to provide valuable insight into, and oversight of, the Corporation’s accounting, finance, governance, and compensation matters.

Career Highlights

Mr. Huffard is a co-founder of Tenable Network Security, Inc. and Tenable Holdings, Inc., a cybersecurity software company. Mr. Huffard served as President and Chief Operating Officer and a director of Tenable Network Security, Inc. from 2002 to 2018, where he was responsible for driving Tenable’s global corporate strategy and business operations and was instrumental in the venture funding and IPO process. From 2018 to 2019, Mr. Huffard focused exclusively on business operations as Chief Operating Officer of Tenable Holdings, Inc. He is also a director of Tenable Holdings, Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Human Resources and Compensation; Information Technology; Marketing; Risk Management; Strategic Planning

Rationale for Nomination

Mr. Huffard’s extensive senior executive, technology, cybersecurity, and finance experience position him well to advise the Corporation on strategic planning, governance, information technology, and financial matters.

Norfolk Southern Corporation	Page 8	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Christopher T. Jones Audit, Governance and Nominating, Safety	Thomas C. Kelleher Audit, Executive, Finance and Risk Management (Chair)

Director since: 2020 | Independent | Age 59	Director since: 2019 | Independent | Age 65

Career Highlights

Mr. Jones served as Corporate Vice President and President of the technology services sector of Northrop Grumman Corporation, a global aerospace and defense technology company, from January 2013 through December 2019. Previously, he served as Vice President and General Manager of Northrop Grumman’s integrated logistics and modernization division from 2010 through 2012. Mr. Jones was a maintenance officer in the Connecticut Air National Guard from 1997 to 2011.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Information Technology; Risk Management; Strategic Planning

Rationale for Nomination

Mr. Jones’ senior executive, technology, and logistics experience enable him to provide valuable insight into the Corporation’s information technology, governance, strategic planning, and risk management matters.

Career Highlights

Mr. Kelleher has been Chairman of the Board of UBS Group AG since April 2022. Previously, he served as President of Morgan Stanley, a leading global financial services firm, from 2016 until his retirement in June 2019. He also served as Chairman and Chief Executive Officer of Morgan Stanley Bank, N.A. until June 2019. Previously, he was President of Morgan Stanley Institutional Securities from 2010 to 2016, CEO of Morgan Stanley International from 2011 to 2016, Chief Financial Officer and co-head of Corporate Strategy from 2007 to early 2010, and served as Morgan Stanley’s Head of Global Capital Markets from 2006 to 2007.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Risk Management; Strategic Planning

Rationale for Nomination

Mr. Kelleher’s extensive experience as a Chairman and senior executive of several global financial institutions uniquely positions him to advise the Corporation on its governance, financial, strategic planning, and risk management matters.

Norfolk Southern Corporation	Page 9	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Steven F. Leer Governance and Nominating, Human Capital Management and Compensation	Michael D. Lockhart Audit, Executive, Finance and Risk Management, Safety (Chair)

Director since: 1999 | Independent | Age 70	Director since: 2008 | Independent | Age 74

Career Highlights

Mr. Leer served as the Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, from 1992 through 2012. He was Chairman of its board from 2006 through 2012 and its Executive Chairman from 2012 through 2014. He then served as Senior Advisor to the President and CEO of Arch Coal from 2014 through May 2015. Mr. Leer was a director of Cenovus Energy Inc. until January 1, 2021, and served as the non-executive Chairman of USG Corporation until April 2019. Mr. Leer is a director of Parsons Corporation and has served as their Lead Independent Director since April 2022.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Strategic Planning; Transportation

Rationale for Nomination

Mr. Leer’s experience as a senior executive and as Chairman and a director of multiple coal and energy companies, as well as the Lead Independent Director of a public company enables him to advise the Corporation on its governance, strategic planning, environmental, compensation, and stakeholder relations matters.

Career Highlights

Mr. Lockhart served as Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries, Inc., and its predecessor, Armstrong Holdings, Inc., a leading global producer of flooring products and ceiling systems, from 2000 until his retirement in February 2010. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal Corporation, a diversified manufacturer, from September 1995 until it was acquired in 1998.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Finance and Accounting; Governance/ Board; Marketing; Risk Management; Strategic Planning; Transportation

Rationale for Nomination

Mr. Lockhart’s experience as a senior executive and as Chairman and a director of multiple manufacturing companies position him well to advise the Corporation on its strategic planning, governance, environmental and safety, and risk management matters, among others.

Norfolk Southern Corporation	Page 10	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Amy E. Miles Independent Chair, Audit, Executive (Chair), Governance and Nominating	Claude Mongeau Finance and Risk Management, Human Capital Management and Compensation, Safety

Director since: 2014 | Independent | Age 56	Director since: 2019 | Independent | Age 61

Career Highlights

Ms. Miles has served as Chair of the Board of Norfolk Southern since May 1, 2022, and as a director since 2014. Ms. Miles served as Chief Executive Officer of Regal Entertainment Group, Inc., a leading motion picture exhibitor, from 2009 until its acquisition in March 2018. During that time, she served as a director of Regal and was named Chair of its board in 2015. Ms. Miles previously served as Regal Entertainment’s Executive Vice President, Chief Financial Officer and Treasurer from 2002 to 2009. She is also a director of The Gap, Inc. and Amgen, Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Information Technology; Marketing; Strategic Planning

Rationale for Nomination

With extensive experience as a senior executive, director, and Chair of multiple large retail and biotechnology companies, Ms. Miles is uniquely qualified as the Corporation’s independent Chair and provides valuable insight into governance, strategic planning, information technology, and marketing matters.

Career Highlights

Mr. Mongeau served as President and Chief Executive Officer of Canadian National Railway Company (CN), a North American railroad and transportation company, from January 2010 to June 2016 and as a director of CN from October 2009 to June 2016. During his 22-year career at CN, he also served as Executive Vice President and Chief Financial Officer, Vice President Strategic and Financial Planning, and Assistant Vice President Corporate Development. Mr. Mongeau is also a director of Cenovus Energy and Toronto-Dominion Bank. He was formerly a director of Telus from 2017 to 2019.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Finance and Accounting; Governance/ Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Marketing; Risk Management; Strategic Planning; Transportation

Rationale for Nomination

With his 22 years of experience as a director and a senior executive in multiple areas with another Class I railroad, Mr. Mongeau brings an extensive understanding of the industry and the operational, transportation, environmental and safety, financial, and human resources issues facing the Corporation.

Norfolk Southern Corporation	Page 11	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Jennifer F. Scanlon Governance and Nominating, Human Capital Management and Compensation, Safety	Alan H. Shaw Executive

Director since: 2018 | Independent | Age 56	Director since: 2022 | Age 55

Career Highlights

Ms. Scanlon has been President and Chief Executive Officer and Director of UL Solutions (formerly UL Inc.), a global science safety organization, since September 30, 2019. She is the first woman to lead the organization. She previously served as President and Chief Executive Officer of USG Corporation from 2016 until its acquisition in April 2019. During that time, she served as a director of USG. Ms. Scanlon also previously served as President of USG’s international business, President of its L & W Supply Corporation, and Chief Information Officer and Chairman of the Board for USG Boral Building Products.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Human Resources and Compensation; Information Technology; Marketing; Risk Management; Strategic Planning; Transportation

Rationale for Nomination

Ms. Scanlon’s significant executive and directorial experience in the safety and manufacturing industries enables her to provide valuable insights into governance, environmental and safety, risk management, transportation, and strategic planning matters impacting the Corporation.

Career Highlights

Mr. Shaw has been President of Norfolk Southern Corporation since December 1, 2021, and Chief Executive Officer and director since May 1, 2022. Mr. Shaw has 29 years of experience at Norfolk Southern and most recently served as Norfolk Southern’s Executive Vice President and Chief Marketing Officer from May 2015 until December 2021. Mr. Shaw previously served as Norfolk Southern’s Vice President Intermodal Operations from 2013 to 2015 and has been with Norfolk Southern in various positions since 1994.

Areas of Expertise

CEO/Senior Officer; Environmental and Safety; Governance/Board; Governmental and Stakeholder Relations; Information Technology; Marketing; Risk Management; Strategic Planning; Transportation

Rationale for Nomination

Mr. Shaw has extensive experience working in various capacities at Norfolk Southern and as the Corporation’s President and Chief Executive Officer (“CEO”), he is uniquely positioned to provide valuable insights into the Corporation’s strategic, marketing, risk management, and operational matters.

Norfolk Southern Corporation	Page 12	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

John R. Thompson Executive, Governance and Nominating, Human Capital Management and Compensation (Chair)

Director since: 2013 | Independent | Age 71

Career Highlights

Mr. Thompson served as a government relations consultant for Best Buy Co., Inc., a multinational consumer electronics corporation, from October 2012 to April 2016, and as Senior Vice President and General Manager of BestBuy.com LLC, a subsidiary of Best Buy Co., Inc., from 2002 through 2012. Mr. Thompson was formerly a director of Belk, Inc. and Wendy’s International, Inc.

Areas of Expertise

CEO/Senior Officer; Finance and Accounting; Governance/Board; Governmental and Stakeholder Relations; Human Resources and Compensation; Information Technology; Marketing; Strategic Planning

Rationale for Nomination

With extensive governmental relations, senior executive, and directorial experience in multiple large retailers, Mr. Thompson provides valuable insight into governmental and stakeholder relations, compensation, marketing, and information technology issues impacting the Corporation.

Norfolk Southern Corporation	Page 13	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Qualifications of Directors and Nominees

Our directors have diverse backgrounds and provide critical experience and expertise to Norfolk Southern. The Governance and Nominating Committee carefully considers the experience and qualifications of each director standing for re-election and potential nominees for election, including how the director will contribute to the diversity of the Board, to ensure that the Board can effectively carry out its oversight role on behalf of our shareholders. The Governance and Nominating Committee annually reviews director commitment levels, with consideration given to public company leadership roles, including our limitation on directors that they sit on no more than four public company boards (including ours) and outside commitments. Based on this review, the Governance and Nominating Committee affirms that our directors do not have excessive external commitments.

The Governance and Nominating Committee has identified 11 areas of expertise that are of particular importance to Norfolk Southern given the nature of our business and our expectations for the future of our company. The table and chart that follow summarize the areas of expertise that our Governance and Nominating Committee has identified as being represented on our Board, including those individual directors possessing each respective skill. In addition to these areas of expertise, the Governance and Nominating Committee also considers ethical integrity, board dynamics, reputation of potential nominees, recommendations of director search firms, and diversity of the Board.

Norfolk Southern defines diversity as the collective mixture of similarities and differences that impact our workforce, workplace, and marketplace. Our Governance and Nominating Committee views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives, and experiences. The Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time. However, more information on Norfolk Southern’s diversity principles and philosophy can be found on our website on the “Work at NS” page under “Learn more about NS.”

Norfolk Southern Corporation	Page 14	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Qualifications of Directors and Nominees (continued)

Director Skills and Qualifications1

		Bell	Daniels	Donadio	Huffard	Jones	Kelleher	Leer	Lockhart	Miles	Mongeau	Scanlon	Shaw	Thompson
CEO/Senior Officer	Experience working as a CEO or senior executive of a major public, private, or non-profit entity.	•	•	•	•	•	•	•	•	•	•	•	•	•
Environmental and Safety	A thorough understanding of safety and environmental issues and transportation industry regulations.	•						•	•		•	•	•
Finance and Accounting	Senior executive level experience in financial accounting and reporting, auditing, corporate finance, and/or internal controls.		•	•	•	•	•		•	•	•			•
Governance/ Board	Prior or current experience as a board member of a major public, private, or non-profit entity.	•	•	•	•	•	•	•	•	•	•	•	•	•
Governmental and Stakeholder Relations	Experience in or a strong understanding of the workings of government and public policy on a local, state, and national level and stakeholder strategy and engagement.	•	•			•	•	•			•		•	•
Human Resources and Compensation	Senior executive level experience or membership on a board compensation committee with an extensive understanding of human resources management and compensation programs, particularly compensation programs for executive level employees and incentive-based compensation programs.	•		•	•		•	•			•	•		•
Information Technology	Senior executive level or board experience with information technology issues, including cybersecurity, for a major public, private, or non-profit entity.				•	•				•		•	•	•
Marketing	Senior executive level experience in marketing combined with a strong working knowledge of Norfolk Southern’s markets, customers, and strategy.	•			•			•	•	•	•	•	•	•
Risk Management	Senior executive level or board experience in the identification, evaluation, and prioritization of risks and the development of comprehensive policies and procedures to effectively mitigate risk and manage compliance.	•		•	•	•	•		•		•	•	•
Strategic Planning	Senior executive level experience in strategic planning for a major public, private, or non-profit entity.	•	•	•	•	•	•	•	•	•	•	•	•	•
Transportation	Extensive knowledge and experience in the transportation industry, either as a senior executive of a transportation or logistics company or as a senior executive of a customer of a transportation company.							•	•		•	•	•

[1]	Information as of March 31, 2023. A “•“ in the chart indicates a specific area of focus or expertise that is particularly relevant to a director’s service on our Board. The lack of a “•” does not mean that a director does not also possess meaningful experience or skill in that area.

More information on director qualifications and nomination is contained in Norfolk Southern’s Corporate Governance Guidelines, posted on the “Invest in NS” page under “Corporate Governance Documents” on our website.

Norfolk Southern Corporation	Page 15	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Director Independence

The Board of Directors has considered whether the members of our Board of Directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, shareholder, or officer of an organization that has a relationship with Norfolk Southern). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. Under the standards, an individual director is “independent,” unless the Board determines otherwise, if none of the following relationships exist between Norfolk Southern and the director:

●	the director is, or has been within the last three years, an employee, or an immediate family member of the director is, or has been within the last three years, an Executive Officer of Norfolk Southern or any of our consolidated subsidiaries;
●	the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);
●	(a) the director is a current partner or employee of a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries, (b) the director has an immediate family member who is a current partner of such a firm, (c) the director has an immediate family member who is a current employee of such a firm and personally works on Norfolk Southern’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Norfolk Southern’s audit within that time;
●	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s Compensation Committee;
●	the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and
●	the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries, or the Norfolk Southern Foundation in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition used in the listing standards for the New York Stock Exchange (“NYSE”). These categorical independence standards are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

The Board has determined that all the director nominees other than Mr. Shaw satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. In making these independence determinations, our Board of Directors considered the following transactions:

●	The Norfolk Southern Foundation made charitable grants to Purdue University during the past three years, pursuant to Norfolk Southern’s College Partnership program. From time to time, the Norfolk Southern Foundation makes charitable contributions to Purdue University pursuant to the Foundation’s employee-directed matching gift program. Mr. Daniels was President of Purdue University until his retirement on January 1, 2023.

These transactions did not exceed our categorical independence standards and were not sufficiently material as to require disclosure as a Related Persons Transaction under Item 404(a) of Regulation S-K. In addition, the Board considered these relationships in its nomination of Mr. Daniels and determined that his independence as a director of Norfolk Southern is not impaired.

Norfolk Southern Corporation	Page 16	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Governance Framework and Practices

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, describe procedures for shareholders and other interested parties to communicate with the non-employee members of the Board (the “outside” directors). Communications will be forwarded to the Chair after review by the Corporate Secretary, as appropriate. Communications that are unrelated to the duties and responsibilities of the Board may not be forwarded. These include matters involving individual grievances or that are otherwise not of general concern to all shareholders, and items that are business solicitations or advertisements, resumes or other job-related inquiries, spam, and hostile, threatening, or similarly unsuitable communications, each of which will be handled by management, as appropriate. However, all shareholder and interested parties’ communications are made available to the Board of Directors upon the Board’s request. The Corporate Governance Guidelines are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

Leadership Transitions: Our Board elected Alan H. Shaw as our President effective December 1, 2021, and as our CEO, effective May 1, 2022, replacing Jim Squires, who previously served as our President until December 1, 2021, and as our CEO and Chairman until May 1, 2022. The transition was the culmination of a succession planning process led by our independent directors. Mr. Shaw joined the Board upon becoming our CEO on May 1, 2022. Mr. Squires has remained on the Board for transitional purposes. Mr. Squires elected not to stand for re-election, thus his term on the Board will expire at the end of the 2023 Annual Meeting.

Board Leadership Structure: The Board believes that it should have the flexibility to determine whether the same person should serve as both CEO and Chair based on what it believes will provide a leadership structure that is in the best interests of Norfolk Southern and our shareholders. In January 2022, the Board decided to separate the CEO and Chair positions and elected Amy E. Miles as Chair, effective May 1, 2022. The Board believes that this structure, with Mr. Shaw serving as both CEO and a director and Ms. Miles serving as an independent Chair, is appropriate given Mr. Shaw’s recent promotion and Ms. Miles’ extensive experience in key Board roles and leadership experience. Consistent with our Corporate Governance Guidelines, if those functions are re-combined in the future, we anticipate that a Lead Independent Director would be designated at such time. The Board further believes that having an independent Chair is a governance best practice and enhances the Board’s ability to carry out its oversight responsibilities on behalf of our shareholders, including with respect to its risk oversight activities, more specifically set forth on page 21.

Among other responsibilities, the Board Chair:

●	presides at all shareholder and Board meetings, including all meetings of outside directors;
●	calls Board meetings and meetings of the outside directors;
●	serves as a liaison between the CEO and the independent directors, including periodically meeting with the CEO and senior management on a number of topics selected by the Board Chair;
●	develops and approves Board and committee meeting agendas, meeting schedules, and other materials to be distributed to the Board in order to ensure sufficient time for informed discussions of complex issues;
●	monitors the flow of information from the committee chairs to the directors;
●	reviews shareholder communications;
●	meets with significant shareholders as appropriate;
●	interviews potential director candidates;
●	presides over our annual board self-evaluation process, including conducting one-on-one interviews with each Board member;
●	provides feedback to the Governance and Nominating Committee when conducting its annual review of desired skills and expertise for the Board; and
●	meets one-on-one with new Board members to confirm process and expectations, and again after one year of service to review performance and development opportunities.

The Board, through its Governance and Nominating Committee, regularly reviews its leadership structure to ensure that it remains appropriate for the Corporation.

Norfolk Southern Corporation	Page 17	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Governance Framework and Practices (continued)

Board Self-Evaluations

Our independent Board Chair presides over our annual board self-evaluation process. For the 2022 evaluation, the Board Chair sent questionnaires to each member of the Board to solicit feedback on a wide range of factors, including an assessment of the effectiveness of the Board and its committees, director performance, board dynamics, director succession planning, and the effectiveness of the Board Chair and each committee chair. Assessments were confidentially completed by each director, with results aggregated and reviewed by our Board Chair who in turn discussed the results with the Board. Our Board Chair supplemented the evaluation process with detailed one-on-one reviews with each director following receipt of the evaluation results to provide feedback and discuss such director’s strengths and qualifications for potential re-nomination. This individually-tailored evaluation process provides meaningful feedback into the specific contributions made by each director to overall Board effectiveness. The Board believes reviewing, updating, and distributing the questionnaire to each director annually, coupled with detailed one-on-one reviews conducted by the independent Board Chair, constitutes a strong governance practice that helps enhance individual director accountability and performance. The Board will also periodically engage an independent third party to facilitate the distribution and analysis of the detailed questionnaires.

BOARD SELF-EVALUATION PROCESS

Board Refreshment and Succession Planning Policy: Our Governance and Nominating Committee adopted a policy under our Corporate Governance Guidelines requiring that it discuss succession planning for directors, including the committee chair and Board Chair positions, at least annually. The Committee reviews overall market practice, emerging governance trends, the composition of peer and broader industry boards, overall diversity, tenure, and the feedback of its shareholders and independent Board Chair when conducting its annual review of desired skills and expertise for the Board. In evaluating tenure, the Committee reviews average and median tenure and the distribution of individual tenures among the Board (that is, the number of directors having less than five years of service, five to ten years of service, and over ten years of service), with the goal of maintaining an appropriate balance of new perspectives and longer-term expertise. The Committee may otherwise incorporate third party service providers, as needed, to help evaluate and solicit qualified candidates for potential nomination to the Board.

Retirement Policy: Under our Corporate Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 75th birthday.

Board Gender Diversity: Multiple shareholders during our 2022 engagement efforts noted an increasing focus on the importance of diversity and gender diversity on our Board, with several noting an expectation that at least 30% of the NS Board be composed of female directors. In light of such discussions, and as a result of our mandatory retirement policy and subsequent refreshment efforts, we anticipate exceeding this threshold by the 2024 Annual Meeting of Shareholders.

Norfolk Southern Corporation	Page 18	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Governance Framework and Practices (continued)

CONSIDERATION OF POTENTIAL DIRECTOR CANDIDATES

Consideration of Potential Director Candidates: As set forth below and in our Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a current director, member of management, shareholder, or third-party consultant retained to identify, evaluate, and recommend potential candidates for election to the Board, consistent with specifications provided by the Committee. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. Our independent Board Chair will also interview any potential director candidates and provide feedback to the Governance and Nominating Committee as part of its review. The Governance and Nominating Committee fully considers the qualifications of all candidates including how the nominee will contribute to the diversity of the Board, and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all shareholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;
•	have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;
•	be able to represent all of our shareholders in an objective and impartial manner; and
•	have time available to devote to board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

Director Onboarding and Continuing Education: Each new director elected to the Board will participate in the newly created NS OnBoard director orientation program, a structured and multi-dimensional process created to assist each new director to provide meaningful oversight as soon as possible following election to the Board. We view this as a strong governance practice overall that will differentiate the Corporation as a potential destination for qualified Board candidates.

The NS OnBoard program consists of the following activities, among others:

•	One-on-one meetings with the Board Chair and each Committee Chair to review Board and Committee process and expectations;
•	Multiple sessions with management to review the areas of greatest importance to the Corporation and its operations, including overall strategy, the competitive landscape, operations, human capital management, regulatory, sustainability, and cybersecurity, among others;

Norfolk Southern Corporation	Page 19	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Governance Framework and Practices (continued)

•	Site visits to provide enhanced visibility on employee training and railroad operations;
•	Education and enrichment opportunities provided in each of the first two years on the Board; and
•	A one-on-one meeting with the independent Board Chair after one year of service to review overall performance and development opportunities.

Directors also receive continuing education from time to time through presentations about the Corporation and new legal and regulatory developments relating to directors. Directors are otherwise encouraged to participate in outside director education seminars at any point during their tenure at the Corporation’s expense. In addition, Directors periodically participate in site visits to our railroad facilities.

Director Elections Majority Voting Policy and Resignation Requirement: Norfolk Southern’s Bylaws require that in an uncontested election of directors, a director will be elected by a majority of votes cast. Any incumbent director who is not re-elected will promptly tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Proxy Access: The Corporation’s Bylaws permit a group of shareholders holding 3% of our outstanding shares for at least 3 years, and who otherwise comply with the Corporation’s Bylaws, to nominate up to 20% of the Board of Directors (with a minimum of 2 nominees). Up to 20 shareholders may aggregate their holdings to reach the 3% threshold. Our Bylaws are posted on our website www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

Special Meetings: A special meeting will be called by the Corporate Secretary of the Corporation upon written request by one or more shareholders who in the aggregate represent at least 20% of the Corporation’s voting shares and who otherwise comply with the Corporation’s Bylaws, which are posted on our website www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.”

Shareholder Engagement: Norfolk Southern has a long history of shareholder engagement. We believe that regular engagement with our shareholders allows us to improve our decision making through better understanding of evolving ESG trends. During 2022, we not only continued but expanded our shareholder outreach program, reaching out to shareholders representing approximately half of our outstanding shares, ultimately engaging with shareholders representing approximately 33% of our outstanding shares.

Our outreach program included meetings with members of our investor relations, sustainability, and legal teams, with our independent Board Chair and our CEO participating in discussions with our largest shareholders. Feedback we received from shareholders was presented to our Board of Directors and to our Governance and Nominating Committee or Human Capital Management and Compensation Committee, as appropriate, for that committee’s consideration. Our Governance and Nominating Committee further discussed the process for conducting this outreach program and the results of these shareholder meetings with our Board of Directors. Our investor relations team also regularly participates in investor conferences and has meetings with investment analysts and investors on topics relating to company financial performance and further conducted an Investor Day on December 6, 2022, to discuss our primary strategic and operational priorities.

Norfolk Southern Corporation	Page 20	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Risk Oversight

The Board The Board of Directors is ultimately responsible for monitoring the primary operational, compliance, financial and strategic risks facing the Corporation, including oversight of the Corporation’s corresponding Enterprise Risk Management (“ERM”) program. The Board of Directors uses the ERM program to proactively identify, assess, monitor, and mitigate the primary risks, threats, and uncertainties that may impact the Corporation’s business objectives. The Corporation’s management has in turn created an Enterprise Risk Council, composed of executive leadership to implement the ERM program. This council coordinates with business leaders across the Corporation to assess and mitigate enterprise risks. Subject to the Board’s ultimate oversight and accountability, and notwithstanding its periodic receipt of reports and recommendations regarding ERM-related matters, the Board has delegated specific risk management oversight responsibilities to its various committees, as set forth below. The Board and its committees are authorized to engage outside advisors to assist in performing such risk management oversight duties, with the Board and the Finance and Risk Management Committee being further authorized to conduct related risk assessments at any time. The Board has also implemented the additional risk management efforts with respect to cybersecurity matters described further below. Finance and Risk Management Committee The Board has delegated oversight of the ERM program to the Finance and Risk Management Committee, including to: o request and receive periodic reports from management on the Corporation’s overall risk monitoring and mitigation activities, including but not limited to technology risks (related to cybersecurity, cyber incident response, and the adequacy and effectiveness of the Corporation’s IT policies); o discuss with management the relationship between the Corporation’s risk appetite and business strategies; o recommend to the Board processes and procedures for the ERM program; o recommend to the Board and the Governance and Nominating Committee the specific Board committee that should be allocated the management and oversight responsibility for specific identified risk areas; and assist the Audit Committee with its related responsibilities, including to review the Corporation’s major financial risk exposures. Audit Committee The Board has delegated responsibility to the Audit Committee to discuss the Corporation’s (i) guidelines and policies with respect to risk assessment and management, and (ii) major financial risk exposures and management’s efforts to monitor and control such exposures. Governance and Nominating Committee The Board has delegated oversight of the Corporation’s sustainability and climate change risks to the Governance and Nominating Committee, including (i) legislative and regulatory efforts to limit greenhouse gas emissions, (ii) volatility in energy prices, and (iii) business interruption for severe weather. Our management and employees otherwise collaborate to identify and mitigate any sustainability and climate change risks, with periodic reports also provided to the Board and the Finance and Risk Management Committee. Human Capital Management and Compensation Committee The Board has delegated responsibility to the Human Capital Management and Compensation Committee to oversee the Corporation’s human capital management strategies and programs, as well as to review the Corporation’s compensation strategy, plans, and programs to ensure that they do not encourage unnecessary or excessive risk taking. Safety Committee The Board has delegated responsibility to the Safety Committee to oversee risk management related to the Corporation’s safety programs and practices. Management Management has day-to-day responsibility for identifying, assessing, managing, and monitoring risks by utilizing enterprise risk management processes and controls. Cybersecurity Risk Management Efforts The Corporation has implemented the additional processes below to address the significant cybersecurity risks we face: o management provides periodic reports to the Board on data protection and cybersecurity matters (in addition to reports provided to the Finance and Risk Management Committee); o our Chief Information Officer and Chief Information Security Officer lead a team responsible for establishing enterprise-wide security strategy, policy, standards, architecture, and processes, and report to the Board on such matters; o all management employees receive mandatory periodic training on how to identify potential cybersecurity risks and protect the Corporation’s resources and information which is supplemented by company-wide testing initiatives, including periodic phishing tests; and we use a risk-based information security program that helps (i) ensure our defenses and resources are aligned to address the most likely and most damaging potential attacks, (ii) provide support for our organizational mission and operational objectives, and (iii) keep us in the best position to detect, mitigate, and recover from a wide variety of potential attacks in a timely fashion.

Norfolk Southern Corporation	Page 21	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Governance Framework and Practices (continued)

Related Persons Transactions: During 2022, Norfolk Southern did not have any related persons transactions.

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, any nominee for director, beneficial owners of 5% or more of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related persons transactions.” We have adopted a written policy to prohibit related persons transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee of our Board is responsible for the review and approval of each related persons transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related persons transaction, the Chair of the Audit Committee has been delegated authority to act between Audit Committee meetings. The Audit Committee, or its Chair, considers all relevant factors when determining whether to approve a related persons transaction, including whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider:

●	the size of the transaction and the amount of consideration payable to the related person(s);
●	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% shareholder, in the transaction; and
●	whether we have developed an appropriate plan to monitor or otherwise manage the potential conflict of interest.

The Chair of the Audit Committee must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related persons transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our shareholders’ best interest to continue, modify, or terminate the related persons transaction.

Anti-Hedging and Anti-Pledging Policies: The Corporation’s anti-hedging policy, which applies to all officers and members of the Board, provides that the Corporation’s executive and non-executive officers and members of its Board of Directors are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s securities, whether granted by the Corporation as part of the officer’s or director’s compensation, or held, directly or indirectly, by the officer or director. Corporation policy also prohibits executive officers from entering into pledging transactions or positions regarding the Corporation’s securities. The Corporation is not aware of any violation of these policies.

The Thoroughbred Code of Ethics: The Board has approved and adopted The Thoroughbred Code of Ethics, which applies to all directors, officers, and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents and our Corporate Governance Guidelines are available on our website at www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.” Any shareholder may request printed copies of our Corporate Governance Guidelines, The Thoroughbred Code of Ethics, or Code of Ethical Conduct for Senior Financial Officers by contacting: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, 650 West Peachtree Street, NW, Atlanta, Georgia 30308 (Corporate_Secretary@nscorp.com or telephone 470-463-0400).

Norfolk Southern Corporation	Page 22	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Board Composition and Attendance

The Board met six times in 2022. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Shareholders, which provides that, to the extent possible, each director is expected to attend the Annual Meeting. We work hard to coordinate schedules so that all our directors can attend, but occasionally events arise that we are unable to schedule around. All directors standing for election in 2023 attended our 2022 Annual Meeting of Shareholders.

Committees of the Board: Our Board committees and their responsibilities are described below. Each committee operates under a charter approved by the Board of Directors that requires the committee to evaluate its performance at least annually. The committee’s evaluation includes effectiveness, size and composition, the quality of information and presentations given to the committee by management, the suitability of the committee’s duties, and other issues that the committee deems appropriate. Committee membership and copies of the committee charters are available on our website www.norfolksouthern.com on the “Invest in NS” page under “Corporate Governance Documents.” Any shareholder may request a printed copy of one or more of the committee charters by contacting: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, 650 West Peachtree Street, NW, Atlanta, Georgia 30308 (Corporate_Secretary@nscorp.com or telephone 470-463-0400).

Executive Committee

Current members:          Amy E. Miles (Chair)

Mitchell E. Daniels, Jr.

Marcela E. Donadio

Thomas C. Kelleher

Michael D. Lockhart

Alan H. Shaw

John R. Thompson

Meetings in 2022: Two

When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its next meeting and are subject to revision or alteration by the Board.

Norfolk Southern Corporation	Page 23	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Audit Committee

Current members:              Marcela E. Donadio (Chair)

Christopher T. Jones
Thomas C. Kelleher

Michael D. Lockhart
Amy E. Miles

Meetings in 2022: Nine

All members of the Audit Committee are independent (see information under “Director Independence” on page 16), satisfy all additional requirements for service on an Audit Committee, as defined by the applicable NYSE listing standards and SEC rules, and qualify as “audit committee financial experts,” as that term is defined by SEC rules. No member of the Committee serves on more than three public company audit committees.

During 2022 the Audit Committee:

●   assisted board oversight of the accuracy and integrity of our financial statements, financial reporting process, and internal control systems;

●   engaged an independent registered public accounting firm (subject to shareholder ratification) based on an assessment of their qualifications and independence, and pre-approved all services associated with their engagement;

●   evaluated the efforts and effectiveness of our independent registered public accounting firm and Audit and Compliance Department, including their independence and professionalism;

●   facilitated communication among the Board, the independent registered public accounting firm, our financial and senior management, and our Audit and Compliance Department;

●   assisted board oversight of our compliance with applicable legal and regulatory requirements;

●   reviewed procedures established for the receipt, retention, and treatment of complaints received, including confidential, anonymous submissions by employees, or others, of concerns regarding questionable accounting or auditing matters, and significant cases of alleged employee conflict of interest, ethical violations, misconduct, or fraud, the volume and nature of calls to the “Ethics and Compliance Hotline” and other matters similar in nature;

●   discussed the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures, and the steps management has taken to monitor and control such exposures; and

●   prepared the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

Norfolk Southern Corporation	Page 24	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Finance and Risk Management Committee

Current members:            Thomas C. Kelleher (Chair)

Thomas D. Bell, Jr.
Marcela E. Donadio
John C. Huffard, Jr.
Michael D. Lockhart
Claude Mongeau

Meetings in 2022: Five

All members of the Finance and Risk Management Committee are independent (see information under “Director Independence” on page 16).

During 2022 the Finance and Risk Management Committee:

●   oversaw implementation of policies concerning our capital structure, including evaluating the appropriate structure of our long-term debt, mix of long-term debt and equity, and strategies to manage our interest burden, and recommended to the Board the declaration of dividends, share repurchases, and the issuance of debt securities;

●   reviewed and evaluated tax and treasury matters and financial returns of our transactions, including management of cash flows, tax planning activities, and evaluating financial returns of proposed mergers, acquisitions, and divestitures;

●   provided oversight of cybersecurity and cyber incident response preparedness; and

●   provided oversight of our Enterprise Risk Management program, including recommending Enterprise Risk Management procedures and processes to the Board, requesting reports from management on its monitoring and mitigation of risks, and discussing with management the relationship between Norfolk Southern’s risk appetite and business strategies.

Governance and Nominating Committee

Current members:            Mitchell E. Daniels, Jr. (Chair)

Christopher T. Jones
Steven F. Leer
Amy E. Miles
Jennifer F. Scanlon
John R. Thompson

Meetings in 2022: Six

All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 16).

During 2022 the Governance and Nominating Committee:

●   recommended to the Board qualified individuals to be nominated as members of the Board;

●   recommended to the Board qualified individuals to be elected as our officers;

●   considered leadership transitions, including those involving the CEO and independent Board Chair;

●   evaluated and considered whether to recommend the adoption of any amendments to our Corporate Governance Guidelines;

●   monitored legislative developments relevant to us and oversaw efforts to affect legislation and other public policy;

●   provided oversight of our sustainability initiatives, political contributions to candidates, committees and trade associations, lobbying, and charitable giving;

●   provided oversight of our sustainability and climate change risks;

●   oversaw our relations with shareholders; and

●   monitored corporate governance trends and practices and made recommendations to the Board of Directors concerning corporate governance issues.

Norfolk Southern Corporation	Page 25	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Human Capital Management and Compensation Committee

Current members:            John R. Thompson (Chair)

Thomas D. Bell, Jr.
Mitchell E. Daniels, Jr.
John C. Huffard, Jr.
Steven F. Leer
Claude Mongeau
Jennifer F. Scanlon

Meetings in 2022: Five

All members of the Human Capital Management and Compensation Committee are independent (see information under “Director Independence” on page 16) and satisfy all additional requirements for service on a Compensation Committee, as defined by the applicable NYSE listing standards and the SEC rules.

During 2022 the Human Capital Management and Compensation Committee:

●   considered and made recommendations to the Board concerning the compensation levels, plans, and programs for the directors, CEO, and executive officers;

●   reviewed and approved corporate goals and objectives relevant to the CEO’s compensation and considered and recommended to the independent members of the Board the compensation of the CEO based on an evaluation of his performance relative to those corporate goals and objectives;

●   considered the results of the shareholder advisory vote on executive compensation in connection with its review of Norfolk Southern’s executive compensation strategy, plans, and programs;

●   provided oversight of each management annual incentive plan, deferred compensation plan, long-term incentive plan, and other executive compensation plan that the Board has adopted and granted, established performance goals for, and recommended or approved awards under the plans;

●   made compensation decisions for which it was desirable to achieve the protections afforded by Rule 16b-3, or by other laws or regulations relevant in this area and in which only disinterested directors may participate;

●   oversaw the Corporation’s key human capital management strategies and programs, including with respect to diversity, equity, and inclusion;

●   changed the Committee’s name to the Human Capital Management and Compensation Committee to underscore its increasing role in the oversight of our people and human capital matters; and

●   oversaw disclosures included in the Compensation Discussion and Analysis (“CD& A”) and produced a Compensation Committee Report indicating that it has reviewed and discussed the CD& A with management and approved its inclusion in the annual proxy statement.

Safety Committee

Current members:              Michael D. Lockhart (Chair)

Christopher T. Jones
Claude Mongeau
Jennifer F. Scanlon

Meetings in 2022: Four

All members of the Safety Committee are independent (see information under “Director Independence” on page 16).

During 2022 the Safety Committee:

●   reviewed and evaluated the safety program and practices of the Corporation;

●   monitored the Corporation’s compliance with the safety program;

●   reviewed and evaluated the Corporation’s compliance with applicable rules and regulations;

●   reviewed the Corporation’s train statistics and traffic trends;

●   reviewed and evaluated the Corporation’s safety program data; and

●   reviewed and evaluated the Corporation’s process for collection and dissemination of safety data.

Compensation Committee Interlocks and Insider Participation: During 2022, each of John R. Thompson, Chair, Thomas D. Bell, Jr., Mitchell E. Daniels, Jr., John C. Huffard, Jr., Steven F. Leer, Claude Mongeau, and Jennifer F. Scanlon served on our Human Capital Management and Compensation Committee. None of these members have ever been employed by Norfolk Southern, and no members had any relationship with us during 2022 requiring disclosure as a transaction with a related person, promoter, or control person under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

Norfolk Southern Corporation	Page 26	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Compensation of Directors

2022 Non-Employee Director Compensation Table1

Name[1]	Fees Earned or Paid in Cash[2] ($)	Stock Awards[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation ($)[5]	Total ($)
Thomas D. Bell, Jr.	112,500	173,427		15,000	300,927
Mitchell E. Daniels, Jr.	132,500	173,427		5,000	310,927
Marcela E. Donadio	127,500	173,427		10,000	310,927
John C. Huffard, Jr.	112,500	173,427		5,000	290,927
Christopher T. Jones	112,500	173,427		0	285,927
Thomas C. Kelleher	132,500	173,427		0	305,927
Steven F. Leer	137,500	173,427	19,608	1,125	331,660
Michael D. Lockhart	132,500	173,427		5,000	310,927
Amy E. Miles	197,500	173,427		5,000	375,927
Claude Mongeau	112,500	173,427		0	285,927
Jennifer F. Scanlon	112,500	173,427		0	285,927
John R. Thompson	132,500	173,427		12,000	317,927

[1]	Mr. Shaw received no compensation for Board or committee service in 2022. Therefore, neither this table nor the narrative that follows contains compensation information for Mr. Shaw. For compensation information for Mr. Shaw, see the Summary Compensation Table.
In accordance with SEC reporting requirements, Mr. Squires’ compensation for Board service following his May 1, 2022 retirement as Chairman and Chief Executive Officer appears in the “All Other Compensation” column of the Summary Compensation Table on page 60, and is detailed in the footnote to that column.
[2]	Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.
[3]	Represents the full grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 of the restricted stock units granted to directors pursuant to our Long-Term Incentive Plan (the “LTIP”) on January 27, 2022. All of the restricted stock units granted to our directors under the LTIP are vested upon grant and acceptance of the award, but are subject to a restriction period of one year and, depending on the director’s election, may be subject to a retention period that ends upon the director’s termination of service. Each director serving on the Board as of December 31, 2022, and who was elected to the Board before 2015, also held 3,000 restricted shares granted pursuant to the Directors’ Restricted Stock Plan. See below under “Non-Employee Director Compensation - Long-Term Incentive Plan” and “Non-Employee Director Compensation - Directors’ Restricted Stock Plan” for more information.
[4]	Represents the amounts by which 2022 interest accrued on fees deferred prior to 2001 by Mr. Leer under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.
[5]	Represents the dollar amounts we contributed to charitable organizations on behalf of directors pursuant to our matching gift programs.

Norfolk Southern Corporation	Page 27	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Compensation of Directors (continued)

Narrative to Non-Employee Director Compensation: Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

How We Set Director Compensation. The Human Capital Management and Compensation Committee and the Board of Directors determine the annual compensation of non-employee directors each year. Directors who are executives of the Corporation receive no compensation for their Board service. The Committee consults with its compensation consultant on the director compensation program and reviews survey information to determine whether changes are advisable. The Committee reviews both a comparison to the market amount of compensation paid to directors serving on boards of similar companies and reviews the allocation of this compensation between cash retainer and equity grants. In general, the Human Capital Management and Compensation Committee and the Board seek to make any changes to non-employee director compensation in a gradual and incremental fashion.

The Corporation pays for or reimburses directors for expenses related to attending Board and committee meetings, director education programs, and other company business meetings.

Fees. In 2022, each member of the Board received a quarterly fee of $28,125 for service on the Board and its standing committees. Directors who served as committee chairpersons received an additional quarterly fee of $5,000 for such service, and our Lead Independent Director received an additional quarterly fee of $12,500 until May 1, 2022. Effective May 1, 2022, the independent Chair received an additional quarterly fee of $25,000.

Directors’ Deferred Fee Plan. A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate account maintained in the name of each participating director.

Four directors elected to defer compensation that would have been payable in 2022 into the Directors’ Deferred Fee Plan.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are phantom units whose value is measured by the market value of shares of our common stock, but the units will be settled in cash, not in shares of stock. These amounts will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10, or 15 years.

Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. The fixed interest rate under the plan is determined based on the director’s age at the time of the deferral, which rate was 10% for deferrals made when a director was between ages 45-54. Amounts set forth in the table above represent the extent to which this rate exceeds 120% of the applicable federal long-term rate. These amounts will be distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Long-Term Incentive Plan. Each of our then current non-employee directors was granted restricted stock units effective January 2022. Each restricted stock unit represents the economic equivalent of one share of our common stock, and will be settled in shares of our stock. Beginning in 2020, each director was offered a choice as to the form for settlement of shares for the restricted stock unit award between (1) distribution one year after grant, with cash dividend equivalent payments made on the restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock, or (2) distribution upon leaving the Board, either in a lump sum or in ten annual distributions in accordance with the director’s prior election, with the award credited with dividend equivalents as dividends are paid on our common stock and the dividend equivalents converted into additional restricted stock units based on the fair market value of our stock on the dividend payment date.

Under the LTIP, if a new non-employee director is appointed after the date of the Plan awards for the year, the new director will receive an award under the same terms as made to other non-employee directors for the year but with the amount of the award prorated based on the number of days remaining in the year that the individual became a director.

Norfolk Southern Corporation	Page 28	www.norfolksouthern.com

Corporate Governance I 2023 Annual Meeting and Proxy Statement

Compensation of Directors (continued)

Directors’ Charitable Award Program. Each director who has served for one year is entitled to nominate up to five tax-exempt institutions to receive, in the aggregate, up to $500,000 from Norfolk Southern following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports our long-standing commitment to contribute to educational, cultural, and other appropriate charitable institutions and to encourage others to do the same. We fund some of the charitable contributions made under the program out of general corporate assets, and some of the charitable contributions with proceeds from life insurance policies we purchased before 2011 on some of the directors’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon directors’ deaths, we receive these life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the program. No premiums were paid for these life insurance policies after 2019.

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors receive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Restricted Stock Plan. Before 2015, each non-employee director received a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock was registered in the name of the director, who has the right to vote the shares and receive dividends, but restricted stock may not be sold, pledged, or otherwise encumbered during the restriction period. The restriction period begins when the restricted stock was granted and ends on the earlier of death or the director ceasing to serve on the Board because of disability or retirement. Effective January 2015, the Board of Directors amended the Directors’ Restricted Stock Plan to provide that no additional awards will be made under the plan.

Share Ownership Guidelines for Directors: Our Board of Directors has established as part of our Corporate Governance Guidelines that each non-employee director should own shares of Norfolk Southern stock equal to at least five times the annual amount of quarterly fees paid for service on the Board and its standing committees. The Board of Directors believes this stock ownership guideline is reasonable and aligns director and shareholder interests. Norfolk Southern common stock, restricted stock, and deferred and restricted stock units held in Norfolk Southern’s LTIP count toward this guideline. Directors may acquire such holdings over a five-year period. All directors currently meet this guideline or are expected to meet the guideline within the five-year period.

Norfolk Southern Corporation	Page 29	www.norfolksouthern.com

Audit Committee Matters

ITEM 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee unanimously recommends, and the Board of Directors concurs, that shareholders vote FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accounting firm, to perform the integrated audit of our consolidated financial statements and internal control over financial reporting for 2023. KPMG and its predecessors have been the Corporation’s external auditor since 1982.

Selection of KPMG. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Corporation’s independent registered public accounting firm and consequently is involved in the selection of the lead audit partner for the engagement. In addition, the Audit Committee is responsible for negotiating and approving the fees paid to KPMG. In determining whether to reappoint KPMG this year, the Committee reviewed KPMG’s performance and independence and considered a number of factors, including:

●	the quality of its interactions and discussion with KPMG;
●	KPMG’s performance in the audit engagement;
●	the qualifications of the lead audit partner and audit team;
●	KPMG’s independence program and processes for maintaining independence;
●	KPMG’s expertise and global reach;
●	the length of time KPMG has been engaged; and
●	the potential impact of changing our independent registered public accounting firm.

Due to KPMG’s high-quality performance and strong independence, the Audit Committee and the Board of Directors believe that the continued engagement of KPMG as the Corporation’s independent registered public accounting firm is in the best interests of the Corporation and its shareholders.

KPMG Fees. For the years ended December 31, 2022, and December 31, 2021, KPMG billed us for the following services:

	2022	2021
Audit Fees[1]	$3,423,000	$3,073,500
Audit-Related Fees[2]	$327,000	$225,500
Tax Fees[3]	$64,880	$140,000
All Other Fees	$—	$—
Total Fees	$3,814,880	$3,439,000

[1]	Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting (integrated audit), the review of our consolidated financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
[2]	Audit-Related Fees principally include fees for employee benefit plan audits and other attestation services.
[3]	Tax Fees consist of tax advice, tax planning, and tax compliance services.

Pre-Approval Policy. The Audit Committee requires that management obtain the Committee’s prior approval for all audit and permissible non-audit services. The Committee considers and approves at each January meeting anticipated services to be provided during the year, as well as the projected fees for those services. The Committee considers and pre-approves additional services and projected fees as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of our independent registered public accounting firm. All services rendered to us by KPMG in 2022 and 2021 were pre-approved in accordance with these procedures.

Representatives of KPMG are expected to attend the 2023 Annual Meeting. They will have the opportunity to make a statement, if they so desire, and be available to respond to appropriate questions.

Norfolk Southern Corporation	Page 30	www.norfolksouthern.com

Audit Committee Matters | 2023 Annual Meeting and Proxy Statement

Audit Committee Report

Before our Annual Report on Form 10-K for the year ended December 31, 2022 was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2022.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referenced above be included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Marcela E. Donadio, Chair
Christopher T. Jones
Thomas C. Kelleher
Michael D. Lockhart
Amy E. Miles

Norfolk Southern Corporation	Page 31	www.norfolksouthern.com

Executive Compensation

ITEM 3	Approval of Advisory Resolution on Executive Compensation

The Board of Directors recommends that shareholders vote FOR the advisory resolution approving the compensation of our Named Executive Officers.

We are asking our shareholders to vote to support the compensation of our Named Executive Officers, as disclosed in this Proxy Statement. Our executive compensation program is described in detail in the “Compensation Discussion and Analysis” beginning on page 36 and our “Executive Compensation Tables” beginning on page 60. An executive summary of the Compensation Discussion and Analysis is provided beginning on page 38.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. While this “Say-on-Pay” vote is advisory, and therefore not binding on the Board, the Human Capital Management and Compensation Committee will consider the results of the vote in evaluating our executive compensation program in the future.

As more fully described in our Compensation Discussion and Analysis, our executive compensation program is designed to align executives’ compensation with the Corporation’s overall business strategies, to attract and retain highly qualified executives, and to provide incentives that drive shareholder value. A significant portion of our executives’ compensation is variable, at risk, and tied to meeting performance goals.

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Shareholder Support for Norfolk Southern’s Executive Compensation Program

Shareholders have repeatedly expressed strong support for Norfolk Southern’s executive compensation program. We regularly engage in a shareholder outreach program to solicit feedback concerning our executive compensation program. This process allows shareholders to provide more detailed input to the Committee on our executive compensation program and related disclosure beyond the annual advisory vote on compensation. In the meetings held during 2022, shareholders generally expressed satisfaction with Norfolk Southern’s executive compensation program and with our disclosures related to the program in the proxy statement.

The Board of Directors and its Human Capital Management and Compensation Committee believe the compensation program for the Named Executive Officers is appropriately designed to support our goals. Since this advisory vote was first held in 2011, shareholders have agreed, as they have strongly supported our executive compensation program with 93% or more of the votes cast each year, including 93% in 2022, in favor of our executive compensation program. We expect to continue holding this advisory vote annually, consistent with our recommendation on Item 4 that shareholders vote in favor of an annual advisory resolution on our executive compensation program.

Historical “Say-on-Pay” Voting Results (FOR)

We therefore ask that you express your support by voting FOR the following advisory resolution:

RESOLVED, that the shareholders of Norfolk Southern Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table, and the other related tables and disclosures.

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ITEM 4	Approval of Frequency of Advisory Resolution on Executive Compensation

The Board of Directors recommends that shareholders vote to select ONE YEAR on the proposal recommending the frequency of the advisory resolution on executive compensation.

We are seeking a non-binding advisory shareholder vote regarding the frequency of submission to shareholders of a “Say-on-Pay” advisory resolution such as Item 3 above. The Dodd-Frank Act requires the Corporation, at least once every six years, to provide shareholders with an opportunity to vote to advise the Board of Directors as to how often the Corporation should include an advisory vote on executive compensation program in its proxy statement; either annually, every two years, or every three years.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give consideration to the outcome of such voting. Our Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as our compensation programs. The Board of Directors believes that at present it should receive advisory input from our shareholders each year. Accordingly, the Board of Directors recommends that you vote in favor of an annual advisory resolution on our executive compensation program.

The Board of Directors unanimously recommends you vote to select ONE YEAR on the proposal recommending the frequency of advisory resolution on executive compensation.

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Compensation Committee Report

The Human Capital Management and Compensation Committee of our Board of Directors oversees the executive compensation program on behalf of the Board. In fulfilling our oversight responsibilities, we reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this Proxy Statement.

The Compensation Discussion and Analysis discloses the material elements of Norfolk Southern’s executive compensation program. We are committed to a compensation program that is designed to align executives’ compensation with Norfolk Southern’s overall business strategies, attract and retain highly qualified executives, and provide incentives that drive shareholder value. The Compensation Discussion and Analysis describes how our decisions regarding Norfolk Southern’s executive compensation program for 2022 implemented these design elements.

In reliance on the review and discussions with management referenced above, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Norfolk Southern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

MEMBERS OF THE HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE

John R. Thompson, Chair
Thomas D. Bell, Jr.

Mitchell E. Daniels, Jr.
John C. Huffard, Jr.

Steven F. Leer
Claude Mongeau
Jennifer F. Scanlon

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives, governance, and policies that guide our executive compensation program, the compensation components that made up that program during 2022, and the performance goals and results.

Our 2022 Named Executive Officers

Name		Position
	Alan H. Shaw	President and Chief Executive Officer[1]
	James A. Squires	Former Chairman and Chief Executive Officer[2]
	Mark R. George	Executive Vice President and Chief Financial Officer
	Ann A. Adams	Executive Vice President and Chief Transformation Officer
	Claude E. (Ed) Elkins	Executive Vice President and Chief Marketing Officer
	Cynthia M. Sanborn	Executive Vice President and Chief Operating Officer[3]

[1]	Effective May 1, 2022, Mr. Shaw was appointed to the position of President and Chief Executive Officer of the Corporation. Mr. Shaw previously served as President from January 1 through April 30, 2022.
[2]	Mr. Squires retired as Chairman and Chief Executive Officer of Norfolk Southern effective May 1, 2022.
[3]	As disclosed in a Form 8-K filed on November 14, 2022, Ms. Sanborn’s service with the Corporation ended effective January 1, 2023.

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Leadership Transition

As part of the Corporation’s planned succession process, Mr. Squires, the Corporation’s former Chairman and CEO, retired from such roles effective May 1, 2022. In coordination with Mr. Squires’ retirement, the Board elected Mr. Shaw as our President effective December 1, 2021, and as our CEO effective May 1, 2022.

In connection with this leadership transition, and after considering market data, internal equity, advice from its independent compensation consultant and other factors, the Human Capital Management and Compensation Committee (the “Committee”) in December 2021 recommended and the Board approved Mr. Shaw’s salary and the Committee established the annual incentive opportunity for the President role. In April 2022, also after considering market data, advice from its independent compensation consultant, and other factors, as disclosed in a Form 8-K filed on April 27, 2022, the Committee recommended and the Board approved Mr. Shaw’s salary, and the Committee established an annual incentive opportunity for and granted a promotional long-term equity incentive award to Mr. Shaw upon his promotion on May 1, 2022, to the position of President and CEO. As disclosed in a Form 8-K filed on January 26, 2022, a portion of the long-term equity incentive award that the Committee granted to Mr. Shaw in January 2022 (which consisted of nonqualified stock options, performance share units, and restricted stock units) was related to his service as President for the month of December 2021, and is distinct from the compensation that the Committee granted to Mr. Shaw for his 2022 service.

Also, as part of this succession process, our Board of Directors elected Amy E. Miles as Norfolk Southern’s independent Board Chair to succeed Mr. Squires as Board Chair, effective May 1, 2022.

In establishing Mr. Squires’ compensation as Chairman and CEO for the period between January 1 and his retirement on May 1, 2022, the Committee maintained Mr. Squires’ annual salary, annual incentive opportunity, and long-term equity incentive award at the same levels as for 2021. Mr. Squires received his salary through the date of his retirement, and a prorated 2022 annual incentive award based on his salary earned for the period prior to his retirement, paid at the same time and in the same percentage of his incentive opportunity as was paid to other Named Executive Officers. Mr. Squires forfeited a portion of each of the long-term stock incentive awards granted to him in 2022, based on the number of months during 2022 for which he did not serve as Chairman and CEO.

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Executive Summary

Our 2022 Executive Compensation Program: Under the direction of the Committee, our executive compensation program strongly emphasizes performance-based compensation, including compensation that is contingent upon achieving performance conditions or subsequent stock price appreciation. The following chart summarizes the key characteristics and performance metrics that apply to the compensation program for our Named Executive Officers for 2022:

Element	Form	Key Characteristics & Performance Metrics
Base Salary	Fixed Cash	● Reviewed annually and periodically adjusted based on market data, individual performance and experience, changes in position or duties, or other circumstances
Annual Incentive	Performance- Based Cash

●  Designed to compensate executives based on achievement of annual corporate performance goals

●  Performance metrics chosen to encourage employees to do all they can individually and as a team to increase revenue, manage expenses, improve operating performance, and achieve our strategic objectives

Performance metrics for 2022:

Long-Term Incentive Awards	Performance Share Units (60% CEO, 50% other NEOs)

●  Performance metric chosen to promote efficient utilization of corporate assets and enhancement of shareholder value

●  The performance metric is after-tax return on average invested capital (ROAIC), with total shareholder return versus the companies included in the Standard & Poor’s 500 Industrials Index as a modifier that may reduce or increase payout (if any) by up to 25%

●  Vest at the end of a 3-year period based on achievement of ROAIC performance goals

Restricted Stock Units (25% CEO, 35% other NEOs)

●  Align executives’ interests with shareholders, serve as a retention tool for valued members of management

●  Vest ratably in four installments beginning on the first anniversary of the date of grant, based on continued service

	Stock Options (15%)	● Provide the ability to reward increased shareholder value and retain key employees ● Vest on the fourth anniversary of the date of grant, based on continued service

The Committee considers the annual incentive, long-term performance share units, and stock options to be performance-based awards. The annual incentive and performance share units are at risk of having no value unless threshold goals are achieved, and the stock options are at risk of having no value unless our stock price appreciates. The Committee believes such performance-based compensation creates a strong alignment between the interests of our executive officers and our shareholders.

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Executive Summary (continued)

Salary	Annual Incentive	Long-Term Incentive Awards

● Help attract and retain executives ● Provide a fixed level of compensation ● See page 47 for further details

●   Compensate executives based on achievement of annual corporate goals

●   Earned based on performance against financial and operating metrics, and other strategic priorities

●   See page 47 for further details

●   Target longer-term achievement of corporate objectives by aligning interest of executives with shareholders

●   Include performance shares that are earned over a 3-year performance cycle, stock options, and time-based restricted stock units

●   See page 53 for further details

*	The target total compensation mix percentages set forth above for individual components may not sum to 100% due to rounding. The target total compensation mix percentages for Mr. Shaw and Mr. Squires were approximately equal for 2022 service as CEO. The target total compensation mix percentages for the Other NEOs represent the 2022 average for Ms. Adams, Mr. Elkins, Mr. George, and Ms. Sanborn.

2022 Pay and Performance Alignment

The Committee aligns compensation to performance by emphasizing performance-based compensation components. These components include an annual cash incentive, long-term performance share units with a three-year cycle, and stock options. A summary of our 2022 performance can be found in the Business Highlights section on page 3, and for complete information regarding our 2022 performance, please refer to our 2022 Annual Report. Our performance relative to our goals established for the annual incentive and long-term performance share units is presented below:

Annual Incentive. The corporate performance achieved was 49.4%, resulting from below-threshold performance for the operating ratio metric and operating income performance between target and maximum levels, resulting in a combined 29.4% earn out for these two metrics, and the Committee’s determination that the Corporation’s progress toward its strategic objectives resulted in a 20% earn out for this component of the plan.

Performance Share Units. Our Named Executive Officers earned a payout of 92.5% of target for the performance share units for the three-year cycle ending in 2022, based on after-tax return on average invested capital (ROAIC) and our total shareholder return (TSR) relative to the other North American Class I railroads.

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Leading Compensation Governance Practices

Embedded in our overall executive compensation program are features that reflect leading governance principles and demonstrate our commitment to best practices in executive compensation:

Key 2022 Compensation Decisions

As the Committee continues its focus on aligning executives’ compensation with our strategic plan objectives, attracting and retaining highly qualified executives, and providing incentives that drive shareholder value, the Committee made the following key decisions with respect to executive compensation for 2022:

●	Established Challenging 2022 Annual Incentive Performance Targets Aligned to Our Strategic Objectives. The Committee selected operating ratio, operating income, and progress toward our strategic objectives as performance criteria for the 2022 annual incentive, as these measures reflect our operational efficiency, financial profitability,and strategic focus. The Committee added progress toward achieving the Corporation’s strategic objectives as an annual incentive goal in 2021, and determined that it would annually evaluate the Corporation’s performance based on progress toward its objectives of achieving operational and safety excellence, driving productivity and efficiency, propelling smart growth, accelerating digital transformation, and aligning, engaging, and developing talent. The Committee changed the weighting of the 2022 annual incentive performance criteria from 2021 to begin a shift to a more balanced approach between operating efficiency and profit growth. The Committee determined that the weighting of the three criteria would be 50% operating ratio, 30% operating income, and 20% based on the Committee’s assessment of our achievements toward our strategic objectives.

In January 2022, the Committee set challenging financial targets. In establishing performance targets for operating ratio and operating income for 2022, the Committee considered:

●	our financial objectives for 2022, with a particular focus on improving on our record 2021 operating income performance and improving our operating ratio performance with a goal toward narrowing the gap with our industry peers;
●	the forecasted business environment for 2022, including the expected continued impacts of the pandemic on global supply chains and the resulting uncertainty, and the need to promote continued operating efficiency improvements;
●	our continued focus on service while improving productivity and efficiency; and
●	an analysis of the difficulty of achieving the threshold, target, and maximum performance goals from Pay Governance, its independent compensation consultant.

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Key 2022 Compensation Decisions (continued)

The Committee thus:

●	increased the performance necessary to achieve the threshold, target, and maximum payout for operating income, increased the maximum payout for operating income performance, and increased the portion of annual incentives tied to operating income; and
●	increased the performance necessary to achieve the threshold, target, and maximum payout levels for operating ratio, decreased the maximum payout for operating ratio performance, and decreased the portion of annual incentives tied to operating ratio.

Against these challenging performance measures, we achieved a 49.4% payout based on our operating income and operating ratio performance and the Committee’s assessment of progress toward our strategic objectives.

●	Established Compensation for the President and CEO that is 71% Performance-Based. Mr. Shaw was appointed as President in December 2021 and at that time the Board also elected him as President and CEO effective May 1, 2022. The Committee’s compensation awards for Mr. Shaw as President and CEO provide 75% of his targeted compensation in the form of equity-based long-term incentive awards that are aligned with shareholder interests, and 71% as performance-based compensation.
●	Granted Long-Term Incentive Awards that are Performance-Based. The Committee continued to make annual grants of long-term incentive awards, the majority of which consist of performance share units and stock options whose ultimate value is based on shareholder return and which may not have any value at the end of the multi-year vesting period.
●	Revised the Comparator Group for the TSR Modifier Applied to Performance Share Unit Awards. The Committee based the total share return (TSR) modifier for performance share unit (PSU) awards granted in 2022 on Norfolk Southern’s TSR relative to the companies in the Standard & Poor’s 500 Industrials Index, rather than on the publicly traded North American Class I railroads, which are the comparator group for outstanding PSU awards made prior to 2022. The Standard & Poor’s 500 Industrials Index includes all industrial sector companies in the broader Standard & Poor’s 500 Index, including Norfolk Southern and the other U.S. Class I railroads. The Committee determined that the companies in this index are a relevant and more reliable comparator group for the Corporation’s returns to its shareholders.
●	Awarded Premium-Priced Stock Options to the Named Executive Officers. In January 2022, the Committee granted a one-time award of premium-priced stock options to the Named Executive Officers other than Mr. Squires to align our new executive team and motivate them to drive increased shareholder value over the long term. This one-time award will not be awarded on a regularly recurring basis. To ensure that the executives will realize value from these awards only if our shareholder value increases appreciably, the exercise price of these stock options was set at 110% of the Corporation’s stock price on the grant date. These options will vest 25% per year on each anniversary of the grant date. Dividend equivalent payments will not be made on the shares subject to these options. The stock options under this award are not subject to the provisions of the Executive Severance Plan described on page 57.

Objectives of Compensation Program

Our executive compensation program is primarily designed to:

●	Align executives’ compensation with overall business strategies.
●	Provide incentives that drive shareholder value.
●	Attract and retain highly qualified executives.

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Compensation Governance

Role of Human Capital Management and Compensation Committee: The Committee, pursuant to its charter, reviews the Corporation’s overall compensation strategy and executive compensation programs and levels, and makes decisions on the compensation paid to our Named Executive Officers. The details of the Committee’s processes involved in establishing each of the components of our executive compensation program are described below. The Committee works closely with its independent compensation consultant throughout the year to develop the executive compensation program and to align pay with performance and with pay at comparable companies. While the Committee discusses current and proposed compensation structures with management, the Committee acts independently of management and has the full authority to retain any advisors it deems appropriate to assist it in making these decisions.

Role of Independent Compensation Consultant: The Committee engaged an independent compensation consultant, Pay Governance LLC, to provide executive compensation consulting services during 2022. Pay Governance does not provide services to Norfolk Southern other than those provided at the request of the Committee.

At the Committee’s request, Pay Governance compiled compensation data for the peer groups selected by the Committee. Pay Governance also provided requested reports and information to the Committee, including at the Committee’s request, recommendations regarding individual pay and executive compensation program design. Pay Governance also attended Committee meetings as requested by the Committee. The Committee used the information provided by Pay Governance, and considers Pay Governance’s analysis and recommendations as a starting point for its compensation decisions.

More specifically, in 2022, Pay Governance:

●	advised the Committee on the peer groups to be used in assessing 2022 market levels of compensation for key executive positions;
●	conducted a market pay assessment of our compensation levels relative to both the competitive market and our compensation philosophy, including identifying and reviewing available market benchmark positions and pay data;
●	assisted with the development of long-term incentive grant guidelines for the officer and management groups, based on Pay Governance’s competitive pay assessment;
●	reviewed emerging regulations, trends, and issues in executive compensation with the Committee;
●	advised the Committee on the development of a compensation program for the new President and CEO position; and
●	provided an analysis of the difficulty of achieving the threshold, target, and maximum performance goals for the annual incentive and the performance share units, and of the current plan’s effectiveness in driving achievement of threshold, target, and maximum performance.

For 2022 and 2023, following a review of its records and policies, Pay Governance provided the Committee with a report regarding its conformance with independence factors under applicable SEC rules and the listing standards of the NYSE. The Committee considered the independence factors and determined that Pay Governance is independent and free from potential conflicts of interest.

Performance Reviews: The Committee annually reviews the performance of the Chief Executive Officer and considers this performance when establishing his compensation package. The Committee also reviews the performance of the other Named Executive Officers with the assistance of the Chief Executive Officer, and considers both its own assessment of the executives’ performance and the assessment of the CEO in establishing a compensation package for the other Named Executive Officers.

Committee Consideration of Management Recommendations: Management does not make recommendations on the compensation of the Chief Executive Officer. Pay Governance makes recommendations to the Committee on any adjustments to compensation for the Chief Executive Officer, and the Chief Executive Officer is not present when the Committee makes decisions on his compensation package.

In January of 2022, the Chief Executive Officer, Mr. Squires, provided recommendations to the Committee on any adjustments to compensation for the Named Executive Officers, other than the Chief Executive Officer and the President. Any adjustments were based on each individual’s performance, level of responsibility, and internal pay equity, in addition to the market compensation data for peer group companies provided by Pay Governance.

In addition to individual adjustments, the Chief Executive Officer provides recommendations to the Committee on adjustments to compensation to address hiring or retention needs, performance goals, market pay equity, overall corporate performance, and general economic conditions. While the Committee considers the recommendations of management in these areas, it makes all compensation decisions independently after considering Pay Governance’s recommendations.

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Compensation Governance (continued)

Consideration of Shareholder Advisory Vote on Compensation and Shareholder Engagement: At Norfolk Southern’s 2022 Annual Meeting of Shareholders, approximately 93% of the votes cast supported the advisory resolution on the compensation of our Named Executive Officers. The Committee compared the results of the advisory vote to our peer group average results and the average results amongst the Standard & Poor’s 500 Index companies.

The Committee viewed the results of the advisory vote as demonstrating broad shareholder support for our current executive compensation program. Given the results of the shareholder advisory vote, and the Committee’s ongoing review of our compensation programs, the Committee believes that our existing compensation program effectively aligns the interests of the Named Executive Officers with our long-term goals. While the shareholder vote on compensation is advisory in nature, the Board and the Committee carefully consider the results of any such vote in future compensation decisions.

We engage in a shareholder outreach program with our institutional investors to solicit feedback concerning our executive compensation program, and this shareholder feedback is reported to the Committee and the Board for consideration. This process allows shareholders to provide input to the Committee on our executive compensation program and disclosure beyond the annual advisory vote on compensation. In response to specific concerns expressed by shareholders during these discussions, the Committee has taken several actions over the past years to enhance the design of our executive compensation program.

In setting compensation for the Named Executive Officers, the Committee considers:

●	each officer’s performance, experience, qualifications, and responsibilities;
●	current and historical salary levels, targeted annual incentive opportunities, and long-term incentive awards;
●	expected corporate performance and general economic conditions;
●	general industry compensation survey data; and
●	comparative market data, provided by the independent compensation consultant, as a guideline. The Committee considers total direct compensation (salary plus target annual incentive plus the expected value of long-term incentive awards) relative to the 50th percentile for the Chief Executive Officer and the other Named Executive Officers as compared to the peer groups.

The Committee does not consider amounts realized from prior performance-based or stock-based compensation awards when setting the current year’s target total direct compensation, regardless of whether such realized amounts may have resulted in a higher or lower payout than targeted in prior years. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committee believes that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with this purpose.

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Compensation Policies

Peer Groups: The Committee monitors the continuing appropriateness of its selection of the peer group companies used in evaluating various components of executive compensation. The Committee continues to believe that it is important to focus on a peer group of the other North American Class I railroads or their holding companies (“Class I railroads”) because we are in direct competition with those companies for key executive talent. The companies that make up the Class I railroads peer group for 2022 (the “Class I Railroads Peer Group”) are:

Burlington Northern Santa Fe, LLC	CSX Corporation
Canadian National Railway Company	Union Pacific Corporation
Canadian Pacific Railway Limited

The Committee also recognizes that the market in which we compete for many key executive positions extends beyond the railroad industry to include other industrial companies of comparable size to Norfolk Southern. As a result, the Committee believes that it is relevant to reference the pay levels at both the other Class I railroads and in a peer group of comparable industrial companies for the Named Executive Officers. In September 2021, with the assistance of Pay Governance, the Committee selected a peer group of 20 companies in the industrials sector that are within a comparable size range to Norfolk Southern. At the time that the Committee reviewed market compensation levels for this peer group, Norfolk Southern ranked at the 26th percentile of this group in annual revenue, at the 85th percentile in market capitalization, and at the 79th percentile in total assets. The companies in this peer group (the “Industrials Peer Group”) are:

Burlington Northern Santa Fe, LLC	Fortive Corporation	Textron Inc.
Canadian National Railway Company	Illinois Tool Works Inc.	Trane Technologies, plc
Canadian Pacific Railway Limited	Johnson Controls International plc	Waste Management, Inc.
Carrier Global Corporation	L3Harris Technologies, Inc.	Westinghouse Air Brake
CSX Corporation	Otis Worldwide Corporation	Technologies Corporation
Dover Corporation	Parker-Hannifin Corporation	XPO, Inc.
Eaton Corporation plc	Republic Services, Inc.	Xylem Inc.

In November 2022, the Committee reviewed compensation data provided by Pay Governance for the Industrials Peer Group, as well as for the Class I Railroads Peer Group as part of its annual review of benchmark compensation data, and in preparation for its decisions on officer compensation to be made in January 2023. The Committee also reviewed available compensation data for both of these peer groups in April 2022 in establishing Mr. Shaw’s compensation as President and CEO effective May 1, 2022.

Our Committee applies its executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for each officer based on his or her responsibilities, experience, and qualifications as compared to the compensation set for comparable positions by comparable companies. In setting the Chief Executive Officer’s compensation, the Committee strives to balance comparative market data for chief executive officers of peer group companies with its goal to provide incentive opportunities that are significantly performance-based and thus designed to drive shareholder value. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher performance-based component than that of the other Named Executive Officers.

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Compensation Components

Overview: The Committee has designed a balanced compensation program that provides our Named Executive Officers with an appropriate base salary along with competitive annual and long-term incentive compensation.

The program provides a significant portion of compensation in the form of equity and directly links executives’ compensation to our strategic goals and financial performance, and thus aligns their interests with those of our shareholders. Our total compensation for our Named Executive Officers is weighted heavily toward performance- based incentive compensation, rather than base salary, so that a substantial portion of targeted executive compensation aligns with shareholder interests.

2022 President and CEO Target Total Compensation Mix1,2

2022 Average Target Total Compensation Mix for Other NEOs1,3

[1]	Compensation mix percentages for individual components may not sum to 100% due to rounding.
[2]	Represents compensation to Mr. Shaw as President and Chief Executive Officer.
[3]	Average for Ms. Adams, Mr. Elkins, Mr. George, and Ms. Sanborn.

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Compensation Components (continued)

In setting executives’ total direct compensation and the compensation component mix, the Committee considers the advice of its independent compensation consultant and then makes its own judgments to determine appropriate compensation levels and mix. The Committee considers each executive’s performance, responsibilities, experience and qualifications, and internal pay equity. With respect to newly hired executives, the Committee considers the executive’s responsibilities and competitive pay, including pay appropriate to encourage the executive to accept our offer of employment.

In addition, the Committee uses market data of the peer group companies when available as a reference point for determining the appropriate compensation, considering where target total direct compensation for the upcoming year falls relative to the 50th percentile for the Chief Executive Officer and the other Named Executive Officers.

At the beginning of 2022, the Committee increased the total direct compensation targets for Mr. George, Ms. Adams, and Ms. Sanborn, and established a total direct compensation target for Mr. Elkins, to appropriately position each executive’s total direct compensation within a competitive range of median compensation for comparable positions at the peer group companies. The Committee increased the total direct compensation target for Mr. Shaw in May 2022, upon his promotion to the President and Chief Executive Officer position.

For 2022, the portion of total direct compensation awarded as total cash compensation versus long-term incentive compensation for the NEOs was approximately:

The Committee further considers the portion of total direct compensation to be awarded as long-term compensation and how the long-term portion should be allocated among performance share units, restricted stock units, and stock options. This allocation is based on general market practices, compensation trends, governance practices, and business issues. In making this determination, the Committee takes into account the potential dilutive effect of stock-based awards, including guidance on these measures from proxy advisory services, and further considers the purpose behind each element of long-term compensation and how the allocation among these elements will support its overall compensation objectives.

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Compensation Components (continued)

Salaries: The Board establishes competitive base salaries for our executive officers to attract and retain key executive talent. The Committee reviews the Named Executive Officers’ base salaries annually and periodically makes recommendations to our Board of Directors to adjust salaries based on market data, individual performance and experience, changes in position or responsibilities, or for other circumstances.

After the Committee’s annual salary review in January 2022, the Committee recommended and the Board approved increases in the salaries of Mr. George and Ms. Sanborn for 2022 to more appropriately position them based on comparisons of total direct compensation among peers at the peer group companies. The Committee did not recommend any other salary adjustments for the Named Executive Officers at such time.

In April, the Committee recommended, and the Board approved an annual salary of $950,000 for Mr. Shaw, effective upon his appointment to the President and Chief Executive Officer position on May 1.

Annual Incentive: Each of our Named Executive Officers participates in our Executive Management Incentive Plan (the “EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. For 2022, 80% of the target annual incentive awards for EMIP participants was based on achieving financial performance goals, and 20% was based on the Committee’s assessment of our progress toward our strategic objectives, including achieving operational and safety excellence, driving productivity and efficiency, propelling smart growth, accelerating digital transformation, and aligning, engaging, and developing talent. The Committee also established performance levels, including threshold, target, and maximum performance levels, and incentive award levels for each performance level, as shown below. The financial goals were weighted 50% toward operating ratio and 30% toward operating income.

Corporate Performance Percentage:

Each year, the Committee establishes an annual incentive opportunity for each officer at the level of Vice President or above. The opportunity is determined using relevant market data and internal pay equity, and is expressed as a percentage of base salary.

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Compensation Components (continued)

For 2022, the Committee established annual incentive opportunities of 150% of base salary for Mr. Shaw as President, prorated for the portion of the year that he served in that position, 225% for Mr. Shaw upon his promotion to President and Chief Executive Officer, 225% for Mr. Squires as Chairman and Chief Executive Officer, prorated for the portion of the year that he served in that position prior to his retirement, and 135% for the Executive Vice President positions. The Committee established goals to produce an overall 67% targeted corporate performance payout which, if met, would result in annual incentive payouts of the following percentages of each officer’s salary:

Position	Annual Incentive Opportunity		Target Performance Level	Percent of Salary Paid as Annual Incentive at Target Performance
President and Chief Executive Officer[1]	225%	x	67%	=	151%
President[2]	150%	x	67%	=	101%
Chairman and Chief Executive Officer[3]	225%	x	67%	=	151%
Executive Vice Presidents	135%	x	67%	=	90%

[1]	Applicable beginning on May 1, 2022, when Mr. Shaw was appointed President and CEO.
[2]	Applicable for the months of January through April 2022 when Mr. Shaw served as President.
[3]	Applicable for the months of January through April 2022 when Mr. Squires served as Chairman and CEO.

After the end of the year, the Committee determines the extent to which the corporate performance goals were met. The performance-based annual incentive paid to each officer is then calculated by multiplying the officer’s salary paid in the prior year by that officer’s annual incentive opportunity and percentage achievement of the corporate performance goals. The Committee may reduce the annual incentive paid to any executive based on individual performance. For 2022, the Committee did not make any adjustments to the annual incentive payout based on individual performance.

2022 Performance Metrics

For 2022, the Committee selected operating ratio, or operating expenses as a percentage of revenue, and operating income, or operating revenue less operating expenses, as the financial performance measures to be used in the EMIP. These financial metrics were selected to motivate and reward executives for increasing revenue, improving operating efficiency, and managing expenses. The Committee based part of EMIP awards on its assessment of our progress toward strategic objectives tied to achieving our long-term business strategy. Approximately 20% of our management workforce had an annual incentive opportunity in 2022 based on the achievement of the same performance goals that the Committee established under EMIP.

The portions of the annual incentive based on operating ratio, operating income, and strategic objectives were calculated independently, so it was possible to earn an annual incentive by achieving the threshold on only one of these metrics. If Norfolk Southern achieved threshold performance for only the operating ratio measure, a threshold payout of 12.5% would result. If Norfolk Southern achieved threshold performance for only the operating income measure, a threshold payout of 7.5% would result. There was no threshold performance level established for the strategic objectives. If the maximum or higher performance for all three criteria were achieved, a maximum payout of 149% would result. The dollar amounts corresponding to the above-listed threshold, target, and maximum opportunities for each of the Named Executive Officers can be found under Grants of Plan-Based Awards on page 62.

Performance Goals for 2022 Metrics

Financial Metrics – The Committee set target performance for operating ratio and operating income at levels considered challenging with a reasonable likelihood of being achieved and that represent strong levels of performance based on our overall business outlook, general economic conditions expected during the performance year, and our long-term strategic plan. The Committee established the goals for the maximum annual incentive opportunity at a level so that the full amount would be earned only if actual performance significantly exceeded forecasted performance. The Committee also set performance levels and resulting payouts at intervals between the threshold, target, and maximum.

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Compensation Components (continued)

Performance levels for the operating ratio and operating income metrics were set based on the annual financial plan established at the beginning of the year, including operating income growth on top of record results in 2021 and continued operating efficiency improvements. As a result, the Committee increased the performance necessary to achieve the threshold, target, and maximum payout levels for operating ratio as compared with 2021 and decreased the maximum payout for operating ratio performance to 165%. The Committee also increased the performance necessary to achieve each payout level for operating income as compared with 2021, and increased the maximum payout for operating income performance to 155%.

Strategic Objectives – To motivate continued focus on and progress toward all of our long-term strategic objectives, the Committee determined in January of 2022 that the earnout of 20% of the annual incentive opportunity would be based on the Committee’s evaluation of the Corporation’s efforts to achieve operational and safety excellence and propel smart growth; progress in continuing our transformation into a more productive and efficient organization; leveraging technology as a catalyst to drive the productivity of our people, enhance the safety and efficiency of our operations, and enrich the experience of our customers; and aligning, engaging and developing our talent, including by promoting diversity, equity, and inclusion, and ensuring that employees understand how their work contributes to Norfolk Southern’s success.

The earnout level for strategic objectives performance can range from 0% to a maximum of 100%, based on the Committee’s overall evaluation of progress toward these objectives.

The performance metrics that the Committee established in January 2022 for operating ratio and operating income, and the corresponding payouts, as well as the potential earnout for strategic objectives performance are shown in the illustration below, along with the weighting of each of these criteria in calculating the corporate performance percentage.

The payout for the annual incentive is calculated using a weighted average of the payouts for each performance area as illustrated above.

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Compensation Components (continued)

Corporate Performance Results for 2022

The corporate performance for the 2022 award, determined under the EMIP’s terms, including the Committee’s evaluation of our progress toward our strategic objectives, is detailed below. The Committee considered the following performance results when conducting an evaluation of how management achieved such progress:

Achieve Operational and Safety Excellence – Overcoming significant challenges, management achieved industry-leading operational improvement over 2022, improving on-time performance to our highest level in nearly two years, representing a 27% improvement compared to the end of 2021 and an 18% improvement compared to the end of 2020. Our service restoration efforts gained significant traction in the second half of 2022, including a 21% improvement in train speed, and a 13% improvement in terminal dwell over this period, compared to average industry performance of 7% and 4% respectively.

This enhanced performance further enabled us to deliver perfect on-time performance for peak shipping season, and improve our grade from Amtrak three levels during 2022 to lead the industry. In addition, management implemented our TOP|SPG operating plan, achieved a record low serious injury rate, launched recruiting and training initiatives that achieved industry-leading success hiring conductors in a historically tight job market, completed a Climate Scenario Analysis, and strengthened our operations leadership team and culture, driving improved results in multiple dimensions of our employee engagement survey.

Drive Productivity and Efficiency – Through financial discipline, and a series of initiatives as part of our newly implemented TOP|SPG operating plan, management achieved a significant strategic milestone during 2022, delivering an industry-competitive operating ratio while improving safety performance, as noted above, which allowed us to announce a move away from a primary focus on operating ratio to our new balanced growth strategy. More specifically, we achieved an operating ratio within 100 basis points of other North American Class I railroads in the first nine months of 2022. Management further improved crew productivity 27%, locomotive productivity 6% and fuel efficiency 6% as compared to 2019 pre-pandemic normalized operating levels, and installed 20% more rail miles as compared to 2021 with the same number of maintenance crews.

Propel Smart Growth – Our management team responded to reduced opportunities to grow volume with strong pricing performance, producing significant incremental revenue growth while advancing other initiatives that position us for continued growth in 2023. 2022 marked continued improvement in revenue per unit (RPU) less fuel growth in both intermodal and merchandise services, with management now having achieved this milestone in 24 consecutive quarters and 30 of the last 31 quarters, respectively. This performance enabled our management team to deliver record 2022 performance in total revenue, total revenue less fuel, revenue per unit, and revenue per unit less fuel. Our management team also led efforts to significantly expand our industrial development activities, completing 159 projects during 2022.

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Compensation Components (continued)

Accelerate Digital Transformation – Our management team advanced every aspect of our digital transformation strategy during 2022, including achieving significant milestones in our industry- leading advanced technology initiatives, such as continued use of predictive analytics which is a key component of our track maintenance efforts, launching an application programming interface (API) platform that provides 100+ shipment data points over 6,000 times a day on average, and utilizing a new mobile system that has resulted in a significant reduction in overall billing processing time. Management also enhanced customer-facing technologies essential for our growth and sustainability initiatives during 2022, including enhancing NSites, a search engine that enables businesses and others to readily identify industrial sites or facilities that are serviced by rail, launching and updating our industry-leading carbon calculator which supports customer efforts to account, measure and mitigate carbon emissions in their supply chain decisions, and implementing field technologies that enhance safety and productivity, with all train and engine employees now equipped with mobile devices, and usage of our mobile reporting and track authority applications above 98%.

Align, Engage, and Develop Our Talent – Our leadership team enhanced engagement among our operations employees, launched a significant leadership culture initiative, and aligned the organization around the launch of a new and pioneering external strategy that included a commitment to build resiliency and adopt a more balanced approach focused on service, productivity, and growth. Management successfully integrated and transitioned new senior leaders to manage the complexities of a service recovery and national labor negotiations, and ended the year aligned as a customer-centric, operations-driven service organization. Management also achieved significant progress in our hiring and diversity initiatives, including qualifying 1,080 train and engine employees since May 2022, and increasing train and engine employee headcount by 8.2%, which is more in absolute and percentage terms than any other U.S. Class I railroad. We also hired an unprecedented 5,100 employees in 2022, of which 41% were racially diverse. Among new hires at or above the manager level, 52% were racially diverse and 36% were female.

As a result, we enter 2023 with a strong and still-improving service product, increasing customer confidence, improving field engagement, and an energized, aligned leadership team.

Digital Transformation
✓ Implemented mobile train reporting and mobile track authority ✓ Enhanced customer-facing apps (NSites, carbon calculator) ✓ Hit milestones with advanced tech initiatives

Talent
✓ Completed leadership transition ✓ Strengthened Operations culture ✓ Improved diversity hiring

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Compensation Components (continued)

Given these achievements, the Committee concluded that actions of management supported a 100% payout of the incentive award tied to progress against the Corporation’s strategic objectives. The corporate performance results for the 2022 annual incentive are detailed below:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Operating Ratio	61.2%	0.0%	50%	0.0%
Operating Income ($ in billions)	$4,949	98.1%	30%	29.4%
Strategic Objectives Progress		100%	20%	20.0%
Total Corporate Performance (rounded)				49.4%

The Committee did not use any discretionary authority to increase the resulting corporate performance for the 2022 annual incentive.

Annual incentive award targets and payout ranges for 2022, as well as the actual annual incentive award payouts for each of the Named Executive Officers for 2022, are:

Named Executive Officer	67% Target Incentive	Range of Potential Payouts	Award Actually Earned
Alan H. Shaw[1]	$1,222,750	$ 0–$2,719,250	$ 901,276
James A. Squires[2]	$ 552,750	$ 0–$1,229,250	$ 407,426
Mark R. George	$ 610,538	$ 0–$1,357,763	$ 450,021
Ann A. Adams and Claude E. Elkins	$ 542,700	$ 0–$1,206,900	$ 400,019
Cynthia M. Sanborn	$ 587,925	$ 0–$1,307,475	$ 433,353

[1]	Based on Mr. Shaw’s salary and incentive opportunity as President for January through April 2022, and as President and CEO from May through December 2022.
[2]	Based on Mr. Squires’ salary and incentive opportunity as Chairman and Chief Executive Officer from January through April 2022.

Under the terms of the EMIP, the annual incentive paid to any individual executive under the plan will not exceed the lesser of three-tenths of one percent of Norfolk Southern’s income from railway operations for the incentive year or ten million dollars.

2023 Annual Incentive Performance Metrics and Weightings

Norfolk Southern outlined a new strategy beginning in 2023 that centers on a balanced approach to:

●	Safely delivering reliable and resilient service,
●	Propelling smart and sustainable growth, and
●	Driving continuous productivity improvements

To align executive incentives with this new strategy, motivate and reward executives for progressing our long-term value creation strategy, and emphasize the imperative of operating safely, the Committee selected 2023 annual incentive goals for the EMIP that are based 70% on financial results, 20% on customer service, and 10% on safety. The specific performance measures selected in these areas include:

●	Operating income (operating revenue less operating expenses), and annual revenue as the financial performance measures. Our continued focus on productivity is reflected in the continued use of operating income, and our inclusion of revenue reflects an emphasis on growth.
●	Customer service measures representing the two primary aspects of our operations: merchandise on-time delivery percentage and intermodal composite percentage. These metrics were selected to incentivize execution of our customer-centric, operations-driven approach to improving service levels as a platform for growth.
●	FRA reportable injury rate and FRA reportable train accident rate as safety performance measures related to our employees and the communities in which we operate.

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Compensation Components (continued)

The Committee established quantitative performance levels for each of these metrics, including threshold, target, and maximum performance levels, and incentive award levels for each performance level, as shown below. This means that 100% of the target 2023 annual incentive awards for EMIP participants are based on achieving quantitative financial, customer service, and safety performance goals. As in 2022, approximately 20% of our management workforce has an annual incentive opportunity in 2023 based on the achievement of the same performance goals that the Committee established under EMIP.

Corporate Performance Percentage

For all officers of the Corporation at the level of Vice President and above, the Committee also included an award modifier in the 2023 annual incentive plan based on employee engagement. The award modifier will apply equally to all officers, and will be based on engagement survey results for all professional and managerial employees company- wide. The modifier can increase officers’ annual incentive awards earned under the 2023 annual incentive plan based on quantitative financial, customer service, and safety performance by up to 20% based on our employee engagement scores compared to benchmarks for US employees across a range of industries.

Long-Term Incentive Awards: We believe the most effective means to achieve long-term corporate performance is to align the interests of our Named Executive Officers with those of our shareholders. The Committee achieves this alignment by granting equity-based awards that are earned based on continued employment, and at least half of which vest on achievement of predetermined performance goals. The Committee believes that the use of long-term incentive compensation for executives reinforces their focus on the importance of returns to shareholders, promotes achievement of long-term performance goals, and encourages executive retention.

For 2022, the Committee allocated the regular annual long-term incentive award to the Chief Executive Officer 60% as performance share units, 15% as stock options, and 25% as restricted stock units, and to the other Named Executive Officers 50% as performance share units, 15% as stock options, and 35% as restricted stock units. Executives were required to enter into an agreement not to engage in competing employment as a condition of receiving the 2022 award.

Performance Share Units: We use performance share units to reward the achievement of performance goals over a three-year period. Performance share units are settled in shares of Norfolk Southern common stock after the Committee certifies the extent to which the performance goals were attained.

For 2022, the Committee again established performance goals based directly on 3-year after-tax return on annual average invested capital (ROAIC), with total shareholder return (TSR) serving as a modifier. The Committee believes ROAIC is an important performance indicator to shareholders of a capital-intensive company such as Norfolk Southern. No payout will be made unless the threshold is achieved for the three-year ROAIC metric. For the 2022 awards, if a threshold or higher payout is met for the ROAIC measure, then the payout may be modified based on our TSR as compared with the shareholder return of the other companies included in the Standard & Poor’s 500 Industrials Index reflecting the return over the entire three-year period, as follows:

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Compensation Components (continued)

Modifier for 2022–2024 Performance Share Units
Percentile Rank of NS 3-Year Total Shareholder Return vs. S&P 500 Industrials Index Companies	Performance Share Unit Multiplier*
≥75th	1.250
50th	No change to the award
≤25th	0.750

*	Performance share unit multiplier is interpolated for percentile rankings between those shown.

Using TSR as a modifier ensures that the final payout is reflective of our performance relative to our peers while placing primary focus on making profitable use of our assets. Overall, the Committee believes that the use of the ROAIC measure, with the TSR modifier, promotes the enhancement of shareholder value and efficient utilization of corporate assets.

To allow shareholders to assess the link between corporate performance and compensation, the Committee is committed to disclosing in this Compensation Discussion and Analysis the achievements for our performance share units at the end of each performance period. The Committee believes, however, that disclosing our long-term targets for ROAIC prospectively would give substantial insight into the Corporation’s confidential, forward-looking strategies, and could therefore place the Corporation and our shareholders at a competitive disadvantage.

Completed 2020-2022 Performance Share Unit Cycle. For the 2020-2022 performance cycle, the performance criterion was based on ROAIC as shown in the table below.

Three-Year Average ROAIC 2020-2022	PSUs Earned Out
≥ 13.3%	200%
13.0%	140%
12.7%	100% Target Performance
11.5%	60%
11.2%	30%
<11.2%	0%

For the 2020-2022 performance cycle, the Corporation’s TSR relative to the other North American Class I railroads was used as a modifier, as shown in the table below.

Modifier for 2020–2022 Performance Share Units
Rank of NS 3-Year Total Shareholder Return vs. Class I Railroads	Performance Share Unit Multiplier
1st	1.250
2nd	1.125
3rd or 4th	No change to the award
5th	0.875
6th	0.750

The three-year average ROAIC for the 2020-2022 performance cycle was 12.4%, resulting in an earnout at 92.5% of target. Our TSR for the period ranked third out of the five North American Class I railroads that remain publicly traded following the acquisition of Kansas City Southern so, as reflected in the chart above, that earnout was not changed based on our TSR performance.

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Compensation Components (continued)

Based on the final earnout of 92.5% for the 2020-2022 performance share units, the Named Executive Officers received the following number of shares of stock of Norfolk Southern Corporation in early 2023, with the earned award reduced upon distribution as required for tax withholding:

Named Executive Officer	PSU Award Granted (#)	PSU Earned Award (#)
Alan H. Shaw	4,350	4,023
James A. Squires	22,050	20,396
Mark R. George	4,920	4,551
Ann A. Adams	4,350	4,023
Claude E. Elkins	590	545
Cynthia M. Sanborn	—	—

Ms. Sanborn did not receive an earnout from the 2020-2022 performance share units as she was not employed by the Corporation in January 2020.

Stock Options: We believe that use of stock options provides us with the ability to retain key employees and at the same time increase shareholder value since the value of the options is only realized if our stock price increases from the date on which the options are granted. For regular stock option awards in 2022, the Committee maintained a four-year cliff-vesting period to encourage retention of key employees and awarded dividend equivalent payments on options during the vesting period. The value of the option awarded is adjusted to recognize the effect of the dividend equivalents.

In January 2022, the Committee granted a one-time award of premium-priced stock options to the Named Executive Officers other than Mr. Squires to align our new executive team and motivate them to drive increased shareholder value over the long term. This one-time award will not be awarded on a regularly recurring basis. To ensure that the executives will realize value from these awards only if our shareholder value increases appreciably, the exercise price of these stock options was set at 110% of the Corporation’s stock price on the grant date. These options will vest 25% per year on each anniversary of the grant date. Dividend equivalent payments will not be made on the shares subject to these options. The stock options under this award are not subject to the provisions of the Executive Severance Plan described on page 57.

The Committee has never issued backdated option grants. Options are priced on the effective date of the grant at or above the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant. In addition, the LTIP prohibits repricing of outstanding stock options without the approval of shareholders.

Under the terms of the LTIP, the effective date of a stock option grant is the date on which the Committee makes the grant or, if granted during a blackout period that precedes the release of our financial information for the prior calendar quarter, the first day on which the Corporation’s common stock is traded after a full trading day has elapsed following the release of the prior quarter’s financial information. This establishes a prospective effective date to price the options.

Restricted Stock Units: We believe that the use of time-based restricted stock units serves as a retention tool for valued members of management. For 2022, the Committee granted restricted stock units that vest ratably over four years beginning on the first anniversary of the date of grant and which settle in shares of Norfolk Southern common stock.

Retirement Plans and Programs: We believe that our Retirement Plan and Supplemental Benefit Plan provide us with the ability to retain key employees over a longer period. Our officers, including our Named Executive Officers, participate in the Retirement Plan, a tax-qualified defined benefit pension plan that is generally provided to all our employees who are not subject to a collective bargaining agreement. The Retirement Plan provides a benefit based on age, service, and a percentage of final average compensation. We also sponsor the Supplemental Benefit Plan, a non-qualified plan that restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans, and provides a retirement benefit for salary or annual incentive that is deferred under our deferred compensation plans. In addition to supporting the goal to retain key employees, the Committee believes the Supplemental Benefit Plan maintains internal equity by ensuring that pension benefit levels are based on relative compensation levels of each participant. Further information on the Retirement Plan and Supplemental Benefit Plan may be found in the narrative to the Pension Benefits Table.

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Compensation Components (continued)

We maintain the Executives’ Deferred Compensation Plan (the “EDCP”) for the benefit of the Named Executive Officers and certain other employees. The purpose of the EDCP is to provide executives with the opportunity to defer compensation, as adjusted for earnings or losses, until retirement or another specified date or event. We do not make any company or matching contributions to the EDCP. Further information on the EDCP may be found in the narrative to the Nonqualified Deferred Compensation Table.

Other Benefits and Perquisites: We provide the Named Executive Officers with certain health and welfare benefits, relocation program benefits, and a tax-qualified 401(k) plan in the same manner that such benefits have been made available to other salaried employees of the Corporation. However, a Named Executive Officer is not eligible for an equity advance against the value of his or her residence in the event of relocation, which is a benefit that is available to all other salaried employees of the Corporation under our relocation program.

The Named Executive Officers receive limited perquisites that the Committee believes are necessary to retain Executive Officers and to enhance their productivity.

Our Board of Directors has specifically directed and requires the Chief Executive Officer to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. The Board believes that such use of the corporate aircraft promotes the best interests of Norfolk Southern by generally ensuring the immediate availability of the Chief Executive Officer and by providing a prompt, efficient means of travel in view of the need for security in such travel. Personal use of Norfolk Southern’s aircraft by the Chief Executive Officer is limited to 60 flight hours per year, with the Chief Executive Officer being obligated to pay the incremental cost for personal use in excess of this amount. For the same reasons, our Board of Directors has determined that the Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes that further our business interests and when the aircraft is not otherwise needed for business use. Non-business use by our other Named Executive Officers is infrequent and is disclosed as necessary in the Summary Compensation Table.

Other perquisites may include executive physicals and certain approved spousal travel. We do not make tax gross-up payments on perquisites for the Named Executive Officers employed at the Executive Vice President level or above, except for tax gross-ups on certain relocation expenses and benefits, consistent with our relocation programs for all management employees.

The Committee reviews perquisites periodically for both appropriateness and effectiveness. However, the value of any perquisites provided to any of the Named Executive Officers is a limited portion of any officer’s compensation. As such, the Committee does not consider perquisites in its analysis of the total compensation package granted to the Named Executive Officers.

We believe that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

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Severance Arrangements and Change-in-Control Agreements

Executive Severance Plan: The Board in 2020 adopted the Executive Severance Plan to meet the needs of the Corporation, its executives, and prospective executives, by providing a severance arrangement similar to that offered by competitors for executive talent. The plan allows our executives to continue to exercise their judgment and perform their responsibilities without the potential for distraction that can arise from concerns regarding their personal circumstances. Executives in positions at the executive vice president level and above and selected senior vice presidents are eligible for benefits under the plan in the event of a qualifying termination.

Benefits under the Executive Severance Plan include:

●	a payment equal to two times the executive’s salary, paid as a lump sum,
●	a prorated annual incentive for time worked during the year in which the employee was severed if the employee was not retirement eligible,
●	either (i) for a retirement-eligible employee, favorable treatment of long-term incentives in accordance with the terms of the Norfolk Southern LTIP, or (ii) for an employee who is not retirement eligible, cash payment for the full value of restricted share units and the option profit on outstanding stock options, and a prorated cash payment for the value of performance share units,
●	lump sum payments of $30,000 and $36,000 for outplacement services and health care coverage, respectively.

To receive the above-listed benefits, an executive must execute a release of any claims against the Corporation, and the release includes non-disparagement, non-competition, and confidentiality covenants. The Executive Severance Plan does not provide any benefits in the event of a change in control.

The Executive Severance Plan eliminates the potential to exceed 2.99 times an executive’s pay plus annual incentive, so it will not be necessary to seek shareholder approval of future severance benefits for executives who receive benefits under the plan.

On November 14, 2022, the Corporation announced that Cynthia Sanborn would be departing from her position as Executive Vice President and Chief Operating Officer, effective January 1, 2023. In connection with her departure, Ms. Sanborn was entitled to severance payments and benefits under the terms of the Norfolk Southern Executive Severance Plan due to termination without cause, which she began receiving within 30 days of January 1, 2023. Please see the Potential Payments upon a Change in Control or Termination of Employment table beginning on page 72 for more information about the payments Ms. Sanborn received as a result of her departure.

Individual Agreement for Payment in Connection with Termination: We entered into an offer letter with Mr. George prior to his hire that provides certain benefits if Mr. George is terminated without “Cause” within sixty months following his November 1, 2019 hire date, as we disclosed in the Form 8-K filed on August 28, 2019. The Committee determined that it was appropriate to include this term in the offer letter to attract Mr. George to join us as our Executive Vice President and Chief Financial Officer and leave his prior employment. For a summary of the material terms of this offer letter, see the discussion in the narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table section of this Proxy Statement, under the heading “Employment and Other Agreements.”

Change-in-Control Agreements: We have entered into change-in-control agreements with our Named Executive Officers to provide certain economic protections to executives in the event of a termination of employment following a change in control. The change-in-control agreements are intended to keep management intact and focused on the best interests of Norfolk Southern and its shareholders in pursuing a potential change-in-control transaction, while serving to eliminate potential management distraction related to the uncertainty of possible job and income loss. The Committee believes that the agreements are reasonable and appropriate. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. The Committee believes this “double trigger” maximizes shareholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination or constructive termination of employment of management. A detailed description of the benefits provided under the change-in-control agreements may be found on page 75.

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Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Our executive compensation program has been carefully considered in light of the applicable tax rules. Section 162(m) of the Internal Revenue Code generally provides that a publicly held company may not deduct compensation paid to certain of its executive officers to the extent such compensation exceeds $1 million per executive officer in any year. The Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives, and that shareholder interests are best served if the Committee’s discretion and flexibility in awarding compensation is not restricted to deductible compensation. Therefore, the Committee has approved compensation for executive officers that was not fully deductible because of Section 162(m), and expects in the future to approve compensation that is not deductible for income tax purposes. Norfolk Southern reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its shareholders.

Share Ownership Guidelines for Officers

Our Board of Directors has established as part of its Corporate Governance Guidelines the following ownership guidelines for shares of Norfolk Southern stock for its officers:

Position	Minimum Value
Chief Executive Officer	5 times annual salary
Executive Vice Presidents	3 times annual salary
Senior Vice Presidents, Vice Presidents	1 times annual salary

Norfolk Southern common stock, stock equivalents held in Norfolk Southern’s 401(k) plan, and restricted stock units held in our LTIP are counted toward these holdings, but unexercised stock options or unvested performance share units are not counted. Officers may acquire such holdings over a five-year period. All officers currently meet these guidelines or are expected to meet the guidelines within the five-year period.

Please refer to the Beneficial Ownership of Stock table on page 89 for a summary of the number of common shares owned by our directors and Named Executive Officers as of March 1, 2023.

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction, and pledging or hedging transactions will not be approved.

Anti-Pledging/Anti-Hedging Policy. All of our Executive Officers are prohibited from entering into pledging transactions or positions regarding the Corporation’s securities.

All of our officers (including Executive Officers) and directors are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s securities, whether granted as part of the officer’s or director’s compensation, or held, directly or indirectly, by the officer or director.

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Policies and Decisions Regarding the Adjustment or Recovery of Awards

While we do not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, the Committee has the discretion to take all actions necessary to protect the interests of shareholders up to and including actions to recover such incentive awards. The performance share awards include a clawback provision to permit the recovery of performance share awards following a material restatement of Norfolk Southern’s financial results. Similarly, the EMIP includes a clawback provision to permit recovery of annual incentives as a result of any material noncompliance with any financial reporting requirement under the securities laws. The long-term incentive award agreements further provide for forfeiture of awards, including after retirement, if the recipient engages in certain competing employment, or if it is determined that the recipient has committed fraud or theft in the course of the recipient’s employment with Norfolk Southern, or if the recipient discloses certain confidential information. Both the LTIP and the EMIP further allow for the reduction, forfeiture, or recoupment of any award as may be required by law. Notwithstanding the foregoing, the Committee is assessing the Corporation’s current clawback policy for potential changes in light of the recently enacted rule mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act and expects to implement any changes following adoption of related rules by the NYSE.

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Executive Compensation Tables

2022 Summary Compensation Table

The following table shows the total compensation awarded to, earned by, or paid to each Named Executive Officer during 2022 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2022. The table also sets forth information regarding fiscal 2021 and 2020 compensation.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) ( j)
Alan H. Shaw[1]	2022	900,000		5,540,524	2,228,262	901,276	0	200,848	9,770,910
President and	2021	616,667		1,448,348	255,584	1,179,500	585,000	277,702	4,362,800
Chief Executive Officer	2020	600,000	89,100	1,394,242	155,015	166,050	1,919,112	18,266	4,341,785
James A. Squires[2]	2022	366,667		7,340,445	1,295,210	407,426	0	205,708	9,615,456
Former Chairman and	2021	1,100,000		7,338,120	1,295,418	3,465,000	755,664	62,740	14,016,942
Chief Executive Officer	2020	1,100,000	272,250	6,672,645	1,177,278	507,375	4,330,908	64,823	14,125,279
Mark R. George	2022	675,000		2,041,089	1,360,099	450,021	253,476	122,806	4,902,491
Executive Vice President and	2021	600,000		1,635,698	288,704	1,134,000	84,216	32,360	3,774,977
Chief Financial Officer	2020	600,000	89,100	1,575,728	174,916	166,050	98,436	33,167	2,737,397
Ann A. Adams	2022	600,000		1,527,400	1,019,747	400,019	0	33,320	3,580,486
Executive Vice President and	2021	600,000		1,448,348	255,584	1,134,000	568,692	32,524	4,039,148
Chief Transformation Officer	2020	600,000	89,100	1,394,242	155,015	166,050	927,816	9,975	3,342,198
Claude E. Elkins Executive Vice President and Chief Marketing Officer	2022	600,000		1,355,255	989,152	400,019	100,980	305,334	3,750,740
Cynthia M. Sanborn[3]	2022	650,000		2,041,089	1,360,099	433,353	228,336	10,614	4,723,491
Former Executive Vice	2021	600,000		1,823,048	321,824	1,134,000	172,236	10,881	4,061,989
President and Chief Operating
Officer	2020	200,000	529,700	2,000,660	0	55,350	16,248	87,670	2,889,628

[1]	Mr. Shaw served as our President from January 1 until May 1, 2022, when he was promoted to President and Chief Executive Officer. His information includes payments and awards received prior to his promotion.

[2]	Mr. Squires served as Chairman and Chief Executive Officer until he retired from such positions, effective May 1, 2022.
Mr. Squires remains a director of Norfolk Southern following such date.

[3]	Ms. Sanborn’s service with the Corporation ended effective January 1, 2023. A listing of the amounts she received and the respective payment dates in connection with this event are set forth in the Potential Payments Upon a Change in Control or Other Termination of Employment table on page 72.

Salary (Column (c))

Reflects salary payable before reduction for elective deferrals to our 401(k) plan, non-qualified deferred compensation plan, or our other plans.

Stock Awards (Column (e))

The amounts reported for Stock Awards are the full grant date fair values of the awards computed in accordance with FASB ASC Topic 718 “Compensation - Stock Compensation.” This column includes Performance Share Units and Restricted Stock Units.

For Performance Share Units, the full grant date fair value is determined consistent with the estimated full accounting cost to be recognized over the three-year performance period, determined as of the end of the month following the grant date under FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. For the grant date fair value of only those awards granted to the Named Executive Officers in 2022, see the Grants of Plan-Based Awards Table.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Summary Compensation Table (continued)

The value of the Stock Awards reported in column (e), calculated in accordance with FASB ASC Topic 718 but assuming the highest level of performance would be achieved is as follows:

Year	A. H. Shaw	J. A. Squires	M. R. George	A. A. Adams	C. E. Elkins	C. M. Sanborn
2022	$10,819,594	$ 15,111,546	$3,842,665	$2,875,491	$2,550,809	$3,842,665
2021	$ 2,725,403	$ 15,108,675	$3,078,698	$2,725,403		$3,431,993
2020	$ 2,788,047	$ 13,737,795	$3,152,170	$2,788,047		$2,000,660

Option Awards (Column (f))

The amounts reported for Option Awards are the full grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported as Non-Equity Incentive Plan Compensation were paid under the EMIP, as more fully described in the Compensation Discussion and Analysis. Amounts reported in this column were earned in the indicated year, and may have been received on a current basis or deferred in accordance with our deferred compensation plans.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

For all the Named Executive Officers, the amounts shown in this column solely represent the aggregate increase in the actuarial present value of the Named Executive Officers’ accumulated benefits under the Retirement Plan and the Supplemental Benefit Plan for 2022. In accordance with SEC rules, any increase or decrease in the present value of the benefits under our Retirement Plan is aggregated with any increase or decrease in the present value of the benefits under our Supplemental Benefit Plan. The change in actuarial present value of the accumulated benefits under the plans was negative for each of Mr. Shaw (-$1,196,244), Mr. Squires ($-516,540) and Ms. Adams (-$135,576) but is shown as zero in the table above in accordance with SEC rules.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual compensation, and the assumptions used to determine the present value, such as the discount rate and mortality assumptions.

All Other Compensation (Column (i))

The amounts reported as All Other Compensation for 2022 include: (i) matching contributions to our Thrift and Investment Plan as follows: $10,675 for each of Mr. Shaw, Mr. Squires, Ms. Adams; $10,406 for Mr. George; $7,625 for Mr. Elkins; and $10,614 for Ms. Sanborn, (ii) premiums paid on individually owned executive life insurance policies under our Executive Life Insurance Plan as follows: Mr. Shaw, $11,086 and Mr. Squires, $14,264, (iii) compensation for Mr. Squires for Board service following his May 1, 2022 retirement as Chairman and Chief Executive Officer, (iv) a lump sum payment of $105,769 for Mr. Squires for unused vacation time as of his retirement date, and (v) event tickets for each of Mr. Shaw, Mr. George, Ms. Adams, and Mr. Elkins.

Norfolk Southern has different relocation programs that offer benefits on a uniform basis to similarly situated management employees who are required to relocate for their employment. One of our Named Executive Officers received benefits under these programs in 2022, and these amounts are included in the amounts reported as All Other Compensation for 2022:

●	In conjunction with Norfolk Southern’s relocation of its corporate headquarters to Atlanta, Georgia, Mr. Elkins received relocation benefits in 2022 under the Corporation’s Corporate Consolidation Relocation Program. Mr. Elkins was subject to the same relocation policy as all other management employees who relocated in connection with the corporate headquarters move. The value of allowances, reimbursements, and benefits provided in connection with Mr. Elkins’ relocation was $181,666.

The relocation programs provide tax gross-ups that are designed to partially offset the taxes an employee incurs on certain relocation benefits that are considered ordinary income under federal and state laws, and the amounts reported as All Other Compensation for 2022 include $48,161 in such tax gross-ups for Mr. Elkins.

The values in this column also include amounts for personal use of the corporate aircraft, as follows: Mr. Shaw, $172,799; Mr. George, $109,255; Ms. Adams, $21,073; Mr. Elkins, $61,598; and Ms. Sanborn, $5,836. With regard to personal use of corporate aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, aircraft maintenance, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Use of corporate aircraft includes use by the Named Executive Officers as permitted by resolution of the Board of Directors. The aggregate incremental cost for personal use of corporate aircraft by our Named Executive Officers is allocated entirely to the highest- ranking Named Executive Officer on the flight. Because corporate aircraft are used primarily for business travel, this calculation excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel.

All perquisites are valued on the basis of aggregate incremental cost to us. All the Named Executive Officers also participated in the Executive Accident Plan, for which there was no aggregate incremental cost.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

2022 Grants of Plan-Based Awards Table

Name and Principal Position (a)	Grant Date (b)	Committee Action Date[2]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other stock awards ($) (i)	All Other Options ($) (j)	Exercise price of options ($) (k)	Grant date fair value of stock and option awards ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Alan H. Shaw[3]			90,000	804,000	1,788,000
			46,875	418,750	931,250
	1/27/2022	1/25/2022				1,605	7,130	17,825				1,959,609
	7/28/2022	4/26/2022				1,370	6,090	15,225				1,559,771
	1/27/2022	1/25/2022							5,060			1,371,159
	7/28/2022	4/26/2022							2,670			649,985
	1/27/2022	1/25/2022								7,500	270.98	588,375
	1/27/2022	1/25/2022								23,940	298.08[4]	1,250,147
	7/28/2022	4/26/2022								5,200	244.83	389,740
James A. Squires			61,875	552,750	1,229,250
	1/27/2022	1/25/2022				4,241	18,850	47,125				5,180,734
	1/27/2022	1/25/2022							7,970			2,159,711
	1/27/2022	1/25/2022								16,510	270.98	1,295,210
Mark R. George			68,344	610,538	1,357,763
	1/27/2022	1/25/2022				983	4,370	10,925				1,201,051
	1/27/2022	1/25/2022							3,100			840,038
	1/27/2022	1/25/2022								4,590	270.98	360,086
	1/27/2022	1/25/2022								19,150	298.08[4]	1,000,013
Ann A. Adams			60,750	542,700	1,206,900
	1/27/2022	1/25/2022				736	3,270	8,175				898,727
	1/27/2022	1/25/2022							2,320			628,674
	1/27/2022	1/25/2022								3,440	270.98	269,868
	1/27/2022	1/25/2022								14,360	298.08[4]	749,879
Claude E. Elkins			60,750	542,700	1,206,900
	1/27/2022	1/25/2022				653	2,900	7,250				797,036
	1/27/2022	1/25/2022							2,060			558,219
	1/27/2022	1/25/2022								3,050	270.98	239,273
	1/27/2022	1/25/2022								14,360	298.08[4]	749,879
Cynthia M. Sanborn			65,813	587,925	1,307,475
	1/27/2022	1/25/2022				983	4,370	10,925				1,201,051
	1/27/2022	1/25/2022							3,100			840,038
	1/27/2022	1/25/2022								4,590	270.98	360,086
	1/27/2022	1/25/2022								19,150	298.08[4]	1,000,013

[1]	The amounts shown represent the full-year threshold, target, and maximum opportunity payable for the annual incentive under the EMIP, as determined at the time that the Compensation Committee made the awards. The amount actually paid as an annual incentive under the EMIP is reported in the Non-Equity Incentive Plan Compensation (column (g)) of the Summary Compensation Table.
[2]	Consistent with past practice and the terms of LTIP, the Committee made all January 2022 equity awards to directors and executive officers effective on the day after a full trading day had elapsed following the release of our fiscal year financial results. Because the Committee meetings at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. See our “Compensation Discussion and Analysis” section for further discussion of our equity award grant practices.
[3]	Shaw was promoted on May 1, 2022. His information includes payments and awards received prior to his promotion to CEO.
[4]	Reflects grants of premium-priced stock options. Further details are set forth below.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Executive Compensation Tables

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (EMIP) (Columns (c), (d), and (e))

These awards were made pursuant to our EMIP and had the potential to be earned upon the achievement of certain performance goals established by the Committee for the fiscal year ended December 31, 2022. For a discussion of the performance goals established by the Committee, see our “Compensation Discussion and Analysis” section beginning on page 36. The Committee targeted a payout of 67% in 2022 in setting the annual performance goals for EMIP incentive awards, and using an annual incentive opportunity equal to 225% of salary for the Chief Executive Officer, 135% of salary for an Executive Vice President, and at 150% of Salary for the President for the months of January through April 2022. Consequently, the target amounts in column (d) assume that the Named Executive Officers earned 67% of the potential EMIP awards that they could have earned using these annual incentive opportunities. The threshold amounts in column (c) assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. The Named Executive Officers earned 49.4% of these EMIP awards based on our performance during 2022, and these incentive amounts are also included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs) (Columns (f), (g), and (h))

These amounts represent grants of performance share units made pursuant to our LTIP. These performance share units will be earned over the performance cycle ending December 31, 2024. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. The LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Committee targeted a payout of 100% in setting the performance goals for performance share unit awards. Consequently, the target amounts in column (g) assume that the Named Executive Officers will earn 100% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts in column (f) assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if the Corporation’s performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units.

All Other Stock Awards (RSUs) (Column (i))

These amounts represent grants of restricted stock units made under our LTIP. For a discussion of the material terms of these restricted stock unit awards, see the narrative discussion which follows this table.

All Other Option Awards (Stock Options) (Columns (j) and (k))

Except as otherwise noted, the non-qualified stock options granted on January 27, 2022 vest (and become exercisable) in a lump sum on the fourth anniversary of the grant date (January 27, 2026). The non-qualified stock options granted to Mr. Shaw on July 28, 2022 vest (and become exercisable) in a lump sum on the fourth anniversary of the grant date (July 28, 2026). The Committee granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. For the options granted on January 27, 2022, the closing price was higher than the average price on the date of grant, so the exercise price shown is the closing price on the date of grant. For the options granted on July 28, 2022, the average price was higher than the closing price, so the exercise price shown is the average price on the date of grant. Also on January 27, 2022, the Committee granted a one-time award of premium-priced stock options to the Named Executive Officers other than Mr. Squires. The exercise price of these stock options was set at 110% of the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. These options will become exercisable 25% per year on each anniversary of the grant date. Dividend equivalent payments will not be made on the shares subject to these premium-priced options.

For a discussion of the other material terms of these option awards, see the narrative discussion which follows this table.

Grant Date Fair Value of Stock and Option Awards (Column (l))

The amounts reported in Column (l) represent the full grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For awards that entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are also computed in accordance with FASB ASC Topic 718.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards: Our LTIP, as last approved by shareholders in 2015, allows for the award of equity-based awards, including nonqualified stock options, restricted stock units, and performance share units to non-employee directors, officers, and other employees of the Corporation.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2022, the award cycle began on January 1, 2022, and ends December 31, 2024. Under the performance share unit awards granted in 2022, corporate performance is measured using three-year average ROAIC for 2022, 2023, and 2024. ROAIC used here is calculated by dividing Norfolk Southern’s net operating profit after-tax (defined as net income excluding interest expense, taxes on interest, and interest on operating lease liabilities) - by the average invested capital (defined as the average of the current and prior year-end shareholders’ equity and total debt balances, which is then adjusted for the effect of capitalizing Norfolk Southern’s operating lease obligations). Target performance for the ROAIC measure translates into a 100% payout factor, while threshold performance for ROAIC results in a 30% payout factor and the maximum performance for ROAIC results in a 200% payout factor; however, if at least the threshold is achieved for the ROAIC measure, the number of units earned will be multiplied by a modifier between 0.75 and 1.25 based on the ranking of the three-year total return to the Corporation’s shareholders as compared with the total shareholder return on the publicly traded stocks of the other companies included in the Standard & Poor’s 500 Industrials Index on January 1, 2023, with the shareholder return measurement reflecting the return over the entire three-year period and using a 20-day average to measure performance at the beginning and the end of the period. Additional discussion of the performance share units can be found in our “Compensation Discussion and Analysis” section beginning on page 36. Performance share units that are earned are distributed in shares of our common stock.

The Human Capital Management and Compensation Committee met on January 24, 2022, to approve the option grants to be awarded in January 2022. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2021, the Committee made these grants effective January 27, 2022. See our “Compensation Discussion and Analysis” section for further discussion of our equity award grant practices.

Our regular stock option awards become exercisable January 27, 2026, or if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the participant’s retirement or death. Dividend equivalent payments are paid in cash to active employees on unvested regular options until the option vesting date in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock.

In January 2022, the Committee also granted a one-time award of premium-priced stock options to the Named Executive Officers other than Mr. Squires. The exercise price of these stock options was set at 110% of the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. These options will become exercisable 25% per year on each anniversary of the grant date. Dividend equivalent payments will not be made on the shares subject to these premium-priced options.

The exercise price of stock options may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise. Except for capital adjustments such as stock splits, the exercise price of a stock option granted under LTIP may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification, or replacement is approved by our shareholders.

The restricted stock units awarded in January 2022 are distributable ratably over a four-year period beginning on the first anniversary of the grant date, and are settled in shares of our common stock. Dividend equivalent payments are paid in cash on restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Receipt of an award under our LTIP in 2022 was made contingent upon the participant’s execution of a non- competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” within two years following retirement.

For 2022, awards to our Named Executive Officers under the EMIP were payable based on our performance relative to pre-determined performance measures established by the Committee in January 2022. Additional discussion of the performance share units can be found in our “Compensation Discussion and Analysis” section beginning on page 36.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table (continued)

The Committee set Mr. Squires’ 2022 incentive opportunity as Chairman and CEO at 225% of his 2022 base salary. The Committee set Mr. Shaw‘s 2022 incentive opportunity as President at 150% of his base salary and set his 2022 incentive opportunity at 225% of his base salary beginning on May 1, 2022 upon his promotion to President and CEO. The Committee set the 2022 incentive opportunity for Executive Vice Presidents at 135% of their 2022 base salaries. The 2022 corporate performance for the EMIP was 49.4%, which when multiplied by each officer‘s incentive opportunity results in the amounts reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the “Compensation Discussion and Analysis” section.

Employment and Other Agreements: Mr. George was hired pursuant to an offer letter agreement dated August 26, 2019, which was filed in a Form 8-K on August 28, 2019, and which sets forth his compensation and certain other benefits effective upon his appointment as Executive Vice President and Chief Financial Officer (“George Offer Letter”). The George Offer Letter provides that although his employment is “at will,” if the Corporation terminates his employment without “Cause” (as defined below) within the first sixty months of his employment, he will receive the following, subject to his execution of a general release of claims against the Corporation:

●	All compensation due as of his termination date, including any applicable annual incentive awards, which awards would be prorated based on his actual employment during the year of termination (payable prior to March 1 of the year following termination); and
●	A waiver of the LTIP provision for termination of awards such that his outstanding LTIP awards would be treated as if he retired, with continued vesting of all unvested shares of LTIP previously granted as of his termination date.

For purposes of the George Offer Letter, “Cause” is defined to mean George‘s (a) indictment, conviction, or plea of nolo contendere to any felony, (b) theft, fraud, or embezzlement resulting in his gain or personal enrichment, or (c) his failure or refusal to substantially perform his duties for the Corporation.

We have no employment agreements or other employment arrangements with our Named Executive Officers.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2022

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date[1]	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2,4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
Alan H.Shaw	20,210			70.32	1/27/2026	11,397	2,808,449	27,071	6,670,713
	13,220			120.25	1/25/2027
	3,480			149.58	1/24/2028
		3,400	[5]	165.79	1/27/2029
		2,960	[6]	214.50	1/29/2030
		4,090	[7]	241.79	1/27/2031
		7,500	[8]	270.98	1/26/2032
		17,955	[9]	298.08	1/26/2032
		5,985	[10]	298.08	1/26/2032
		5,200	[11]	244.83	7/27/2032
James A.Squires	60,300			120.25	1/25/2027	16,992	4,187,169	31,232	7,696,214
	26,080			149.58	5/01/2027
	25,820			165.79	5/01/2027
	22,480			214.50	5/01/2027
	20,730			241.79	5/01/2027
		5,502	[1]	270.98	5/01/2027
Mark R.George		2,250	[5]	189.92	1/27/2029	6,976	1,719,026	11,566	2,850,094
		3,340	[6]	214.50	1/29/2030
		4,620	[7]	241.79	1/27/2031
		14,363	[9]	298.08	1/26/2032
		4,787	[10]	298.08	1/26/2032
		4,590	[8]	270.98	1/26/2032
Ann A. Adams	1,610			104.23	1/26/2025	5,943	1,464,474	9,161	2,257,330
	2,190			120.25	1/25/2027
		940	[12]	204.06	1/27/2029
		500	[13]	173.00	1/27/2029
		2,960	[6]	214.50	1/29/2030
		4,090	[7]	241.79	1/27/2031
		10,770	[9]	298.08	1/26/2032
		3,590	[10]	298.08	1/26/2032
		3,440	[8]	270.98	1/26/2032
Claude E. Elkins	1,610			104.23	1/26/2025	3,538	871,834	5,609	1,382,170
	1,230			70.32	1/27/2026
	1,300			120.25	1/25/2027
		10,770	[9]	298.08	1/26/2032
		3,590	[10]	298.08	1/26/2032
		3,050	[8]	270.98	1/26/2032
Cynthia M. Sanborn		5,150	[14]	241.79	1/01/2023	11,702	2,883,607	11,992	2,954,945
		19,150	[14]	298.08	1/01/2023
		4,590	[14]	270.98	1/01/2023

[1]	For each option award, an expiration date listed for 2026 or after expires on the earlier of the date listed or, if the Named Executive Officer retires before that date, five years after the Named Executive Officer retires.
[2]	The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units as shown in the Number of Shares or Units of Stock That Have Not Vested column, and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2022 (continued)

[3]	These values are based on the $246.42 closing market price of our common stock as of December 30, 2022, which was the last trading day of the Corporation’s fiscal year.
[4]	These amounts represent (i) grants of performance share units made in 2021 pursuant to the LTIP that may be earned out over the three-year period ending December 31, 2023, and (ii) grants of performance share units made in 2022 pursuant to the LTIP that may be earned out over the three-year period ending December 31, 2024. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, in accordance with the SEC requirements for this table, the number of performance share units disclosed is determined by reporting performance based on achieving threshold performance goals, except that if performance during the last completed fiscal year over which performance is measured has exceeded the threshold, then the disclosure is based on the next highest performance measure (target or maximum) that exceeds the last completed fiscal year over which performance is measured. In accordance with this rule, the number of performance share units shown by each Named Executive Officer for these grants is 92.5% for the annual grant of performance share units made in 2021, and 180.0% for the annual grant of performance share units made in 2022, which represents (a) the actual percentage for the ROAIC for each completed year in the performance periods, (b) the target percentage for the uncompleted year in the 2021–2023 performance period, and (c) the maximum percentage for the uncompleted years in the 2022–2024 performance period.
[5]	These options vested on January 28, 2023.
[6]	These options vest on January 30, 2024, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[7]	These options vest on January 28, 2025, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[8]	These options vest on January 27, 2026, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[9]	These options vest ratably over three years beginning on January 27, 2024, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[10]	These options vested on January 27, 2023.
[11]	These options vest on July 28, 2026, or, if the Named Executive Officer retires or dies before that date, the date of retirement or death.
[12]	These options vest on April 25, 2023, or, if the Named Executive Officer dies before that date, the date of death.
[13]	These options vest on August 16, 2023, or, if the Named Executive Officer dies before that date, the date of death.
[14]	These options vested on January 1, 2023, pursuant to the Executive Severance Plan.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2022 (continued)

Name	Unvested Restricted Stock Units	Unearned Performance Share Units	Unit Vest Date
Alan H. Shaw	709		1/28/2023
	1,090		50% in Jan. 2023 and 2024
	1,868		33% in Jan. 2023, 2024, and 2025
	5,060		25% in Jan. 2023, 2024, 2025, and 2026
	2,670		25% in Jul. 2023; Jan. 2024, 2025, and 2026
		3,275	12/31/2023
		23,796	12/31/2024
James A. Squires	2,984		1/28/2023
	4,600		50% in Jan. 2023 and 2024
	6,750		33% in Jan. 2023, 2024, and 2025
	2,658		25% in Jan. 2023, 2024, 2025, and 2026
		19,925	12/31/2023
		11,308	12/31/2024
Mark R. George	538		1/28/2023
	1,230		50% in Jan. 2023 and 2024
	2,108		33% in Jan. 2023, 2024, and 2025
	3,100		25% in Jan. 2023, 2024, 2025, and 2026
		3,700	12/31/2023
		7,866	12/31/2024
Ann A. Adams	665		1/28/2023
	1,090		50% in Jan. 2023 and 2024
	1,868		33% in Jan. 2023, 2024, and 2025
	2,320		25% in Jan. 2023, 2024, 2025, and 2026
		3,275	12/31/2023
		5,886	12/31/2024
Claude E. Elkins	289		1/28/2023
	446		50% in Jan. 2023 and 2024
	743		33% in Jan. 2023, 2024, and 2025
	2,060		25% in Jan. 2023, 2024, 2025, and 2026
		389	12/31/2023
		5,220	12/31/2024
Cynthia M. Sanborn	6,254		50% in Jan. 2023 and 2024
	2,348		33% in Jan. 2023, 2024, and 2025
	3,100		25% in Jan. 2023, 2024, 2025, and 2026
		4,126	12/31/2023
		7,866	12/31/2024

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Option Exercises and Stock Vested in 2022

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired	Realized	Shares	Realized
	on Exercise	on Exercise	Acquired	on Vesting
Name	(#)	($)[1]	on Vesting (#)[2]	($)[2]
Alan H. Shaw	0	0	8,407	2,155,514
James A. Squires	196,171	33,914,562	39,068	9,967,403
Mark R. George	0	0	6,404	1,592,672
Ann A. Adams	0	0	6,735	1,699,737
Claude E. Elkins	0	0	1,872	489,689
Cynthia M. Sanborn	0	0	3,908	1,055,988

[1]	Represents the difference between the price of the underlying common stock on the day of exercise and the exercise price of the option(s).
[2]	Represents the aggregate number of (1) restricted stock units that vested and were distributed during fiscal 2022, multiplied by the average of the high and low of the market price of the underlying shares on the vesting date, and (2) performance share units that vested during fiscal 2022, which shares were distributed on January 26, 2023, multiplied by the average of the high and low of the market price of the underlying shares on December 30, 2022, which was the last trading day of the Corporation’s fiscal year.

Retirement Benefits

2022 Pension Benefits Table

The following table shows, as of December 31, 2022, each Named Executive Officer‘s years of credited service, present value of accumulated benefit, and benefits received, if any, under each of (i) the tax-qualified Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the nonqualified Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Alan H. Shaw	Retirement Plan	29	1,103,136	0
	SERP	29	5,336,088	0
James A. Squires	Retirement Plan	30.25	1,294,197	55,161
	SERP	30.25	20,464,934	868,814
Mark R. George	Retirement Plan	3.17	91,668	0
	SERP	3.17	354,756	0
Ann A. Adams	Retirement Plan	22.42	693,372	0
	SERP	22.42	2,109,552	0
Claude E. Elkins	Retirement Plan	35	1,332,828	0
	SERP	35	1,841,724	0
Cynthia M. Sanborn	Retirement Plan	2.33	101,688	0
	SERP	2.33	315,132	0

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Narrative to Pension Benefits Table

The Retirement Plan is a defined benefit pension plan that covers substantially all of the management employees of Norfolk Southern Corporation. Benefits payable under the Retirement Plan are subject to current Internal Revenue Code limitations, including a limitation on the amount of annual compensation for purposes of calculating eligible compensation for a participant under a qualified retirement plan. The SERP is a restoration plan that generally provides for the payment of benefits in excess of the Internal Revenue Code limits, which benefits vest in the same manner that benefits vest under the Retirement Plan.

Under the Retirement Plan and the SERP, each Named Executive Officer can generally expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years (for Mr. George and Ms. Sanborn, the five highest consecutive years) out of the last ten years of creditable service multiplied by a percentage equal to 1.5% times total years of creditable service, but not in excess of 40 years of creditable service (which would be equivalent to a maximum of 60% of such average compensation), less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary, awards under the EMIP and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement (although there may be a six- month delay in payment of benefits that accrued under the SERP after January 1, 2005, if required by Section 409A of the Internal Revenue Code) and, upon the Named Executive Officer‘s death, to his or her spouse on a joint-and- survivor-annuity basis.

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer‘s accumulated benefits under our defined benefit plans as of December 31, 2022, which is the pension plan measurement date we use for financial reporting purposes. Mr. Squires retired effective May 1, 2022 without any benefit reduction due to age. For purposes of the table, we assume: a retirement age of 60 for Mr. Shaw, Ms. Adams, and Mr. Elkins; and a retirement age of 62 for Mr. George and Ms. Sanborn. For each of these Named Executive Officers, the age listed is the earliest age at which each may retire under the plans without an age-based benefit reduction, and none of those officers had reached the listed age as of December 31, 2022. Neither Mr. George nor Ms. Sanborn is vested in the benefit shown in the table, since both have less than five years of service with Norfolk Southern Corporation, and the accrued benefit shown is subject to forfeiture until each officer has achieved five years of credited service. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 12 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

We have no policy with regard to granting extra years of credited service.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Deferred Compensation

Our Named Executive Officers may have deferred the receipt of portions of their compensation under the EDCP. The table and narrative below describe the material elements of the EDCP.

2022 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[2]
Alan H. Shaw	0	0	(5,432)	0	24,222
James A. Squires	0	0	(498,052)	0	3,638,245
Mark R. George	1,086,888	0	(228,843)	0	1,124,588
Ann A. Adams	0	0	0	0	0
Claude E. Elkins	0	0	(29,429)	0	154,935
Cynthia M. Sanborn	283,500	0	(61,576)	0	409,020

[1]	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.
[2]	Of these amounts, the following has previously been reported as compensation to the Named Executive Officer in our Summary Compensation Tables ending with the fiscal year ended December 31, 2022: Mr. Squires, $2,127,866; Mr. George, $236,871; and Ms. Sanborn, $180,000.

Narrative to Nonqualified Deferred Compensation Table

The 2022 Nonqualified Deferred Compensation table presents amounts deferred under the EDCP. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Participants may defer up to 50% of base salary and 100% of annual incentive payments to the EDCP, and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The amounts credited to a participant will be distributed, in accordance with the participant’s elected distribution options, in one lump sum or a stream of annual cash payments.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the EDCP, the Board, in its discretion, may reduce the earnings on deferrals. The adjusted rate may not be less than the lesser of one-half the rate of earnings otherwise provided for in the EDCP or 7%.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Potential Payments Upon a Change in Control
or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with the Corporation.

Post Employment Benefits

The benefits to be provided to our Named Executive Officers in the event of a termination occurring on December 31, 2022, due to retirement, involuntary separation, death, disability, or a change in control are quantified in the table below. As of December 31, 2022, Mr. George and Ms. Adams were not eligible to retire under our retirement plans. Mr. Squires is not listed below as he retired as Chairman and CEO effective May 1, 2022. The amounts shown for Ms. Sanborn reflect that in connection with her departure, effective January 1, 2023, she was entitled to severance payments and benefits under the Executive Severance Plan, as set forth in the table below. This analysis otherwise assumes that on December 31, 2022:

●	for a Retirement, the executive retired as of that date;
●	for an Involuntary Separation, the executive’s employment was terminated as of that date (and the executive elected to retire if he or she is retirement eligible);
●	for a Death, the executive dies on that date;
●	for a Disability, the executive became disabled on that date;
●	for a Change in Control, (i) a change in control of the Corporation occurred, as defined in the applicable change- in- control agreements, and (ii) the executive’s employment with us was terminated without cause; and
●	the annual incentive and performance share units for the performance period ending on December 31, 2022, were fully earned as of that date and thus excluded from the amounts shown in the table.

	Retirement	Involuntary Separation	Death	Disability	Change in Control
Alan H. Shaw
Severance Pay		8,053,239			6,347,022
Performance Share Units	5,642,279	5,642,279	5,642,279	5,642,279
Unvested Stock Options	395,830	395,830	732,833	732,833
Restricted Stock Units	2,808,449	2,808,449	2,808,449	2,808,449
Life Insurance Proceeds			2,850,000
TOTAL	8,846,558	16,899,797	11,696,557	9,183,560	6,347,022
Mark R. George
Severance Pay		1,866,021			3,843,758
Performance Share Units		3,120,293	3,120,293	3,120,293
Unvested Stock Options		255,128	255,128	255,128
Restricted Stock Units		1,719,026	1,719,026	1,719,026
Life Insurance Proceeds			1,000,000
TOTAL		6,960,468	6,094,447	5,094,447	3,843,758
Ann A. Adams
Severance Pay		4,788,308			3,416,674
Performance Share Units			2,577,430	2,577,430
Unvested Stock Options			189,948	189,948
Restricted Stock Units			1,464,474	1,464,474
Life Insurance Proceeds			1,000,000
TOTAL		4,788,308	5,231,852	4,231,852	3,416,674

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Post Employment Benefits (continued)

Retirement		Involuntary Separation	Death	Disability	Change in Control
Claude E. Elkins
Severance Pay		1,266,000			3,416,674
Performance Share Units	1,079,566	1,079,566	1,079,566	1,079,566
Unvested Stock Options
Restricted Stock Units	871,834	871,834	871,834	871,834
Life Insurance Proceeds			1,000,000
TOTAL	1,951,400	3,217,400	2,951,400	1,951,400	3,416,674
Cynthia M. Sanborn
Severance Pay		1,367,611
Performance Share Units		1,914,067
Unvested Stock Options		23,845
Restricted Stock Units		2,883,607
Life Insurance Proceeds
TOTAL		6,189,130

This table does not include the pension benefits reflected in the Pension Benefits Table, or the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table. In addition, this table does not quantify the benefits that would be payable under the Corporation‘s Long-Term Disability Plan to any of our Named Executive Officers who terminated employment as a result of total disability.

Severance Pay: For an Involuntary Separation for each of Mr. Shaw, Mr. George, Ms. Adams, and Mr. Elkins, reflects an amount payable under our Executive Severance Plan, as described in the Compensation Discussion and Analysis. For Ms. Sanborn, reflects the amount paid under the terms of our Executive Severance Plan as a result of her Involuntary Separation effective January 1, 2023.

For a Change in Control, these amounts represent the sum of base salary plus target annual incentive pay times 2.99 for Mr. Shaw, Mr. George, Ms. Adams, and Mr. Elkins.

Performance Share Units: For Retirement, Death, or Disability, these amounts represent the estimated dollar value of the annual grants of performance share units to be earned during the performance cycles ending December 31, 2022, and December 30, 2023, assuming an earnout of 200.0% for the grants of performance share units made in 2021 and 111.3% for the grants of performance share units made in 2022, and in each case multiplied by $246.42, the closing stock price on December 30, 2022, the last trading day of the Corporation’s fiscal year. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, these percentages represent the actual percentage achieved for each completed year in the performance cycle for the ROAIC measure and the 100% target percentage achievement for each uncompleted year in the performance period. Estimated amounts for the performance cycles ending December 31, 2022, and December 31, 2023, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the executives would forfeit these awards but for retirement or death benefit provisions under our LTIP, we have included these awards here as well. If a participant retires, dies, or becomes disabled before the end of the performance period, the awards are calculated and earned at the end of the performance period as if the participant had not retired or died; however, these awards are subject to forfeiture in certain situations following retirement or disability including if the participant engages in competing employment or violates a confidentiality agreement.

For Involuntary Separation, Mr. Shaw and Mr. Elkins were each eligible to retire as of December 31, 2022; accordingly, had employment of either of them been terminated by us on that date, each would have been entitled to the retirement benefits described above. For an Involuntary Separation for Mr. George, the table reflects that his performance share units would be treated as if he retired as provided in his August 2019 offer letter.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Post Employment Benefits (continued)

Unvested Stock Options: For Retirement and Death, these amounts represent the value of the 2019, 2020, and 2021 unvested stock options for the Named Executive Officer for which vesting is accelerated to the date of retirement or death. The amounts further represent the value of the unvested stock options for the Named Executive Officers for which vesting is not accelerated as a result of Retirement, Disability, or Death; however, because the Named Executive Officers would forfeit these awards but for the retirement, disability, or death provisions of the LTIP and their LTIP award agreements, we have included the value of these unvested stock options as well. Amounts in these columns do not include the value of vested, unexercised stock options. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of each Named Executive Officer’s vested, unexercised options.

For Involuntary Separation, Mr. Shaw and Mr. Elkins were each eligible to retire as of December 31, 2022; accordingly, had employment of either of them been terminated by us or by them on that date, each would have been entitled to the retirement benefit provisions under the LTIP for his unvested stock options. For an Involuntary Separation for Mr. George, the table reflects that his unvested stock options would be treated as if he retired as provided in his August 26, 2019 offer letter.

For a Change in Control, this table does not report the value of vested options held by each Named Executive Officer as of December 31, 2022. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options.

Restricted Stock Units: For Retirement, Death, and Disability, these amounts represent the dollar value of restricted stock units based on the $246.42 closing stock price on December 30, 2022, the last trading day of the Corporation’s fiscal year. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement, death, or disability benefit provisions of the LTIP and their LTIP award agreements, we have included these amounts here as well. If a participant retires or becomes disabled before the end of the restriction period, the awards are delivered at the end of the restriction period as if the participant had not retired or become disabled; however, these awards are subject to forfeiture in the event the participant “engages in competing employment” following retirement and before the end of the restriction period.

For Involuntary Separation, Mr. Shaw and Mr. Elkins were each eligible to retire as of December 31, 2022; accordingly, had employment of either of them been terminated by us or by them on that date, each would have been entitled to the retirement benefit provisions under the LTIP for his restricted stock units. For an Involuntary Separation for Mr. George, the table reflects that his restricted stock units would be treated as if he retired as provided in his August 26, 2019 offer letter.

For a Change in Control, the change-in-control agreements do not provide for the acceleration of any unvested restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of the LTIP, they will forfeit any unvested restricted stock units if their employment is terminated for any reason other than retirement, disability, or death. The Committee has the authority under the LTIP to waive any restrictions on restricted stock units.

Life Insurance Proceeds: These amounts represent the life insurance proceeds payable upon the death of the executive officer while employed. In addition to the amounts listed in the table, if a Named Executive Officer died or was totally and permanently disabled for at least 12 months, in either case as a result of an accident that was covered under the insurance policy that provides benefits under the Executive Accident Plan, then the Named Executive Officer (in the case of disability) or his or her beneficiary (in the case of death) would receive a $400,000 lump-sum payment from the insurance company.

Post-Retirement Life Insurance: Under our frozen Executive Life Insurance Plan, upon retirement, the remaining premiums on a participant’s life insurance policy must be paid in the minimum number of level annual premiums allowable. The retiree life insurance policy amount for Mr. Shaw was $87,000. The other Named Executive Officers are not covered by the Corporation’s Executive Life Insurance Plan.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Change-in-Control Agreements

Generally: We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers employed as of the end of the fiscal year. A Named Executive Officer will only receive the benefits provided under these agreements if:

●	a change in control of Norfolk Southern occurs, and
●	within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability, or mandatory retirement, or the Named Executive Officer terminates his or her employment with us for “good reason.”

Definition of Change in Control: Generally, under these agreements, a change in control is defined as:

●	a merger, sale of all or substantially all of our assets, or similar fundamental transaction which results in our shareholders holding less than 80% of the voting power of the combined company;
●	a shareholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;
●	a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two- thirds of directors who had at least two years of service at the time of the director’s nomination or election;
●	any person or organization acquires more than 20% of our voting stock; or
●	a determination by the Board that an event similar to those listed above has occurred or is imminent.

Benefits Payable upon Termination Following a Change in Control: The Human Capital Management and Compensation Committee approved a form of change-in-control agreement in 2016 which limits new severance agreements with senior executives to 2.99 times the sum of the executives’ base salary plus annual incentive.

Norfolk Southern has entered into the new change-in-control agreement with each of Mr. Shaw, Mr. George, Ms. Adams, and Mr. Elkins.

Events Triggering Change-in-Control Payments: If a Named Executive Officer terminates employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay the Named Executive Officer the benefits provided under the change-in-control agreement:

●	the Named Executive Officer is not elected or reelected to the office held immediately prior to the change in control, or if serving as a director he or she is removed as a director;
●	the Named Executive Officer’s salary or annual incentive opportunity is materially reduced below the amounts in effect prior to the change in control;
●	we terminate or materially reduce the value or scope of the Named Executive Officer’s perquisites, benefits, and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs, or arrangements in which he or she is participating immediately prior to the change in control and which have substantial value;
●	the Named Executive Officer determines in good faith that following the change in control, he has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities, or duties attached to the position he or she held immediately prior to the change in control;
●	the successor to the change in control does not assume all of our duties and obligations under the change-in- control agreement;
●	we require that the Named Executive Officer relocate his or her principal location of work in excess of 50 miles from his or her employment location immediately prior to the change in control, or that the Named Executive Officer travel away from his or her office significantly more than was required immediately prior to the change in control; or
●	there is any material breach of the change-in-control agreement by us or our successor.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Change-in-Control Agreements (continued)

However, if we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay the benefits provided under his or her change-in-control agreement. “Cause” is defined as any of the following if the result of the same is materially harmful to us:

●	an intentional act of fraud, embezzlement, or theft in connection with the executive’s duties or in the course of his or her employment with us;
●	intentional wrongful damage to our property;
●	intentional wrongful disclosure of secret processes or of our confidential information; or
●	intentional violation of The Thoroughbred Code of Ethics or, as applicable, our Code of Ethical Conduct for Senior Financial Officers.

Requirement Not to Compete Following a Change in Control: In exchange for the benefits provided under the change-in-control agreements, the Named Executive Officers agreed that if they accept benefits payable or provided under the agreements, they may not engage in specified competing employment for a period of one year from the date they are terminated following the change in control.

Retirement

As of December 31, 2022, Mr. Shaw and Mr. Elkins were each eligible to retire and choose to receive the full amount of the accrued pension benefits disclosed in the Pension Benefits Table. None of the other Named Executive Officers employed on December 31, 2022 were eligible to retire as of that date. See “Termination for Any Other Reason” below for a discussion of the benefits to which Ms. Adams and Mr. George would have been entitled had either of them been terminated as of December 31, 2022. Each Named Executive Officer would have been entitled to receive the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Death or Disability

Death: If any of the Named Executive Officers had died on December 31, 2022, that Named Executive Officer’s spouse would have been eligible for the pension benefits disclosed in the Pension Benefit Table (reduced on account of the Named Executive Officer’s death) and the Named Executive Officer’s designated beneficiaries would have been eligible for the deferred compensation benefits disclosed in the Nonqualified Deferred Compensation Table.

Disability: If Mr. Shaw or Mr. Elkins had become disabled on December 31, 2022, either could have elected to retire and receive the benefits set forth above under “Retirement.” For any other Named Executive Officer, each would be entitled to disability benefits under the Corporation’s Long-Term Disability Plan equal to one-half of the Named Executive Officer’s base salary reduced by disability, retirement, or sickness benefits paid from the Railroad Retirement Board and further reduced by other qualifying benefits as provided in the Long-Term Disability Plan.

Termination for Any Other Reason

As noted above, Mr. Shaw and Mr. Elkins were each eligible to retire as of December 31, 2022; accordingly, had employment of either of them been terminated by us or by them as of that date, each would have been entitled to the benefits set forth above under “Retirement.” If Ms. Adams had terminated employment as of December 31, 2022, she would have been eligible for the accrued pension benefit disclosed in the Pension Benefits Table beginning at age 60. Mr. George was not eligible for the benefits shown in the Pension Benefits Table as he did not yet have five years of service as of December 31, 2022.

In addition to these pension benefits, each Named Executive Officer would have been entitled to receive the deferred compensation benefits disclosed in the Nonqualified Deferred Compensation Table.

We have an Executive Severance Plan that is applicable to all executives at the level of Executive Vice President or above and selected Senior Vice Presidents, as described in our Compensation Discussion and Analysis. The Executive Severance Plan provides the following severance benefits if an eligible executive’s employment is terminated other than for “cause” or for disability under our long-term disability plan, or is terminated by the executive for “good reason” (each term as defined in the Executive Severance Plan). Benefits under the Executive Severance Plan include:

●	a payment equal to two times the executive’s salary, paid as a lump sum;
●	a prorated annual incentive for time worked during the year in which the employee was severed if the employee was not retirement eligible;
●	either (i) for a retirement eligible employee, favorable treatment of long-term incentives in accordance with terms of the LTIP, or (ii) for employees who are not retirement eligible, cash payment for the full value of restricted share units, the option profit on outstanding unvested stock options based on the closing price of the Corporation’s stock on the severance date, and a prorated cash payment for the value of performance share units; and
●	lump sum payments of $30,000 and $36,000 for outplacement services and health care coverage, respectively.

If Mr. George’s employment had been terminated by us for a reason other than for “Cause,” then as provided in his August 26, 2019 offer letter, he would have been treated as retirement-eligible for purposes of the Executive Severance Plan.

Norfolk Southern Corporation	Page 77	www.norfolksouthern.com

Executive Compensation | 2023 Annual Meeting and Proxy Statement

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, on May 1, 2023, Mr. Shaw will be eligible to nominate one or more tax-exempt institutions to receive up to $100,000 in the aggregate from Norfolk Southern following his death. See “Non-Employee Director Compensation Table - Directors’ Charitable Award Program” above for more information regarding this program.

Requirement Not to Compete

In addition to restrictions imposed under our change-in-control agreements, awards under the LTIP are subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete. See section captioned “Requirement Not to Compete Following a Change in Control” for a description of additional non-compete restrictions on our Named Executive Officers.

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a shareholder-approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require shareholder approval. The Board in July 2020 revised the limit to specifically exclude retention of outstanding long-term incentive awards to be consistent with the newly adopted Executive Severance Plan. Most recently, the Executive Severance Plan was revised in November 2022 to clarify that employees above the level of Executive Vice President are covered under the plan, including the Chief Executive Officer (who was not previously subject to such plan).

Compensation Policy Risk Assessment

The Human Capital Management and Compensation Committee has assessed the risks arising from Norfolk Southern’s compensation policies and practices for all employees to determine whether such policies or practices are reasonably likely to have a material adverse effect on the Corporation. As part of this assessment, in 2023, the Committee engaged Pay Governance, an independent compensation consultant, to conduct a compensation risk analysis and report its findings to the Committee. Based on the observations and findings of Pay Governance’s assessment, as well as its own considerations, the Committee determined that Norfolk Southern’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.

Pay Ratio Disclosure

The ratio of the annual compensation of Alan H. Shaw, our President and Chief Executive Officer (our “CEO”) to the median annual compensation of our other employees in 2022 is 88 to 1. We used the same median employee that we identified in 2022 for purposes of this disclosure. There has been no significant change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure for 2022. A complete description of the methodology we previously used to identify the estimated median employee can be found in our 2022 and 2021 Proxy Statements.

The determination of the median employee is an estimate, and other companies may use different methodologies and assumptions in determining the median employee. The pay ratio for other companies may not be comparable to the ratio we present due to different methodologies and assumptions, different employee populations, and different compensation structures.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

As in 2022, we used the following methodology to determine the median employee’s annual compensation, and to determine annual compensation for our CEO:

●	We calculated each element of the median employee’s compensation for 2022 in accordance with the SEC rules for reporting compensation in the Summary Compensation Table of the proxy. Under this calculation, the median of the annual total compensation of all employees of the Corporation, other than our CEO, was $114,015. We included in this calculation the value of the employer-provided health and welfare benefits provided under the Railroad Employees National Health and Welfare Plan, a collectively bargained multiemployer plan. We excluded from this calculation an amount paid to the median employee during 2022 that was attributable to back pay.
●	The terms and conditions of the median employee’s employment, including the rate of the employee’s pay and benefits, were established under a collective bargaining agreement negotiated between Norfolk Southern Corporation and a labor union. Approximately 80% of our employees are covered by collective bargaining agreements with twelve labor unions. The remainder of our workforce is composed of management employees. In December 2022, updated collective bargaining agreements that included retroactive pay rate increases and other benefits had been ratified or enacted through legislative action for all twelve unions. As a result, these collective bargaining agreements included a one-time payment of back pay in December 2022. However, we do not believe these changes would significantly impact the pay ratio disclosure for 2022.
●	For the annual total compensation of Mr. Shaw, we used the amount reported in the “total” column (column (j)) of our Summary Compensation Table included in our Proxy Statement, but increased that total by $204,649 to annualize the salary and annual incentive Mr. Shaw would have received if he had served as CEO for the entire year, and further increased it by $19,059 to include the value of the employer-provided health and welfare benefits so as to maintain consistency between the annual total compensation of our CEO with the annual total compensation for the median employee. This resulted in annual compensation of $10,013,677 for Mr. Shaw for purposes of determining the pay ratio. Information about the objectives of our executive compensation program and the process that the Human Capital Management and Compensation Committee of our Board of Directors used to establish Mr. Shaw’s compensation for 2022, including the Committee’s engagement of an independent compensation consultant to assist in determining the appropriate level of pay, can be found in our “Compensation Discussion and Analysis” section which begins on page 36.

Norfolk Southern Corporation	Page 79	www.norfolksouthern.com

Executive Compensation | 2023 Annual Meeting and Proxy Statement

Pay Versus Performance Table and Related Disclosure

Tabular Disclosure of Pay Versus Performance

					Average Summary	Average	Value of Initial Fixed $100 Investment on January 1, 2019, Based On:			After-Tax
Year (a)	Summary Compensation Table Total for PEO 1[1] (b)	Summary Compensation Table Total for PEO 2[2] (b)	Compensation Actually Paid to PEO 1[1,4] (c)	Compensation Actually Paid to PEO 2[2,4] (c)	Compensation Table Total for Non-PEO NEOs[3] (d)	Compensation Actually Paid to Non-PEO NEOs[3,4] (e)	Norfolk Southern Total Shareholder Return (f)	Peer Group Total Shareholder Return[5] (g)	Net Income ($000,000) (h)	Return on Average Invested Capital[6] (i)
2022	9,770,910	9,615,456	10,444,401	1,969,194	4,239,302	4,343,073	$134	$130	3,270	14.1%
2021		14,016,942		25,072,294	4,059,729	5,783,924	$159	$155	3,005	12.7%
2020		14,125,279		12,202,837	3,976,507	2,785,700	$125	$122	2,013	10.4%

[1]	PEO 1: Alan H. Shaw, President and Chief Executive Officer
[2]	PEO 2: James A. Squires, Former Chairman and Chief Executive Officer
[3]	The following non-principal executive officer (PEO) named executive officers (NEOs) are reflected in the averages in columns (d) and (e): For 2022, Mr. George, Ms. Sanborn, Ms. Adams, and Mr. Elkins. For 2021, Mr. Shaw, Mr. George, Ms. Sanborn, and Ms. Adams. For 2020, Mr. Shaw, Mr. George, Ms. Sanborn, Ms. Adams, John M. Scheib, former EVP and Chief Strategy Officer, and Michael J. Wheeler, former EVP and Chief Operating Officer.
[4]	To calculate compensation actually paid, the following amounts were deducted from and added to Summary Compensation Table total compensation:

Summary Compensation Table to Compensation Actually Paid Reconciliation

	PEO 1 Alan H. Shaw	PEO 2 James A. Squires			Average of Non-PEO Named Executive Officers
Components of Compensation	2022	2022	2021	2020	2022	2021	2020
Summary Compensation Table (SCT) Total	9,770,910	9,615,456	14,016,942	14,125,279	4,239,302	4,059,729	3,976,507
Deductions From SCT Total
Stock Awards and Option Awards Value	7,768,786	8,635,655	8,633,538	7,849,923	2,923,483	1,869,285	1,724,829
Change in Pension Value and Nonqualified Deferred Compensation Earnings	0	0	755,664	4,330,908	145,698	352,536	1,060,874
Additions to SCT Total (i)
Year-End Fair Value of Equity Awards Granted During the Year	8,454,540	2,779,743	15,693,011	7,624,632	3,356,392	3,222,747	1,467,833
Change in Value During the Year of Prior-Year Awards Remaining Unvested	(315,106)	(1,317,775)	3,559,965	2,783,555	(325,891)	482,210	(561,200)
Change in Value During the Year of Prior-Year Awards Vesting During the Year	(171,620)	(1,162,243)	479,785	(803,615)	(87,289)	41,915	(85,018)
Dividend Equivalent Payments Made on Unvested Awards	151,836	108,009	66,306	36,322	82,338	73,219	62,225
Current-Year Pension Service Cost	326,777	581,659	646,536	617,495	149,516	127,665	634,196
Value of Changes in Pension Plan	(4,150)	0	(1,049)	0	(2,115)	(1,739)	76,860
Compensation Actually Paid	10,444,401	1,969,194	25,072,294	12,202,837	4,343,073	5,783,924	2,785,700

(i)	Amounts were calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown. Fair values for equity awards were determined as of each measurement date using valuation methodologies and assumptions consistent with those used to estimate fair value at grant under US GAAP. The valuation assumptions used to estimate the year-end fair value of performance share units (PSUs) differed from those used for grant-date estimates in that they took into account the most recent estimated earnout percentage of the awards at each year end, and updated Monte Carlo simulations of relative total shareholder returns for Norfolk Southern and the relevant peer companies; and the vesting-date value of PSUs was calculated using the actual earnout percentage for the performance period. Year-end and vesting-date valuations of outstanding stock options used a shorter expected option term than the 7 years used for grant-date fair values to take into account the passage of time, and used updated risk-free interest rates to reflect changes in market interest rates between the grant date and the valuation dates. Both the year-end and vesting date valuations of PSUs, stock options and restricted stock units used current share prices as of each valuation date, rather than the grant-date share price.

Norfolk Southern Corporation	Page 80	www.norfolksouthern.com

Executive Compensation | 2023 Annual Meeting and Proxy Statement

Tabular Disclosure of Pay Versus Performance (continued)

[5]	The peer group total shareholder return calculations shown in column (g) are based on the Standard & Poor’s (S&P) Railroad Stock Price Index.
[6]	After-tax return on average invested capital (ROAIC) used here is calculated by dividing Norfolk Southern’s net operating profit after-tax (defined as net income excluding interest expense, taxes on interest, and interest on operating lease liabilities, and adjusted for the effect of capitalizing Norfolk Southern’s operating lease obligations) by the average invested capital (defined as the average of the current and prior year-end shareholders’ equity and total debt balances, which is then adjusted for the effect of capitalizing Norfolk Southern’s operating lease obligations). Management believes this non-GAAP financial measure provides useful supplemental information to investors in evaluating the efficiency and effectiveness of our long-term capital investments. In addition, we currently use ROAIC as a performance measure in determining certain elements of equity compensation for our executives.

Most Important Performance Measures to Determine Compensation Actually Paid

The five items listed below represent the most important performance measures we used to determine compensation actually paid to our named executive officers in 2022, as described in the Compensation Discussion and Analysis (CD&A) sections titled “Annual Incentive” and “Long-Term Incentive Awards”.

Most Important Performance Measures
After-tax return on average invested capital
Operating ratio
Operating income
Total shareholder return
Progress toward the Corporation’s strategic objectives

Norfolk Southern Corporation	Page 81	www.norfolksouthern.com

Executive Compensation | 2023 Annual Meeting and Proxy Statement

Supplemental Graphs

COMPENSATION ACTUALLY PAID COMPARED TO TSR

As shown in the chart below, compensation actually paid (CAP) to the PEOs and the non-PEO NEOs is aligned with total shareholder return on Norfolk Southern’s stock. This is primarily because the majority of compensation to the named executive officers is in the form of long-term, stock-based incentives which are tied directly to stock price, as described in the CD&A report. Mr. Squires’ CAP was reduced substantially in 2022 due to his retirement on May 1 and the resulting pro-rata forfeiture of the stock incentives granted to him in that year, and partial-year payment of his salary and annual incentive award. Similarly, John M. Scheib, former EVP and Chief Strategy Officer, resigned during 2020, forfeiting some of his outstanding stock incentive awards and reducing the average CAP to non-PEO NEOs for that year.

COMPENSATION ACTUALLY PAID COMPARED TO NET INCOME

As shown in the chart below, Norfolk Southern’s net income has increased steadily while CAP to the PEOs and other NEOs has varied significantly each year. This is primarily because the majority of compensation to the named executive officers is in the form of long-term, stock-based incentives which are sensitive to changes in stock price. Compensation to our named executive officers is not tied directly to net income, although annual incentive awards are partially based on operating income.

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Executive Compensation | 2023 Annual Meeting and Proxy Statement

Supplemental Graphs (continued)

COMPENSATION ACTUALLY PAID COMPARED TO AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (ROAIC)

As described in the CD&A report, three-year average ROAIC is the primary performance measure that determines the number of shares earned under our performance share unit (PSU) awards, and 50% or more of our named executive officers’ long-term incentive awards are made in PSUs. Three-year average ROAIC is calculated by averaging the one-year ROAIC performance for each year of the applicable three-year performance period. Because of ROAIC’s impact on the number of PSU awards earned, we believe that after-tax ROAIC is the most important financial performance measure used in determining CAP to our named executive officers. As required by SEC guidance, we are presenting our one-year ROAIC for each listed year, rather than our three-year average ROAIC.

As shown in the chart below, Norfolk Southern’s annual after-tax ROAIC has increased significantly, and CAP to the PEOs and other NEOs is generally aligned with this performance measure. However, because the majority of compensation to the named executive officers is in the form of stock-based incentives, total shareholder return has a more significant effect on CAP.

TOTAL SHAREHOLDER RETURN COMPARED TO S&P RAILROAD STOCK PRICE INDEX

As shown in the chart below, Norfolk Southern’s total shareholder return (TSR) compared favorably with the peer group during this period. The pandemic triggered severe supply chain disruptions that negatively impacted freight rail service during the later portion of this period and pressured shareholder returns for Norfolk Southern and the peer group.

Norfolk Southern Corporation	Page 83	www.norfolksouthern.com

Shareholder Proposal

ITEM 5	Shareholder proposal regarding street name and non-street name shareholders’ rights to call a special meeting

The Board of Directors opposes the proposal for the reasons set forth in the “Board of Directors’ Statement in Opposition,” which appears directly after Mr. Chevedden’s supporting statement.

John Chevedden, whose address is 2215 Nelson Avenue, Redondo Beach, California, has notified the Corporation of his intention to present the proposal printed below for shareholder consideration at the Annual Meeting. Mr. Chevedden has furnished evidence of his ownership of 10 shares of the Corporation’s Common Stock, which he has owned for at least three years prior to the date he submitted his proposal.

We have printed verbatim the text of Mr. Chevedden’s proposal and his supporting statement. His proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of Mr. Chevedden.

Text of Mr. Chevedden’s proposal and supporting statement:

Proposal 5 - Special Shareholder Meeting Improvement

Shareholders ask our Board to take the steps necessary to amend the appropriate company governing documents to give 10% of street name shareholders and non-street name shareholders an equal right to call for a special shareholder meeting and to clear up any ambiguity that could tend to make the rights of street name shareholders less than the rights of non street name shareholders in regard to formal participation in the call for a special shareholder meeting.

One of the main purposes of this proposal is to give all shareholders, including street name shareholders, the right to formally participate in calling for a special shareholder meeting to the fullest extent possible and to clear up any ambiguity on whether street name shareholders can formally participate in calling for a special shareholder meeting without converting their shares to another class of stock.

Currently it takes a theoretical 20% of all shares outstanding to call for a special shareholder meeting.

It then may appear that all the shares that are held in street name are 100% disqualified from participating in the calling of a special shareholder meeting. If 50% of Norfolk Southern shares are held in street name then it would take 40% of non-street name shares (20% times 2) to call for a special shareholder meeting.

A right for 40% of a limited class of shareholders to call a special shareholder meeting, and excluding all other shareholders, is not much of a right for the Board to brag about. Plus NSC shareholders have no right to act by written consent.

Calling for a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call for a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.

Management will have an incentive to genuinely engage with shareholders, instead of stonewalling, if shareholders have a realistic Plan B option of calling a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement - Proposal 5

Norfolk Southern Corporation	Page 84	www.norfolksouthern.com

Shareholder Proposal | 2023 Annual Meeting and Proxy Statement

Board of Directors’ Statement in Opposition

Your Board has carefully considered this proposal seeking to modify our special meeting bylaw provisions and believes it would not enhance shareholder value and is not in the best interests of the Corporation and all of its shareholders. We recommend that you vote AGAINST this proposal for the reasons discussed below.

Norfolk Southern already offers its shareholders (regardless of how shares are held) a meaningful and balanced right to call a special meeting.

Your Board recognizes the importance of giving shareholders a meaningful right to call special meetings in appropriate circumstances. This right already expressly applies to all Norfolk Southern shareholders, regardless of whether you are a beneficial owner (meaning you hold your shares through a bank or broker, often referred to as a street name holder) or a record holder (often referred to as a non-street name holder). Any interpretation to the contrary is inconsistent with our bylaws, which include express language that provides (i) how beneficial owners are included in the calculation of the requisite percentage to request a special meeting, and (ii) the precise documentation required in connection with any such request. Meaning, the adoption of this proposal is unnecessary as street name and non-street name holders already have equal rights to call a special meeting.

Our special meeting threshold is based on shareholder feedback and current market standards and strikes the appropriate balance between promoting shareholder rights and protecting the interests of all shareholders.

Our bylaws provide for shareholders representing 20% of outstanding shares to call a special meeting, a threshold that was selected in part based on feedback from our shareholders. At last year’s annual shareholder meeting, a majority of our shareholders re-affirmed our existing threshold as a similar proposal from Mr. Chevedden seeking a 10% ownership threshold to call a special meeting did not pass.

Following last year’s annual meeting, and consistent with our practice of regularly engaging with our shareholders during the fall, we contacted shareholders representing approximately half of our outstanding shares and ultimately engaged with shareholders representing approximately 33% of our outstanding shares. During such engagements, we specifically sought shareholder feedback on our existing special meeting threshold, and none of these shareholders raised the existing special meeting threshold (or potential eligibility criteria) as an area of particular concern.

The Board also considered market standards across the S&P 500 companies and determined that our existing 20% ownership threshold continues to be consistent with, or lower than, the thresholds of the majority of other S&P 500 companies that offer shareholders the right to call a special meeting.

Based on the Board’s assessment of the factors detailed above, we continue to believe that our existing special meeting threshold reflects best practice, is consistent with shareholder feedback, and strikes the appropriate balance between providing shareholders with a meaningful right to call a special meeting when an extraordinary matter arises, on the one hand, and protecting the interests of all of our shareholders from the significant corporate governance concerns presented by this shareholder proposal.

For instance, if we reduced our ownership threshold to 10%, as requested by the proposal, a small minority of shareholders could use the special meeting platform solely to advance their own special or short-term agenda, without regard to the long-term interests of Norfolk Southern and its broader shareholder base. In addition, special meetings require considerable time, effort, and resources, including significant costs in legal and administrative fees, as well as costs for preparing, printing, and distributing materials and soliciting proxies. Your Board believes that given this significant use of time and resources, special meetings should only be convened when urgent and extraordinary matters merit shareholder attention before the next regularly scheduled annual meeting. The existing 20% threshold ensures that the time and costs associated with a special meeting will only be incurred when a meaningful percentage of shareholders agree that the need for such a meeting is critical.

Norfolk Southern has demonstrated an ongoing commitment to corporate governance best practices.

Your Board has carefully considered evolving corporate governance practices and has adopted policies and practices that ensure shareholders have significant rights and protections. Among others, our corporate governance program includes the following best practices:

●	Leadership of the Board by an independent Board Chair (effective May 1, 2022);
●	Annual election of each member of the Board and a director majority voting policy;
●	A director resignation policy that requires any director who does not receive a majority of the votes cast for election to tender his or her resignation;
●	A clear mechanism that enables shareholders to communicate directly with the Board;
●	An ongoing commitment to engage and listen to our shareholders (as more fully described in the “Shareholder Engagement” section of this Proxy Statement), including the provision of governance-related feedback to our Board and relevant Board committees;
●	Ongoing review and refreshment of Board membership; and
●	An annual say-on-pay vote.
Norfolk Southern Corporation	Page 85	www.norfolksouthern.com

Shareholder Proposal | 2023 Annual Meeting and Proxy Statement

More information about our governance practices is described in “Corporate Governance and the Board” section of this Proxy Statement.

When viewed together with Norfolk Southern’s strong corporate governance practices, shareholder feedback, and current market standards, the Board believes that Norfolk Southern offers our shareholders a meaningful right to call a special meeting (regardless of how shares are held), and the existing 20% special meeting threshold ensures an appropriate level of support among shareholders is required to call a special meeting. Lowering the threshold, as requested by this proposal, would increase the potential for the unnecessary use of corporate resources and disruption to our operations. The additional change requested by this proposal is unnecessary, as our bylaws already provide shareholders with equal rights to call a special meeting (regardless of how shares are held). Therefore, the Board believes the adoption of this proposal would not enhance shareholder value and is not in the best interests of the Corporation and all of its shareholders.

For the reasons stated above, the Board of Directors unanimously recommends that you vote AGAINST this proposal.
Norfolk Southern Corporation	Page 86	www.norfolksouthern.com

Shareholder Proposal | 2023 Annual Meeting and Proxy Statement

Shareholder Proposal Deadlines

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2024 Annual Meeting of Shareholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, 650 W. Peachtree St., NW, Atlanta, Georgia 30308, as follows:

To be eligible for inclusion in our Proxy Statement and form of proxy, shareholder proposals must be received no later than December 1, 2023. To be eligible to be presented from the floor for vote at the meeting, shareholder proposals must be received during the period that begins November 1, 2023, and ends December 1, 2023.

Shareholder Recommendations and Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Any such recommendation should include:

●	biographical information on the candidate, including all positions held as an employee, officer, partner, director, or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience;
●	a description of any relationship between the candidate and the recommending shareholder;
●	a statement requesting that the Board consider nominating the individual for election as a director;
●	written consent of the proposed candidate to being named as a nominee; and
●	proof of the recommending shareholder’s stock ownership.

Recommendations by shareholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, 650 W. Peachtree St., NW, Atlanta, Georgia 30308. To ensure that the Governance and Nominating Committee will have adequate time to consider all candidates, shareholder recommendations must be received no later than December 1, 2023, in order to be considered for nomination for election at the 2024 Annual Meeting of Shareholders.

A shareholder may directly nominate an individual for election as director instead of (or in addition to) recommending a candidate for the Governance and Nominating Committee’s consideration. Unless allowed under our “Proxy Access for Director Nominations” bylaw provision, which was adopted by our Board in 2016, or required by SEC regulations, shareholder nominees will not appear in our Proxy Statement or on the proxy card for the annual meeting. Our proxy access bylaw provision permits a group of shareholders holding 3% of our outstanding shares for at least 3 years, and who otherwise comply with the Corporation’s Bylaws, to nominate up to 20% of the Board of Directors (with a minimum of 2 nominees), with up to 20 shareholders permitted to aggregate their holdings to reach the 3% threshold.

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Shareholder Proposal | 2023 Annual Meeting and Proxy Statement

Shareholder Recommendations and Nominations (continued)

Shareholders wishing to nominate an individual for election as a director at an annual meeting must comply with our “Nominations of Directors” Bylaw provision. A copy of our Bylaws is available on our website, www.norfolksouthern.com, on the “Invest in NS” page under “Corporate Governance Documents.” For such nominations to be eligible for inclusion on the ballot at the 2024 Annual Meeting of Shareholders, the nominations must comply with the “Nomination of Directors” Bylaw provision and must be received during the period that begins November 1, 2023, and ends December 1, 2023. In addition to satisfying the foregoing advance notice requirements under the Corporation’s Bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024.

Other Matters

The Board of Directors does not know of any other matters to be presented at the 2023 Annual Meeting, other than as noted elsewhere in this Proxy Statement. If other matters are properly brought for a vote before the 2023 Annual Meeting or at any postponement or adjournment thereof, your proxy gives authority to the persons named as proxies on the proxy card or voting instruction form to vote on these matters in accordance with their best judgment. The Chair may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted.

Norfolk Southern Corporation	Page 88	www.norfolksouthern.com

Stock Ownership Information

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

Beneficial Ownership of Stock

Based solely on our records and our review of the most recent Schedule 13G filings with the SEC, the following tables show information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of our common stock, our only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group[1] 100 Vanguard Blvd., Malvern, PA 19355	18,533,329[1]	8.01%[1]
Common Stock	BlackRock, Inc.[2] 55 East 52nd Street, New York, NY 10055	15,733,548[2]	6.8%[2]

[1]	The Vanguard Group reported in its Schedule 13G/A that it beneficially owned 8.01% of our common stock as of December 31, 2022, and that as of that date, it had sole voting power with respect to none of these shares, shared voting power with respect to 425,329 of these shares, sole investment power with respect to 17,504,705 of these shares, and shared investment power with respect to 1,028,624 of these shares.
[2]	BlackRock, Inc. reported in its Schedule 13G/A that it beneficially owned 6.8% of our common stock as of December 31, 2022, and that as of that date, it had sole voting power with respect to 14,049,336 of these shares, shared voting power with respect to none of these shares, and sole investment power with respect to all of these shares.

The following table shows, as of March 1, 2023, the beneficial ownership of our common stock for:

(1)	each director and each nominee;
(2)	our principal executive officer, our principal financial officer, and each of the other three most highly compensated Executive Officers based on total compensation for 2022 (collectively, the “Named Executive Officers”); and
(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. Each individual director and each Executive Officer, as well as all the directors and Executive Officers together as a group, beneficially own less than 1% of the shares of our common stock outstanding as of March 1, 2023.

Name	Shares of Common Stock[1]		Name	Shares of Common Stock
Thomas D. Bell, Jr.	27,630	[2]	Claude Mongeau	16,878	[2]
Mitchell E. Daniels, Jr.	5,950	[2]	Jennifer F. Scanlon	5,036	[2]
Marcela E. Donadio	6,007	[2]	Alan H. Shaw	80,894	[3]
John C. Huffard, Jr.	2,234	[2]	James A. Squires	124,320	[4]
Christopher T. Jones	2,166	[2]	John R. Thompson	15,093	[2]
Thomas C. Kelleher	3,323	[2]	Ann A. Adams	22,693	[5]
Steven F. Leer	84,457	[2]	Claude E. Elkins	10,935	[6]
Michael D. Lockhart	33,942	[2]	Mark R. George	16,397	[7]
Amy E. Miles	15,320	[2]	Cynthia M. Sanborn	2,791
21 Directors and Executive Officers as a group (including the persons named above)				479,662	[8]
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Stock Ownership Information | 2023 Annual Meeting and Proxy Statement

Beneficial Ownership of Stock (continued)

[1]	Each director and each Executive Officer has sole voting and investment power with respect to his or her shares, except with respect to: 27 shares over which Ms. Donadio has shared voting and investment power through other accounts; 68 shares held in two trusts in which Mr. Huffard had disclaimed beneficial ownership; 84 shares held in two trusts for the benefit of Ms. Scanlon’s children over which Ms. Scanlon has disclaimed beneficial ownership; 32,613 shares owned by Mr. Squires’ spouse and attributable to Mr. Squires, 20,000 shares held indirectly by Mr. Squires in a grantor retained annuity trust for which Mr. Squires is a trustee, and 2,002 shares held in two irrevocable trusts for the benefit of Mr. Squires’ children over which Mr. Squires has disclaimed beneficial ownership.
[2]	For directors elected to the Board before January 2015, includes a one-time grant of 3,000 restricted shares to each non-employee director when that director was first elected to the Board. These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed. The amounts reported also include restricted stock units which are vested and would be distributable within 60 days of a director leaving the Board: Mr. Bell, 22,460; Mr. Daniels, 5,230; Ms. Donadio, 5,980; Mr. Huffard, 2,166; Mr. Jones, 2,166; Mr. Kelleher, 3,323; Mr. Leer, 79,987; Mr. Lockhart, 0; Ms. Miles, 12,320; Mr. Mongeau; 2,528; Ms. Scanlon, 4,427; Mr. Squires, 8,798; and Mr. Thompson, 12,042. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving the Board. See “Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units. The amounts reported also include shares credited to certain directors’ accounts in a Dividend Reinvestment Plan. The amounts reported do not include: (a) 750 restricted stock units awarded pursuant to the LTIP to directors who were serving on the Board on January 26, 2023, which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2023, (b) 29,430 restricted stock units awarded under the LTIP for Mr. Lockhart, which units will ultimately be settled in shares of common stock but because Mr. Lockhart has elected to have those awards distributed in ten annual installments beginning in the January after he ceases to be a director, the stock would not be issuable within 60 days of March 1, 2023, and thus is not considered common stock that is beneficially owned for SEC disclosure purposes, and (c) NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock, as follows: Mr. Huffard, 1,069; Mr. Kelleher, 1,757; Mr. Leer, 42,319; and Mr. Lockhart, 15,107.
[3]	lncludes 1,823 shares credited to Mr. Shaw’s account in our Thrift and Investment Plan; and 46,295 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Shaw has the right to acquire beneficial ownership within 60 days of March 1, 2023.
[4]	lncludes 160,912 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days of March 1, 2023; 32,613 shares owned by Mr. Squires’ spouse and attributable to Mr. Squires; 20,000 shares held indirectly by Mr. Squires in a grantor retained annuity trust for which Mr. Squires is a trustee; and 2,002 shares held in irrevocable trusts for the benefit of Mr. Squires’ children and for which Mr. Squires has disclaimed beneficial ownership.
[5]	Includes 7,390 shares subject to stock options granted pursuant to our LTIP with respect to which Ms. Adams has the right to acquire beneficial ownership within 60 days of March 1, 2023.
[6]	Includes 128 shares credited to Mr. Elkins’ account in our Thrift and Investment Plan; and 7,730 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. Elkins has the right to acquire beneficial ownership within 60 days of March 1, 2023.
[7]	Includes 7,037 shares subject to stock options granted pursuant to our LTIP with respect to which Mr. George has the right to acquire beneficial ownership within 60 days of March 1, 2023.
[8]	Includes 2,145 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 68,452 shares subject to stock options granted to Executive Officers pursuant to our LTIP with respect to which the participant has the right to acquire beneficial ownership within 60 days of March 1, 2023; and the shares (including shares subject to stock options) attributable to Mr. Squires described above in footnote four. For officers, this amount does not include restricted stock units which will ultimately be settled in shares of common stock upon the satisfaction of applicable vesting requirements but which do not vest within 60 days of March 1, 2023.

Delinquent Section 16(a) Reports: Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers (and any persons beneficially owning more than 10 percent of a class of our stock) to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4, and 5, as appropriate, with the SEC. Based solely on our review of copies of Forms 3, 4, and 5 available to us, or written representations that no Forms 5 were required, we identified one Form 4 for four current Executive Officers (Messrs. Shaw, Elkins, George, and Ms. Adams), two former Executive Officers (Mr. Allison and Ms. Kleine), and one director (Mr. Squires) that, due to administrative error, was filed three days late in January 2022 with respect to performance share unit payouts for the performance cycle that ended on December 31, 2021.

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Voting and Proxies

This Proxy Statement and the proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Shareholders to be held on May 11, 2023. The following questions and answers provide guidance on how to vote your shares.

We Want to Hear From You - Vote Today

Who can vote? Shareholders who are record owners of our common stock as of the close of business on March 3, 2023, are entitled to notice of and to vote at the 2023 Annual Meeting.

As of the close of business on Friday, March 3, 2023, the record date, 247,948,907 shares of our common stock were issued and outstanding. Of those shares, 227,628,130 shares were owned by shareholders entitled to one vote per share. The remaining 20,320,777 shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

What will I be voting on? Shareholders will be voting (i) to elect directors of Norfolk Southern (Item 1); (ii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm (Item 2); (iii) on an advisory basis, on executive compensation as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and disclosures in this Proxy Statement (Item 3); (iv) the frequency of advisory resolution on executive compensation (Item 4), and (v) a shareholder proposal regarding street name and non-street name shareholders’ rights to call a special meeting, if properly presented at the meeting (Item 5). Items 3 and 4 are being provided as required by Section 14A of the Securities Exchange Act of 1934.

Our Board of Directors is recommending that shareholders vote FOR Items 1, 2, and 3, and ONE YEAR on Item 4, and AGAINST Item 5.

How will these matters be decided at the Annual Meeting?

Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
1. Election of the 13 directors named in the proxy statement for a one-year term	Majority of votes cast	Not counted as votes cast and therefore no effect.	FOR EACH NOMINEE
2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023	Majority of votes cast	Abstentions are not counted as votes cast and therefore no effect. Brokers have discretionary authority to vote without direction from the beneficial owner. If cast, the votes count.	FOR
3. Approval of advisory resolution on executive compensation	Majority of votes cast	Not counted as votes cast and therefore no effect.	FOR
4. Frequency of advisory resolution on executive compensation	Majority of votes cast	Not counted as votes cast and therefore no effect.	ONE YEAR
5. A shareholder proposal regarding street name and non- street name shareholders’ rights to call a special meeting	Majority of votes cast	Not counted as votes cast and therefore no effect.	AGAINST

If you sign and return the proxy card without specifying your vote on a particular voting item, your shares will be voted in accordance with the Board Recommendation unless you revoke your proxy before the shares are voted.

We have a majority voting standard for election of directors. Each director nominee who receives a majority of the votes cast will be elected. Any current director who does not meet this standard must, pursuant to our Bylaws, promptly tender resignation to the Board of Directors for consideration by our Governance and Nominating Committee.

How many shares are needed at the Annual Meeting to constitute a quorum? The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2023 Annual Meeting is necessary to constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Who is soliciting my proxy? The Board of Directors is soliciting your proxy to vote your shares at the 2023 Annual Meeting. If you give the Board of Directors your proxy, your shares will be voted in accordance with the selections you indicate on the proxy card.

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Voting and Proxies | 2023 Annual Meeting and Proxy Statement

Who is paying for this solicitation? Norfolk Southern pays the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks, and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other employees may solicit proxies by telephone, facsimile, electronic mail, or personal interview; they receive no additional compensation for doing so. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated cost of $20,000, plus reasonable out-of-pocket expenses.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”? If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company LLC, you are considered a “shareholder of record” with respect to those shares. If your shares are held in a brokerage account or bank, broker, or other nominee, you are considered the “beneficial owner” of such shares.

How do I vote if I am a shareholder of record? If you are the record owner of any shares of our common stock (the shares are registered in your name) and received your materials by mail, you may vote your shares by completing, signing, and dating the proxy card and mailing it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

You also may vote by telephone or the Internet in the manner described on the proxy card or the Notice of Internet Availability.

Finally, you may attend the Annual Meeting via the Internet and vote during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NSC2023 and entering the 16-digit number that is printed in the box marked by an arrow included in the proxy card or voting instruction card mailed to you. Please have your notice in hand when you access the website and then follow the instructions. Even if you plan to participate in the Annual Meeting, we recommend that you vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to participate in the Annual Meeting.

How do I vote if I am a beneficial owner of the shares? If you are the beneficial owner of any shares (the shares are held in street name by a broker, bank, or other nominee), which is therefore the record holder of your shares), you may submit your voting instructions to the record holder using the voting instruction card if you requested these materials by mail or in the manner described on the Notice of Internet Availability. The record holder will then vote your shares in accordance with your voting instructions. You can only vote online during the virtual Annual Meeting if you have a legal proxy from the record holder (the broker, bank, or other nominee that holds your shares) assigning its voting authority to you. Please promptly contact the record holder that holds your shares for instructions on how to obtain a legal proxy if you intend to vote online during the virtual Annual Meeting.

Shares held in street name by a broker may be voted on certain matters even if the beneficial owner does not provide the broker with voting instructions; brokers have the authority under NYSE listing standards to vote shares for which their customers - the beneficial owners - do not provide voting instructions on certain “routine” matters. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Item 2) is considered a routine matter for which brokers may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The election of directors (Item 1), approval of advisory resolution on executive compensation (Item 3), the frequency of advisory resolution on executive compensation (Item 4), and the shareholder proposal regarding street name and non-street name shareholders’ rights to call a special meeting (Item 5) are not considered routine matters, and a broker cannot vote shares it holds in street name on these items if it has not received voting instructions from the beneficial owner of the shares with respect to these items.

How do I vote if I own common stock through an employee plan? If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, you will receive a voting instruction form from the trustee of that plan. Your instructions submitted by mail, over the telephone, or by Internet serve as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If your instructions are not received by the trustee by 11:59 P.M. Eastern Daylight Time on May 8, 2023, the trustee will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item pursuant to the voting instructions received by the trustee from the other participants in the respective plan. While employee plan participants may instruct the trustee how to vote their plan shares, employee plan participants cannot vote their plan shares during the Annual Meeting.

What if I change my mind after I vote? Any shareholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting new voting instructions over the telephone or the Internet; (c) delivering a new, validly completed, later-dated proxy card; or (d) joining the 2023 virtual Annual Meeting and voting during the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares, by joining the Annual Meeting via the Internet and voting during the Annual Meeting. Employee plan participants may change their voting instructions by submitting new voting instructions to Broadridge Financial Solutions, Inc. prior to 11:59 P.M. Eastern Daylight Time on May 8, 2023.

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Voting and Proxies | 2023 Annual Meeting and Proxy Statement

How do I participate in the Annual Meeting? The Annual Meeting will be a virtual shareholder meeting through which you can listen to the meeting, submit questions and vote online. Only shareholders or their legal proxies may participate in the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NSC2023 and entering the 16-digit number that is printed in the box marked by an arrow included in the proxy card or voting instruction card mailed to you. We recommend that you log in a few minutes before the Annual Meeting to ensure you are logged in when the meeting starts. Online access will begin at 8:15 A.M. Eastern Daylight Time. There will be no physical location for in-person attendance at the Annual Meeting.

The virtual meeting is supported across different online browsers and devices (desktops, laptops, tablets and cell phones). Please be certain you have the most updated version of the applicable software and plugins. Also, you should ensure that you have a strong internet connection from wherever you intend to participate in the Annual Meeting.

We are committed to ensuring that shareholders who attend the virtual Annual Meeting are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation. The virtual format allows our shareholders the ability to review and/or participate in the Annual Meeting, including the live, online Q&A portion of the annual meeting. The virtual meeting format enhances participation by providing an opportunity for participation by all of our shareholders from around the globe, and the virtual meeting format aligns with our broader sustainability goals.

What if I need technical assistance accessing or participating in the virtual Annual Meeting? If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 8:00 A.M. Eastern Daylight Time on May 11, 2023.

Can I ask questions at the Annual Meeting? This year’s virtual Annual Meeting will include questions submitted online both live and in advance. Questions that are not relevant to the business of the Annual Meeting will be addressed in the Q&A portion of the Annual Meeting.

You may submit a question in advance of the meeting at www.proxyvote.com by logging in with the 16-digit number printed in the box marked by an arrow included in your proxy card or voting instruction card. Once you are past the login screen, click on “Questions for Management,” type in your question and click “Submit.”

Live questions may be submitted online beginning shortly before the start of the meeting by typing your question in the “Ask a Question” box in the Annual Meeting portal, at www.virtualshareholdermeeting.com/NSC2023 and clicking submit.

We will try to answer all shareholder questions, subject to time constraints. We ask that you limit your written question to a brief item that is relevant to the Annual Meeting or our business. Questions may be ruled as out of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. To avoid repetition, we may group questions by topic with a representative question read aloud and answered.

What is householding? As permitted by the Securities Exchange Act of 1934, we may deliver a single copy of the Annual Report and Proxy Statement, or the Notice of Internet Availability, to multiple record shareholders sharing an address. This is known as householding. Upon request, we will promptly deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the 2022 Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Denise W. Hutson, Corporate Secretary, Norfolk Southern Corporation, 650 West Peachtree Street, NW, Atlanta, Georgia 30308 (Corporate_Secretary@nscorp.com or telephone 470-463-0400).

Are votes confidential? Who counts the votes? We have policies in place to safeguard the confidentiality of proxies and ballots. Broadridge Financial Solutions, Inc., Edgewood, NY, which we have retained to tabulate all proxies and ballots cast at the 2023 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual shareholders vote on any matter. However, when a shareholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

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2023
2023
2023
NORFOLK
SOUTHERN

NORFOLK SOUTHERN

www.norfolksouthern.com

© 2023 Norfolk Southern Corporation | All Rights Reserved | 11.020123.328565.PRINT

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V09701-P87724 2. Rati f icat ion of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2023. 5. A shareholder proposal regarding street name and non-street name shareholders’ rights to call a special meeting. 4. Frequency of advisory resolution on executive compensation. The Board of Directors recommends you vote AGAINST item 5: 3. Approval of the advisory resolution on executive compensation, as disclosed in the proxy statement for the 2023 Annual Meeting of Shareholders. NOTE: In addition, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! NORFOLK SOUTHERN CORPORATION ATTN: RICHARD D. JOHNSON 650 W. PEACHTREE STREET, NW ATLANTA, GA 30308 1b. Mitchell E. Daniels, Jr. 1a. Thomas D. Bell, Jr. 1f. Thomas C. Kelleher 1c. Marcela E. Donadio 1d. John C. Huffard, Jr. 1e. Christopher T. Jones 1g. Steven F. Leer 1h. Michael D. Lockhart 1i. Amy E. Miles 1j. Claude Mongeau 1k. Jennifer F. Scanlon 1l. Alan H. Shaw 1m. John R. Thompson 1. Election of Directors Nominees: NORFOLK SOUTHERN CORPORATION The Board of Directors recommends you vote FOR items 1-3, and ONE YEAR on item 4: For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! Three Years One Year Two Years Abstain ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Wednesday, May 10, 2023. Have this form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. Then follow the instructions. During The Meeting - Go to www.virtualshareholdermeeting.com/NSC2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Wednesday, May 10, 2023. Have this form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

V09702-P87724 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PROXY NORFOLK SOUTHERN CORPORATION 650 W. PEACHTREE STREET, NW, ATLANTA, GEORGIA 30308 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2023 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints and authorizes Nabanita C. Nag and Denise W. Hutson and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern Corporation common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Shareholders of Norfolk Southern Corporation to be held virtually at www.virtualshareholdermeeting.com/NSC2023 on Thursday, May 11, 2023, at 8:30 a.m., Eastern Daylight Time, and at any adjournments, postponements, or rescheduling thereof, upon the matters more fully set forth in the Proxy Statement dated March 31, 2023, and to transact such other business as properly may come before the meeting. The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 31, 2023. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern Corporation common stock are expressly revoked hereby. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS, AND APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION; FOR “ONE YEAR” ON THE FREQUENCY OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION; AND “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING STREET NAME AND NON-STREET NAME SHAREHOLDERS’ RIGHTS TO CALL A SPECIAL MEETING. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be signed on the reverse side.)